Exhibit 99.1

EXPLANATORY NOTE
Sorrento Therapeutics, Inc. (“Sorrento,” the Company,” “we,” “us” or “our”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (the “Form 8-K”) to reissue certain financial information and related disclosures included in its report on Annual Report on Form 10-K for the year ended December 31, 2018, originally filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2019, as amended (the “Form 10-K”) solely to reflect a recent change in segment reporting.
As previously reported, during the quarter ended March 31, 2019, the Company realigned its businesses into two operating and reportable segments, Sorrento Therapeutics and Scilex. This new segment alignment is consistent with how the company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance.
This Exhibit 99.1 updates the information in the following items as initially filed in order to reflect the change in segment reporting discussed above: Part I, Item 1 (Business); Part II, Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations); and the Index to Consolidated Financial Statements (Item 8) and all pages appearing thereafter in the Form 10-K. Except as described above, the items included in Exhibit 99.1 do not reflect events occurring after the Company filed the Form 10-K and do not modify or update the disclosures therein in any way. Without limitation of the foregoing, the Form 8-K, including this Exhibit 99.1, does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations or the risk factors contained in the Form 10-K or Item 1.A-“Risk Factors” of the Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or becoming known to management subsequent to the date of filing of the Form 10-K. Therefore, the Form 8-K (including this Exhibit 99.1) should be read in conjunction with the Form 10-K and the Company’s other periodic and current reports on Form 10-Q and Form 8-K. All references to “this Form 10-K” or “this Annual Report on Form 10-K” in this Exhibit 99.1 shall refer to the Form 10-K, as updated by this Exhibit 99.1.

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Exhibit 99.1

FORWARD-LOOKING STATEMENTS
The Form 8-K (including this Exhibit 99.1) contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements. The forward-looking statements are contained principally in Item 1—“Business,” Item 1.A—“Risk Factors” and Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” but appear throughout the Form 8-K. Examples of forward-looking statements include, but are not limited to our expectations, beliefs or intentions regarding our potential product offerings, business, financial condition, results of operations, strategies or prospects and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “opportunity,” “plan,” “potential,” “predicts,” “seek,” “should,” “will,” or “would,” and similar expressions and variations or negatives of these words. These forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information currently available to management, all of which are subject to change. Such forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and could cause our actual results and the timing of certain events to differ materially and adversely from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed under Item 1.A-“Risk Factors” in the Form 10-K. Furthermore, such forward-looking statements speak only as of the date of the Form 8-K or the Form 10-K, as applicable. Except as described under the heading “above, the items included in Exhibit 99.1 do not reflect events occurring after the Company filed the Form 10-K and do not modify or update the disclosures therein in any way. Without limitation of the foregoing, the Form 8-K, including this Exhibit 99.1, does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K or Item 1.A-“Risk Factors” of the Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or becoming known to management subsequent to the date of filing of the Form 10-K. Therefore, the Form 8-K (including this Exhibit 99.1) should be read in conjunction with the Form 10-K and the Company’s other periodic and current reports on Form 10-Q and Form 8-K. We undertake no obligation to update or revise publicly any forward-looking statements to reflect events or circumstances after the date of such statements for any reason, except as otherwise required by law.
PART I

Item 1.	Business.
Overview
Sorrento Therapeutics, Inc. (Nasdaq: SRNE), together with its subsidiaries (collectively, the “Company”, “we”, “us” and “our”) is a clinical stage and commercial biopharma company focused on delivering innovative and clinically meaningful therapies to patients and their families, globally, to address unmet medical needs. We primarily focus on therapeutics areas in Immune-Oncology and Non-Opioid Pain Management. We also have programs assessing the use of our technologies and products in autoimmune, inflammatory and neurodegenerative diseases.
At our core, we are an antibody-centric company and leverage our proprietary G-MAB™ library and targeted delivery modalities to generate the next generation of cancer therapeutics. Our fully human antibodies include PD-1, PD-L1, CD38, CD123, CD47, c-MET, VEGFR2, CCR2 and CD137 among others.
Our vision is to leverage these antibodies in conjunction with proprietary targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy (“CAR-T”), dimeric antigen receptor T-cell therapy (“DAR-T”), antibody drug conjugates (“ADCs”) as well as bispecific antibody approaches. Additionally, we acquired Sofusa®, a revolutionary drug delivery system, in July 2018, which delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy.
With each of our clinical and pre-clinical programs, we aim to tailor our therapies to treat specific stages in the evolution of cancer, from elimination, to equilibrium and escape. In addition, our objective is to focus on tumors that are resistant to current treatments and where we can design focused trials based on a genetic signature or biomarker to ensure patients have the best chance of a durable and significant response. We have several immuno-oncology programs that are in or near to entering the clinic. These include cellular therapies, an oncolytic virus and a palliative care program targeted to treat intractable

Exhibit 99.1

cancer pain. Our cellular therapy programs focus on CAR-T for adoptive cellular immunotherapy to treat both solid and liquid tumors. We have reported early data from Phase I trials of our carcinoembryonic antigen (“CEA”)-directed CAR-T program. We have treated five patients with stage 4, unresectable adenocarcinoma (four with pancreatic and one with colorectal cancer) and CEA-positive liver metastases with anti-CEA CAR-T and are currently expanding this study. We successfully submitted an Investigational New Drug application ("IND") for anti-CD38 CAR-T for the treatment of refractory or relapsed multiple myeloma ("RRMM") and obtained approval from the U.S. Food and Drug Administration (the "FDA") to commence a human clinical trial for this indication in early 2018. We have dosed two patients and are continuing the enrollment of additional patients.
Broadly speaking, we are one of the world’s leading CAR-T companies today due to our investments in technology and infrastructure, which have enabled significant progress in developing our next-generation non-viral, “off-the-shelf” allogeneic CAR-T solutions. With “off-the-shelf” solutions, CAR-T therapy can truly become a drug product rather than a treatment procedure. One of the approaches we have taken to develop the “off-the-shelf” allogeneic CAR-T solutions is through Celularity, our joint venture with Celgene, United Therapeutics and others. Celularity focuses on developing cell therapies with placenta-derived and cord blood T cells, which have natural allogeneic “off-the-shelf” characteristics. We are the single largest shareholder of Celularity with a stake of approximately 25%.
Outside of immune-oncology programs, as part of our global aim to provide a wide range of therapeutic products to meet underserved markets, we have made investments in non-opioid pain management. These include resiniferatoxin (“RTX”), which is a non-opioid-based neurotoxin that specifically ablates nerves that conduct pain signals while leaving other nerve functions intact and is being studied for chronic pain treatment. RTX has been granted orphan drug status for the treatment of intractable pain with end-stage cancer and a Phase I trial with the National Institutes of Health (“NIH”) is concluding. A Phase Ib trial studying tolerance and efficacy of RTX for the control of osteoarthritis knee pain was initiated in late 2018 and preliminary results have shown strong efficacy with no significant adverse effects. Other applications of RTX are expected to start Phase Ib trials in 2019.
Also in the area of non-opioid pain management, we have acquired proprietary technologies to responsibly develop next generation, branded pharmaceutical products to better manage patients’ medical conditions and maximize the quality of life of patients and healthcare providers. The flagship product of our majority-owned subsidiary, Scilex Pharmaceuticals Inc. (“Scilex”), ZTlido® (lidocaine topical system 1.8%), is a next-generation lidocaine delivery system which was approved by the FDA for the treatment of postherpetic neuralgia, a severe neuropathic pain condition, in February 2018, and was commercially launched in late October 2018. Scilex now has built a full commercial organization, which includes sales, marketing, market access, and medical affairs. ZTlido® is positioned as a best-in-class product with superior adhesion compared to Lidoderm and is manufactured by our Japanese partner in their state-of-the-art manufacturing facility.

Exhibit 99.1

Our Strategy
Our primary goal is to deliver clinically meaningful therapies to patients and their families, globally. In immuno-oncology, we aim to deliver next generation therapeutics to transform cancer into a treatable or chronically manageable disease. Across all our programs, we are focused on addressing severe unmet medical needs where our therapies can change the natural course of disease or significantly improve a patient’s quality of life.
Our core strategic objectives and resources are focused on:

1.
Rapidly advancing our lead product candidates through the clinic. These include the initiation of Phase I, Phase II and potentially accelerated approval trials for our cellular therapies and oncolytic virus immunotherapy in oncology and/or hematology indications. Our clinical-state RTX program will be developed in several pain indications with high-unmet medical needs.

2.
Continuing the development of our preclinical programs with the aim of filing several new INDs over the next 12-18 months. These include moving our checkpoint inhibitors from our core antibody portfolio into the clinic either ourselves or with our strategic partners. Also, we will utilize our fully human antibody portfolio for the development of ADCs and bispecific antibodies (“BsAbs”). In addition, we plan to start several clinical trials with the Sofusa® device to explore safety and efficacy features of this innovative drug delivery system.

3.
Collaborating with key opinion leaders and leading clinical and research institutes to enhance our preclinical and clinical development plans. We currently have such agreements in place with the Karolinska Institute, The Scripps Research Institute (“TSRI”), the NIH, City of Hope, Tufts Medical School, and Roger Williams Medical Center, among others.

4.
Manufacturing our preclinical and clinical materials in-house. We have established quality control and quality assurance programs, which include standard operating procedures and specifications designed to ensure that our products are manufactured in accordance with current good manufacturing practices (“cGMPs”), and other applicable domestic and foreign regulations.

5.
Exploring strategic partnerships to share in the risk reward of our core franchises and to derive near term value from our non-core programs. Our partnering objectives include generating revenue through license fees, milestone-related development fees and royalties as well as profit shares or joint ventures to generate potential returns from our product candidates and technologies.

Segment Information
Beginning in the quarter ended March 31, 2019, we realigned our business into two new operating and reportable segments, Sorrento Therapeutics and Scilex.
Sorrento Therapeutics. The Sorrento Therapeutics segment is organized around our Immune-Oncology therapeutic area, leveraging our proprietary G-MAB™ antibody library and targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy (“CAR-T”), dimeric antigen receptor T-cell therapy (“DAR-T”), antibody drug conjugates (“ADCs”) as well as bispecific antibody approaches. Additionally, this segment also includes Sofusa®, a revolutionary drug delivery system that delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy, and resiniferatoxin (“RTX”), which is a non-opioid-based neurotoxin and is currently in clinical trials for late stage cancer pain and osteoarthritis.

Scilex. The Scilex segment is largely organized around our non-opioid pain management operations and includes the operations of Scilex. In October 2018, Scilex commercially launched its ZTlido® (lidocaine topical system 1.8%) product and began recognizing revenue in the fourth quarter of 2018.
Clinical Programs

Exhibit 99.1

CD38 Directed CAR-T Program
Our proprietary, second generation anti-CD38 CAR-T therapy is being developed for the treatment of multiple myeloma and for additional potential indications, including amyloidosis and graft-versus-host disease. Our anti-CD38 CAR-T is based on a fully human anti-CD38 mAb derived from our G-MAB™ antibody library.
The membrane glycoprotein CD38 is widely found on the surface of lymphoid and myeloid lineages including B, T and NK cells, but absent from most mature resting lymphocytes with the notable exception of terminally differentiated plasma cells. Because CD38 is highly expressed on multiple myeloma cells, it represents a valuable and validated therapeutic target against myeloma. Multiple myeloma is a hematologic malignancy in which clonal plasma cells accumulate in the bone marrow or extramedullary sites and give rise to clinical complications such as painful, lytic bone lesions, hypercalcemia, renal impairment, cytopenias, and symptomatic plasmacytomas.
The American Cancer Society estimated 30,280 new cases and 12,590 deaths from multiple myeloma in the U.S. during 2017. The anti-CD38 monoclonal antibody DARZALEX® (daratumumab), marketed by Janssen Oncology, was granted accelerated approval by the FDA for the treatment of multiple myeloma on November 16, 2015. Worldwide net sales of DARZALEX® were $572 million in 2016 and $1.2 billion in 2017. We are encouraged by the validation of this important target in the market for multiple myeloma therapeutics and its rapid adoption by clinicians in the myeloma community. We believe our CD38 cellular therapy will provide an additional significant advance in the CD38 blockade for multiple myeloma patients that are resistant or have failed current therapies.
In a xenograft mouse model of human myeloma, we demonstrated that CD38-expressing multiple myeloma tumor cells were efficiently killed and tumors were completely eradicated by our anti-CD38 CAR-T. Importantly, these anti-CD38 CAR-T cells selectively killed multiple myeloma target cells expressing high levels of CD38 while avoiding the killing of cells with normal or low levels of CD38. We believe this unique characteristic may result in a more tolerable safety profile in humans and enable a more effective manufacturing process of our anti-CD38 CAR-T cells since we do not anticipate requiring a genetic CD38 knock-out or knock-down in our construct. We have successfully submitted an IND for anti-CD38 CAR-T for the treatment of RRMM and have obtained approval from the FDA to commence a human clinical trial for this indication. We began an anti-CD38 CAR-T clinical trial with RRMM patients in 2018 and recruitment continues in the dose-escalation phase of the study. There has been evidence of CAR-T cell activation and early signs of efficacy at low doses of the anti-CD38 CAR-T cells.
CEA Directed CAR-T Program
A second-generation anti-CEA CAR-T cell therapy is being developed for the regional treatment of liver metastases due to CEA-expressing pancreatic adenocarcinoma via pressure-enabled hepatic arterial infusion of CAR-T.
CEA is highly expressed in the majority of primary and metastatic cancers of gastrointestinal origin, including adenocarcinoma of the pancreas. In addition, liver metastases often express CEA at higher levels than the primary pancreatic tumor. However, CEA is also expressed on normal cells of the colonic epithelium and elsewhere in the gastrointestinal tract. Therefore, systemic intravenous infusions of anti-CEA CAR-T cells have been associated with colitis and symptoms of severe diarrhea. Regional infusions of anti-CEA CAR-T cells directly into the liver through the hepatic artery with a pressure-enabled device increases the delivery of the CAR-T cells directly to the metastatic tumors in the liver and reduces the risk of severe on-target/off-tumor effects, cytokine release syndrome, and neurotoxicity adverse events associated with intravenous infusions.
Pancreatic cancer is associated with a poor prognosis and is a high-unmet medical need. Most pancreatic cancer patients are asymptomatic until advanced disease develops. Up to 80% of patients with pancreatic cancer present with metastatic disease. The survival rates for pancreatic cancer patients at 1 and 5 years are only 29% and 7%, respectively. Liver metastases occur frequently and are a common cause of mortality and morbidity. Our early-phase clinical trial of anti-CEA CAR-T delivered to patients with pancreatic carcinoma and liver metastases via pressure-enabled hepatic artery infusion has demonstrated complete metabolic and radiologic responses within the liver in two of four patients by PET scans and CT scans, respectively. Based on these promising results, we are planning a randomized trial with FDA advice this year to study overall survival in patients with CEA-expressing pancreatic adenocarcinoma with liver metastases treated with regionally administered anti-CEA CAR-T cells.
Resiniferatoxin (RTX) Programs

Exhibit 99.1

RTX is a naturally occurring compound obtained from cactus-like succulents of the Euphorbia species. An ultra-potent TRPV1 agonist, RTX belongs to the same family as capsaicin, the active ingredient in red chili peppers. As an agonist, RTX produces a sustained opening of calcium channels located in the end-terminal or cell body of C-fiber nerves (depending upon the route of administration). This, in turn, generates a rapid and massive cation influx into the nerve and sustained depolarization results in cytotoxicity and ablation of TRPV1-positive cells that conduct pain signals, while leaving non-TPVR1 containing nerves (touch, motor control, joint position) intact. RTX is differentiated from other agonists, including capsaicin, in that it is significantly more potent at desensitizing than it is in inducing excitation of the neuron. In fact, it has been proposed that because RTX is several thousand times more potent than capsaicin at desensitization, the higher potency of RTX may lead to a briefer noxious (e.g., painful) period immediately after exposure.
RTX was tested in an investigator-sponsored Phase I clinical trial at the NIH under a Cooperative Research and Development Agreement (CRADA). To date, 13 patients with terminal cancer pain have been treated intrathecally at the NIH. A second sponsor-led trial for the control of intractable cancer pain is assessing the tolerance and efficacy of RTX administered epidurally. This dose-escalation trial is progressing and 4 patients have been enrolled thus far.
More recent studies in animals (translational work from our animal health subsidiary) have unveiled the clinical potential of RTX intra-articular injections for the control of pain associated with moderate to severe arthritis. Safety studies have been completed and a Phase I clinical trial in humans started in the second half of 2018. Significant activity in relieving pain associated with severe osteoarthritis of the knee was observed and RTX has been well tolerated at the doses administered. Two independent phase III pivotal trials are planned to start in the second half of 2019 and they could be completed in 12 to 18 months - advancing the program closer to a regulatory filing by 2021.
RTX is being manufactured under cGMP and we have sufficient drug product to complete the clinical development programs across multiple additional indications. We have also secured enough raw materials for the drug production to cover the commercial needs for several years and additional contracts are in progress to ensure long-term commercial supplies.

Exhibit 99.1

Technologies and Preclinical Pipeline
G-MAB™: Fully Human Antibody Library Platform
Our G-MAB™ library, which forms the backbone of many of our product candidates, was initially invented by Henry Ji, Ph.D., our co-founder, President and Chief Executive Officer. We believe our proprietary G-MAB™ library is one of the industry’s largest and most diverse fully human antibody libraries, with an estimated one quadrillion unique antibodies available for drug discovery and development. We believe G-MAB™ may offer the following advantages over competing antibody libraries:

•	G-MAB™ has been designed to provide a full spectrum of human immunoglobulin gene recombination in fully-human mAbs. Unlike chimeric and humanization technologies, G-MAB™ has allowed the

Exhibit 99.1

generation of antibodies with fully-human protein sequences without the challenges and limitations of animal-to-human gene transfer procedures.

•
Because G-MAB™ represents an in vitro human mAb library technology, research suggests that it enables faster and cost-effective in vitro screening of a large number of antigens. G-MAB™ is designed so that any antigen of interest can be investigated, with no dependence on the successful induction of a host immune response against the antigen.

The following is a depiction of the types of fully human mAbs that we have derived from G-MAB™. It includes antibodies that bind to a wide range of targets, from small molecular weight antigens to large protein complexes antigens, such as G-Protein Coupled Receptors (“GPCRs”), a difficult class of antigens to raise therapeutic antibodies against.

Our objective is to leverage G-MAB™ to develop first in class or best in class antibody drug candidates that will possess greater efficacy and fewer side effects as compared to existing drugs and develop them as novel monotherapies, ADCs (such as c-MET), components of bispecific antibodies, and as part of our adoptive immunotherapy (CD38, BCMA), oncolytic virus program and intracellular targeting programs (STAT3, mutant KRAS).
To date, we have screened over 100 validated targets and generated a number of fully human antibodies against these targets which are at various stages of development. These include PD-1, PD-L1, CD38, BCMA, CTLA-4, CD123, CD47, c-MET, VEGFR2, CCR2 and CD137 among others. Upon the completion of preclinical studies, our objective is to, independently or in tandem with our strategic collaborators, file INDs for these product candidates.
The following diagrams highlight our key antibody-related strategic partnerships and programs:

Exhibit 99.1

Dimeric Antigen Receptor (“DAR”) Technology
Chimeric antigen receptors (“CARs”) have been created for commercial and clinical development programs in the industry, so there is strong proof-of-concept for this approach, but there are also disadvantages with this technology. The architecture of the CAR consists of a single fusion protein with several functional components: a single-chain variable fragment (“scFv”) derived from an anti-tumor antibody fused to a structural support segment, a transmembrane portion, and one or more intracellular signaling domains. Potential drawbacks of the CAR technology are the use of scFv that often possess inferior biophysical stability and biochemical functionality compared to their parental antibodies.
We are addressing these potential weaknesses while building on the clinical experience generated within our current CAR-T programs with the design of DARs that are based on the complete antigen-binding fragment (“Fab”) of the parental antibody. It is generally accepted that Fabs more closely mimic the functional and biophysical properties of natural antibodies. Utilizing the same antibody binding domain sequence, we have compared CAR constructs with a scFv binding domain to a DAR construct with an Fab or two chain binding domain. Our data showed that the DAR-T cells exhibited a higher functional activity with regards to cytokine production, and cytotoxicity against target-expressing tumor cells compared to CAR-T cells. In preclinical mouse models, the DAR-T cells demonstrated increased anti-tumor potency as well.
We are currently applying our DAR technology to our ongoing cell therapy programs for multiple hematological and solid tumor indications, including but not limited to: multiple myeloma, lymphoma, liver cancer, sarcoma, pancreatic cancer and glioma. Utilizing the vast portfolio of target-specific, fully human monoclonal antibodies discovered from our proprietary G-MAB library, we plan on submitting one or more INDs for our lead DAR-T programs in 2019.
Non-viral Knock-Out, Knock-In (“KOKI”) Technology
We have developed an innovative KOKI technology to introduce transgenes, for example CAR or DAR genes, into mammalian cells, such as T cells. These CAR-T cells have been evaluated and compared against CAR-T cells generated using current retrovirus transduction methodologies. Our data suggest that the non-virally generated CAR-T cells performed as well as retrovirally-transduced CAR-T cells with regard to CAR expression, cytokine production, and cytotoxicity against target-expressing tumor cells.
Our KOKI technology may offer several potential benefits over existing virus-based technology using transgene-encoding lentivirus, retrovirus or adeno-associated virus ("AAV") to introduce antigen receptor constructs into healthy donor (allogeneic) or cancer patient (autologous) T cells. These potential advantages of our non-viral KOKI technology include:
•site-specific integration of transgenes into a pre-selected locus in the T cell genome;
•streamlined method for transgene construct production without need for laborious and time-consuming virus production, release and validation processes, resulting in a shorter research and development timelines for IND-enabling activities; and
•applicability to both autologous and allogeneic cellular therapies.
We are developing our innovative KOKI technology for use in our CAR-T programs for the treatment of multiple hematological and solid tumor indications, including but not limited to: multiple myeloma, lymphoma, liver cancer, sarcoma, pancreatic cancer and glioma. We believe our KOKI technology has the potential to enable faster development timelines, more cost-effective cGMP manufacturing and possible removal of certain regulatory requirements for both autologous and allogeneic CAR-T and DAR-T therapies.
Sofusa®
Sofusa is a novel micro-epidermal infusion system that consists of a proprietary microneedle array and microfluidics reservoir for targeted lymphatic delivery of large molecules, such as antibodies. Abnormal lymphatic function is implicated in many conditions associated with immune suppression (oncology) and immune stimulation (autoimmune). Sofusa’s proprietary polymer nanotopography (draped over microneedles) has been shown to activate cellular pathways and enhance paracellular and transcellular transport across the epidermis. This enables efficient and direct absorption into both systemic and lymphatic microcapillaries just beneath the epidermis.
Sofusa’s unique biodistribution profile offers the potential for differentiated safety and efficacy versus IV and subcutaneous administration due to higher immune system concentrations and lower systemic concentrations of immune therapies. In 2018, pre-clinical animal models validated this hypothesis in oncology with an anti-CTLA4 (Yervoy®) and in

Exhibit 99.1

rheumatoid arthritis with an anti-TNF- α (Enbrel®). In addition, a Phase I study with an imaging agent gave visual confirmation of direct lymphatic targeting and provided important verification of device design parameters. Phase 1b human clinical studies are planned in 2019 to begin development of highly differentiated immunotherapies.

SQ injection
sofusa
PLATFORM
CORE MFB
STRATUM CORNEUM
EPIDERMIS
DERMIS
SUBCUTANEOUS
LYMPHATICS
VEINS
ARTERIES
MEDICINE
FOR DEMONSTRATION ONLY - NOT INTENDED FOR MEDICAL REFERENCE

While checkpoint inhibitors have been a major advance in treatment of certain types of cancer, response rates and dose limiting toxicities are areas for improvement. Two checkpoint inhibitor development programs have been initiated to evaluate the impact of lymphatic targeting using anti-PD-1 and anti-CTLA-4 antibodies. Pilot trials are being designed to evaluate the feasibility of Sofusa delivery of anti-PD-1 and CTLA-4 antibodies in patients with melanoma and other skin cancers accessible to biopsies for intensive biomarker assessments. These trials will help assess whether the principles of better efficacy and safety seen in lymphatic administration of drugs in animal models can be replicated in patients.
Preclinical arthritis models with Sofusa and an anti-TNF alpha blocker (Enbrel®) have demonstrated a highly statistically significant efficacy signal and restoration of lymphatic flow, which is disrupted in some rheumatologic conditions.  Given these encouraging findings, a Phase 1B clinical trial is being initiated in Rheumatoid Arthritis to evaluate the impact of lymphatic on suppression of overactive immune response. Patients who no longer respond to methotrexate will be treated with Sofusa lymphatic delivery vs traditional subcutaneous injections and evaluated for clinical response and lymphatic flow and function. If successful, the Sofusa® DoseDisc™ wearable (wear time 30 minutes to 2 hours) offers the potential for both improved clinical response and a more convenient dosing alternative to traditional injections for patients. The FDA has now approved an IND to proceed with this Phase 1b Sofusa-etanercept study which will advance our efforts to develop our biosimilar assets as bio-better therapeutics, and/or for potential licensing opportunities.
Scilex Pharmaceuticals: ZTlido® (lidocaine topical system 1.8%)
Scilex leverages its core, proprietary technologies to responsibly develop next generation, branded pharmaceutical products to better manage critical conditions and maximize the quality of life of patients and healthcare providers. Scilex’s lead product candidate, ZTlido® (lidocaine topical system 1.8%), is a next-generation lidocaine delivery system approved by the FDA in February 2018 for the treatment of postherpetic neuralgia (“PHN”), a severe neuropathic pain condition. Having raised $140.0 million in financing in September 2018, Scilex commercially launched ZTlido® in late October 2018. Scilex has built a full commercial organization with over 100 experienced pain medicine sales representatives, supported by teams in market

Exhibit 99.1

access, medical affairs and marketing. Currently, approximately 100 million lives are covered by commercial payers for ZTlido®.
The elderly population, individuals that have suffered a shingles infection, HIV/AIDS and cancer patients are at the highest risk of developing PHN. The 2016 Centers for Disease Control and Prevention Guideline for Prescribing Opioids in Chronic Pain recommends topical lidocaine for the treatment of neuropathic pain. The prescription lidocaine patch market for all indications totaled almost $700.0 million in 2015 in the U.S.

ZTlido® (lidocaine topical system 1.8%) is based on a novel and proprietary technology and contains only 36 mg of lidocaine but delivers the same amount of lidocaine compared to Endo Pharmaceuticals, Inc.'s Lidoderm® (lidocaine patch 5%), which holds 700 mg of lidocaine per patch. On February 28, 2018, the FDA approved ZTlido® (lidocaine topical system 1.8%) for the relief of pain associated with post-herpetic neuralgia. Scilex is exploring potential partnerships for the product in both European and Chinese markets.
See the section entitled “Risk Factors” in this Form 10-K for a discussion of some of the risks relating to the execution of our business strategy.
Recent Developments
2018 Securities Purchase Agreement in Private Placement and Amendments to Warrants
On March 26, 2018, we entered into a Securities Purchase Agreement, as amended by Amendment No. 1 thereto, dated as of June 13, 2018 (the "Securities Purchase Agreement") with certain accredited investors (the "Purchasers"). Pursuant to the Securities Purchase Agreement, we agreed to issue and sell to the Purchasers, in a private placement (the "Private Placement"), (1) convertible promissory notes in an aggregate principal amount of $37,848,750 (the "Notes"), and (2) warrants to purchase 2,698,662 shares of our common stock (the "Warrants").

On June 13, 2018, pursuant to the Securities Purchase Agreement, we issued and sold to the Purchasers, in the Private Placement, the Notes and the Warrants.

On November 7, 2018, we entered into an Agreement and Consent (the "Agreement and Consent") with the Purchasers. Pursuant to the Agreement and Consent, in consideration for certain of the Purchasers, in their capacity as holders of the Notes, providing a waiver and consent on behalf of all holders of the Notes, pursuant to which the Purchasers provided us with certain waivers of their rights and certain of our covenants under the Securities Purchase Agreement with respect to the Loan Agreement (as defined below) and the transactions contemplated thereby, we and the Purchasers agreed to amend the Warrants to reduce the exercise price per share of our common stock thereunder from $8.77 to $3.28.

Exhibit 99.1

Each Warrant has an exercise price of $3.28 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, became exercisable on December 11, 2018, has a term of five and a half years from the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants, in which case the Warrants shall also be exercisable on a cashless exercise basis.

2018 Purchase Agreements and Indenture for Scilex

On September 7, 2018, we entered into Purchase Agreements (the "2018 Purchase Agreements") with certain investors (collectively, the "Scilex Note Purchasers") and Scilex. Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex, among other things, issued and sold to the Scilex Note Purchasers senior secured notes due 2026 in an aggregate principal amount of $224,000,000 (the "Scilex Notes") for an aggregate purchase price of $140,000,000 (the "Offering"). In connection with the Offering, we also entered into an indenture (the "Indenture") governing the Scilex Notes with Scilex and U.S. Bank National Association, a national banking association, as trustee (the "Trustee") and collateral agent. Pursuant to the Indenture, we agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex under the Indenture.

The net proceeds of the Offering were approximately $89.3 million, after deducting the Offering expenses payable by Scilex and funding a segregated reserve account with $20.0 million (the "Reserve Account") and a segregated collateral account with $25.0 million (the "Collateral Account") pursuant to the terms of the Indenture. The net proceeds of the Offering will be used by Scilex to support the commercialization of ZTlido® (lidocaine topical system 1.8%), for working capital and general corporate purposes in respect of the commercialization of ZTlido® (lidocaine topical system 1.8%). Funds in the Reserve Account will be released to Scilex upon receipt by the Trustee of an officer’s certificate from Scilex confirming receipt of a marketing approval letter from the United States Food and Drug Administration with respect to ZTlido® (lidocaine topical system 5.4%) or a similar product with a concentration of not less than 5% (the "Marketing Approval Letter") on or prior to July 1, 2023. Funds in the Collateral Account will be released upon receipt of a written consent authorizing such release from the holders of a majority in principal amount of the Scilex Notes issued.

The holders of the Scilex Notes will be entitled to receive quarterly payments of principal of the Scilex Notes equal to a percentage, in the range of 10% to 20% of the net sales of ZTlido® (lidocaine topical system 1.8%) for the prior fiscal quarter, beginning on February 15, 2019. If Scilex has not received the Marketing Approval Letter by March 31, 2021, the percentage of net sales payable shall be increased to be in the range of 15% to 25%. If actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from October 1, 2022 through September 30, 2023 are less than 60% of a predetermined target sales threshold for such period, then Scilex will be obligated to pay an additional installment of principal of the Scilex Notes each quarter in an amount equal to an amount to be determined by reference to the amount of such deficiency.

The aggregate principal amount due under the Scilex Notes shall be increased by $28,000,000 on February 15, 2022 if actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from the issue date of the Scilex Notes through December 31, 2021 do not equal or exceed 95% of a predetermined target sales threshold for such period. If actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) for the period from October 1, 2022 through September 30, 2023 do not equal or exceed 80% of a predetermined target sales threshold for such period, the aggregate principal amount shall also be increased on November 15, 2023 by an amount equal to an amount to be determined by reference to the amount of such deficiency.

The final maturity date of the Scilex Notes will be August 15, 2026. The Scilex Notes may be redeemed in whole at any time upon 30 days’ written notice at Scilex’s option prior to August 15, 2026 at a redemption price equal to 100% of the then-outstanding principal amount of the Scilex Notes. In addition, upon a change of control of Scilex (as defined in the Indenture), each holder of a Scilex Note shall have the right to require Scilex to repurchase all or any part of such holder’s Scilex Note at a repurchase price in cash equal to 101% of the then-outstanding principal amount thereof.
Oaktree Term Loan Agreement
On November 7, 2018, we and certain of our domestic subsidiaries (the “Guarantors”) entered into a Term Loan Agreement (the “Loan Agreement”) with certain funds and accounts managed by Oaktree Capital Management, L.P. (collectively, the “Lenders”) and Oaktree Fund Administration, LLC, as administrative and collateral agent, for an initial term loan of $100.0 million (the “Initial Loan”) and a second tranche of $50.0 million, subject to the achievement of certain commercial and financial milestones between August 7, 2019 and November 7, 2019, and the satisfaction of certain customary conditions (the “Conditional Loan”). The Initial Loan was funded on November 7, 2018. The net proceeds of the Initial Loan

Exhibit 99.1

were approximately $91.3 million, after deducting estimated loan costs, commissions, fees and expenses, and will be used for general corporate purposes. In connection with the Loan Agreement, on November 7, 2018, we issued to the Lenders warrants to purchase 6,288,985 shares of our common stock (the “Initial Warrants”). The Initial Warrants have an exercise price per share of $3.28, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, will be exercisable from May 7, 2019 through May 7, 2029 and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Initial Warrants (the “Initial Warrant Shares”), in which case the Initial Warrants shall also be exercisable on a cashless exercise basis. If the Conditional Loan is funded, we will issue to the Lenders additional warrants to purchase such number of shares of our common stock as is equal to 2% of our fully-diluted shares on the date the Conditional Loan is funded, subject to adjustment in certain circumstances (the “Conditional Warrants”). The Conditional Warrants will have an exercise price per share equal to the average volume-weighted average price of one share of our common stock for the ten trading days immediately preceding the date the Conditional Loan is funded, will be exercisable from the date that is six months following the date of issuance through the ten year anniversary of the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Conditional Warrants (the “Conditional Warrant Shares”), in which case the Conditional Warrants shall also be exercisable on a cashless exercise basis. In connection with the Loan Agreement, on November 7, 2018, we and the Lenders entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, we agreed to file one or more registration statements with the Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale the Initial Warrant Shares and the shares of common stock issuable upon exercise of warrants. Under the Registration Rights Agreement, we agreed to file a registration statement with the SEC registering all of the Initial Warrant Shares and the shares of common stock issuable upon exercise of the Conditional Warrants for resale by no later than the 45th day following the issuance of the Initial Warrants and the Conditional Warrants, respectively. On December 13, 2018, we filed a registration statement with the SEC registering all of the Initial Warrant Shares for resale, and such registration statement was declared effective by the SEC on December 21, 2018.

Acquired In-process Research and Development of BDL

In August 2015, we and TNK entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with BDL Products, Inc. (“BDL”) and the stockholders of BDL (the “Stockholders”) pursuant to which the Stockholders sold all of their shares of capital stock in BDL to TNK for: (1) a cash payment of $100.00, and (2) $6.0 million in shares of TNK Class A Stock, subject to adjustment in certain circumstances, to be issued to the Stockholders upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $50.0 million (a “Qualified Financing”).  In accordance with subsequent amendments to the Stock Purchase Agreement, in the event a Qualified Financing did not occur by October 15, 2017 (subject to further extension as implied and based on previously amended dates) or TNK did not complete an initial public offering of shares of its capital stock by September 15, 2017, in lieu of receiving shares of TNK pursuant to the acquisition, the Stockholders would receive an aggregate of 309,916 shares of our common stock, subject to adjustment in certain circumstances. TNK did not complete a Qualified Financing by the financing deadline and we issued 309,916 shares of our common stock to the Stockholders on March 19, 2018.

Sofusa® Acquisition

On July 2, 2018, we entered into an Asset Purchase Agreement (the “Sofusa Purchase Agreement”) with Kimberly-Clark Corporation (“KCC”), Kimberly-Clark Global Sales, LLC (“KCCGS”), and Kimberly-Clark Worldwide, Inc. (“KCCW” and together with KCC and KCCGS, “Kimberly-Clark”) pursuant to which, among other things, we acquired certain of Kimberly-Clark’s assets related to micro-needle drug delivery system, including the Sofusa® platform (the “Sofusa Assets”) and related fixed assets, and assumed certain of Kimberly-Clark’s liabilities related to the Sofusa Assets (the “Sofusa Acquisition”). The closing of the Sofusa Acquisition (the “Sofusa Closing”) occurred on July 2, 2018. At the Sofusa Closing, we paid $10 million and agreed to pay additional consideration to Kimberly-Clark upon the achievement of certain regulatory and net sales milestones, as well as a percentage in the low double-digits of any non-royalty amounts received by us in connection with any license, sale or other grant of rights by us to develop or commercialize the Sofusa Assets (all such additional consideration, the “Sofusa Contingent Consideration”). Under the Sofusa Purchase Agreement, the aggregate amount of the Sofusa Contingent Consideration payable by us will not exceed $300.0 million. We also agreed to pay Kimberly-Clark a low single-digit royalty on all net sales with respect to the first five products developed by us or our licensees that utilizes intellectual property included in the Sofusa Assets. The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in a single asset. Under the Asset Purchase Agreement, we acquired the Sofusa DoseDisc micro-needle technology designed to increase the efficacy of drug delivery by way of transdermal drug delivery for cash consideration of $10.0 million which was allocated based on the relative fair value of the assets acquired. No contingent consideration was recorded as of December 31, 2018 since the related regulatory approval milestones are not deemed probable until they actually

Exhibit 99.1

occur. As a result, $9.5 million was expensed as a component of acquired in-process research and development and the remaining $0.5 million was recorded primarily to fixed assets as of December 31, 2018.
Patents and Other Proprietary Rights
We are able to protect our technology from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, is effectively maintained as a trade secret, or is protected by confidentiality agreements. Accordingly, patents and other proprietary rights are essential elements of our business.
We have multiple issued patents and pending patent applications in the U.S. and in selected foreign jurisdictions that cover our G-MAB™ technology, G-MAB™-derived antibodies, other proprietary antibody-centric technologies, and pain management compounds, including, but not limited to, the following:

1)
The G-MAB™ discovery antibody library technology. Certain aspects of this technology are covered by issued patents and are the subject matter of pending patent applications with potential patent coverage to at least 2023.

2)
The G-MAB™-derived immuno-oncology antibody candidate portfolio. Certain of these antibody candidates are covered by issued patents and are the subject matter of pending applications and granted patents with potential patent coverage to at least 2033.

3)
The bispecific antibody technology directed to the combination of one or more different monoclonal antibodies or fragments that can target multiple or different antigens. The bispecific antibody technology is the subject matter of pending applications with potential patent coverage to at least 2035.

4)
The ADC technology using proprietary conjugation chemistries (called C-Lock and K-Lock), initially developed by Concortis Biosystems, Corp. ("Concortis"), one of our subsidiaries. This ADC technology is the subject matter of pending patent applications and granted patents with potential patent coverage to at least 2033.  Additional pending patent applications directed to different toxin derivatives, are the subject matter of pending applications with potential patent coverage to at least 2035.

5)
The CAR T-Cell based technology is an immunotherapy platform and is the subject matter of pending patent applications with potential patent coverage to at least 2035. Candidates arising from the platform are the subject matter of pending applications with potential patent coverage to at least 2037.

6)
The CAR adoptive cellular immunotherapy using T cells and NK immune cells is directed to helping a patient’s immune system fight disease, including cancer. We have filed patent applications on the techniques for creating such therapies based on our CAR combination therapies providing with potential patent coverage to at least 2036.

7)
The intracellular targeting antibody (iTAb) technology (LA Cell) for targeting intracellular targets for treating disease is the subject matter of pending patent applications with potential patent coverage to at least 2036. We have filed patent applications on improvements to this technology with potential patent coverage to at least 2038.

8)
The new biosimilar / biobetter antibody technology using manufacture in certain cells (for example, directed to antigen targets such as EGFR or TNF-alpha) is the subject matter of pending patent applications with potential patent coverage to at least 2035.

9)
The RTX (resiniferatoxin)-based pain management technology. Certain aspects of this technology are covered by an issued patent in the U.S. providing patent protection to at least 2021 and are the subject matter of pending patent applications that will provide potential patent coverage to at least 2036.

10)
The lidocaine-based pain management technology was obtained by the acquisition of Scilex Pharmaceuticals Inc. Certain aspects of this technology are covered by several issued U.S. patents, which will not expire until at least 2031. Additional patent applications to improvements of this technology have been filed and have the potential to provide patent coverage to at least 2039 and may require the completion of clinical trials that compare the cost-effectiveness.

Exhibit 99.1

11)
The Sofusa technology was acquired from Kimberly-Clark as a novel technology platform designed to deliver large molecules, such as antibodies, directly into lymphatic capillaries and tumor draining lymph nodes. This micro-epidermal infusion system features a proprietary microneedle array and microfluidics reservoir. The Sofusa technology is the subject of multiple granted and pending applications with potential patent coverage to at least 2037.

Certain factors can either extend patent terms or provide other forms of exclusivity (e.g., data exclusivity) for varying periods depending on the date of patent filing, date of grant or the legal term of a patent in the various jurisdictions in which patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, also depends upon the type of patent, the scope of claim coverage and the availability of legal remedies in the particular country.
While trade secret protection is an essential element of our business and we have taken security measures to protect our proprietary information and trade secrets, we cannot guarantee that our unpatented proprietary technology will afford us significant commercial protection. We seek to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interest in any intellectual property arising from their work for us. All employees sign an agreement not to engage in any conflicting employment or activity during their employment with us and not to disclose or misuse our confidential information. However, it is possible that these agreements may be breached or invalidated and, if so, there may not be an adequate corrective remedy. Accordingly, we cannot guarantee that employees, consultants or third parties will not breach the confidentiality provisions in our contracts, infringe or misappropriate our trade secrets or other proprietary rights, or that measures we are taking to protect our proprietary rights will be adequate.
In the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend ourselves against such claims, whether they are with or without merit and whether they are resolved in favor of, or against, our licensors or us, we may face costly litigation and the diversion of management’s attention and resources. As a result of such disputes, we may have to develop costly non-infringing technology or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all.
Government Regulation
Government authorities in the U.S. (including federal, state and local authorities) and in other countries extensively regulate, among other things, the manufacturing, research and clinical development, marketing, labeling and packaging, storage, distribution, post-approval monitoring and reporting, advertising and promotion, pricing and export and import of pharmaceutical products, such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Moreover, failure to comply with applicable regulatory requirements may result in, among other things, warning letters, clinical holds, civil or criminal penalties, recall or seizure of products, injunction, disbarment, partial or total suspension of production or withdrawal of the product from the market. Any agency or judicial enforcement action could have a material adverse effect on us.
U.S. Government Regulations
In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process required by the FDA before product candidates may be marketed in the U.S. generally involves the following:

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin and must be updated annually;

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completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations. Preclinical testing generally includes evaluation of our product candidates in the laboratory or in animals to characterize the product and determine safety and efficacy;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of a Biologics License Application (“BLA”) or an NDA after completion of all pivotal clinical trials;

•	a determination by the FDA within 60 days of its receipt of a BLA or an NDA to file the NDA for review;

Exhibit 99.1

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the active pharmaceutical ingredient (“API”) and finished drug product are produced and tested to assess compliance with cGMP regulations; and

•	FDA review and approval of a BLA or an NDA prior to any commercial marketing or sale of the drug in the U.S.
In addition, we are subject to regulation under state, federal, and international laws and regulations regarding occupational safety, laboratory practices, import and export of materials and products, environmental protection and the use and handling of hazardous substance control, and other regulations. Our clinical trial and research and development activities involve the controlled use of hazardous materials and chemical compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our financial resources. In addition, disposal of radioactive materials used in our clinical trials and research efforts may only be made at approved facilities. We believe that we are in material compliance with all applicable laws and regulations including those relating to the handling and disposal of hazardous and toxic waste.
An IND is a request for authorization from the FDA to administer an investigational drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human studies. The IND also includes results of animal studies or other human studies, as appropriate, as well as manufacturing information, analytical data and any available clinical data or literature to support the use of the investigational new drug. An IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to the proposed clinical trials. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before clinical trials can begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical trials to commence.
Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators in accordance with Good Clinical Practices (“GCPs”), which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical trial site’s institutional review board (“IRB”) before the trials may be initiated, and the IRB must monitor the study until completed. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries.
The clinical investigation of a drug is generally divided into three phases. Although the phases are usually conducted sequentially, they may overlap or be combined. The three phases of an investigation are as follows:

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Phase I. Phase I includes the initial introduction of an investigational new drug into humans. Phase I clinical trials are typically closely monitored and may be conducted in patients with the target disease or condition or in healthy volunteers. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational drug in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness. During Phase I clinical trials, sufficient information about the investigational drug’s pharmacokinetics and pharmacological effects may be obtained to permit the design of well-controlled and scientifically valid Phase II clinical trials. The total number of participants included in Phase I clinical trials varies, but is generally in the range of 20 to 80.

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Phase II. Phase II includes controlled clinical trials conducted to preliminarily or further evaluate the effectiveness of the investigational drug for a particular indication(s) in patients with the disease or condition under study, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks associated with the drug. Phase II clinical trials are typically well-controlled, closely monitored, and conducted in a limited patient population, usually involving no more than several hundred participants.

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Phase III. Phase III clinical trials are generally controlled clinical trials conducted in an expanded patient population generally at geographically dispersed clinical trial sites. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained, and are intended to further evaluate

Exhibit 99.1

dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug product, and to provide an adequate basis for product approval. Phase III clinical trials usually involve several hundred to several thousand participants.
A pivotal trial is a clinical trial that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can be used to justify the approval of the product. Generally, pivotal trials are also Phase III trials but may be Phase II trials if the trial design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need.
The FDA, the IRB or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the study. We may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational drug product information is submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications.
The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA.
Once the NDA submission has been accepted for filing, the FDA’s goal is to review applications within ten months of submission or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months from submission. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations.
After the FDA evaluates the NDA and conducts inspections of manufacturing facilities where the drug product and/or its API will be produced, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter may require additional clinical data, an additional pivotal Phase III clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA could also approve the NDA with a Risk Evaluation and Mitigation Strategies (“REMS”) plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct one or more post-market studies or clinical trials. Such post-market testing may include Phase IV clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. Regulatory approval of oncology products often requires that patients in clinical trials be followed for long periods to determine the overall survival benefit of the drug.
After regulatory approval of a drug product is obtained, we are required to comply with a number of post-approval requirements. As a holder of an approved NDA, we would be required to report, among other things, certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information, and to comply with requirements concerning advertising and promotional labeling for any of our products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval to ensure and preserve the long term stability of the drug product. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time,

Exhibit 99.1

money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
We rely, and expect to continue to rely, on third parties for the production, distribution, shipping and storage of clinical and commercial quantities of our product candidates. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our product candidates under development.
Europe/Rest of World Government Regulations
In addition to regulations in the U.S., we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products.
Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the U.S. have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In Europe, for example, a clinical trial application (“CTA”) must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed.
The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
To obtain regulatory approval of an investigational drug under European Union regulatory systems, we must submit a marketing authorization application. The application used to file the NDA in the U.S. is similar to that required in Europe, with the exception of, among other things, country-specific document requirements. For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Available Special Regulatory Procedures
Formal Meetings
We are encouraged to engage and seek guidance from health authorities relating to the development and review of investigational drugs, as well as marketing applications. In the U.S., there are different types of official meetings that may occur between us and the FDA. Each meeting type is subject to different procedures. Conclusions and agreements from each of these meetings are captured in the official final meeting minutes issued by the FDA.
The European Medicines Agency (“EMA”) also provides the opportunity for dialogue with us. This is usually done in the form of Scientific Advice, which is given by the Scientific Advice Working Party of the Committee for Medicinal Products for Human Use (“CHMP”). A fee is incurred with each Scientific Advice meeting.
Advice from either the FDA or EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical trials and pharmaco-vigilance plans and risk-management programs. Such advice is not legally binding on the sponsor. To obtain binding commitments from health

Exhibit 99.1

authorities in the U.S. and the European Union, Special Protocol Assessment (“SPA”) or Protocol Assistance procedures are available. An SPA is an evaluation by the FDA of a protocol with the goal of reaching an agreement with the sponsor that the protocol design, clinical endpoints and statistical analyses are acceptable to support regulatory approval of the product candidate with respect to effectiveness in the indication studied. The FDA’s agreement to an SPA is binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining the safety or effectiveness of the product after clinical trials begin, or if the trial sponsor fails to follow the protocol that was agreed upon with the FDA. There is no guarantee that a trial will ultimately be adequate to support an approval even if the trial is subject to an SPA.
Orphan Drug Designation
The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the U.S., or if it affects more than 200,000 individuals in the U.S., there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the U.S. In the European Union, the EMA’s Committee for Orphan Medicinal Products (“COMP”) grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union Community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biological product.
In the U.S., orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of 7 years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity.
In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following drug or biological product approval. This period may be reduced to 6 years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.
Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
Authorization Procedures in the European Union
Medicines can be authorized in the European Union by using either the centralized authorization procedure or national authorization procedures.

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Centralized procedure. The EMA implemented the centralized procedure for the approval of human medicines to facilitate marketing authorizations that are valid throughout the European Union. This procedure results in a single marketing authorization issued by the EMA that is valid across the European Union, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human medicines that are: derived from biotechnology processes, such as genetic engineering, contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions, and officially designated orphan medicines.

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For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the EMA, as long as the medicine concerned is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health.

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National authorization procedures. There are also two other possible routes to authorize medicinal products in several countries, which are available for investigational drug products that fall outside the scope of the centralized procedure:

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Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of medicinal products that have not yet been authorized in any European Union country and that do not fall within the mandatory scope of the centralized procedure.

Exhibit 99.1

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Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

Priority Review/Standard Review (U.S.) and Accelerated Review (European Union)
Based on results of the Phase III clinical trial(s) submitted in an NDA, upon the request of an applicant, the FDA may grant the NDA a priority review designation, which sets the target date for FDA action on the application at six months. Priority review is granted where preliminary estimates indicate that a product, if approved, has the potential to provide a safe and effective therapy where no satisfactory alternative therapy exists, or a significant improvement compared to marketed products is possible. If criteria are not met for priority review, the NDA is subject to the standard FDA review period of 10 months. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.
Under the Centralized Procedure in the European Union, the maximum timeframe for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, defined by three cumulative criteria: the seriousness of the disease (e.g., heavy disabling or life-threatening diseases) to be treated; the absence or insufficiency of an appropriate alternative therapeutic approach; and anticipation of high therapeutic benefit. In this circumstance, EMA ensures that the opinion of the CHMP is given within 150 days, excluding clock stops.
There can be no assurance that we or any of our partners would be able to satisfy one or more of these requirements to conduct preclinical or clinical trials or receive any regulatory approvals.
Pharmaceutical Coverage, Pricing and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the U.S. and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.
In 2003, the U.S. government enacted legislation providing a partial prescription drug benefit for Medicare beneficiaries, which became effective at the beginning of 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through prescription drug plans operating pursuant to this legislation. These plans will likely negotiate discounted prices for our products. Further, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), substantially changed the way healthcare is financed in the U.S. by both government and private insurers. Among other cost containment measures, the Healthcare Reform Law established:

•	An annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents;

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A new Medicare Part D coverage gap discount program, in which pharmaceutical manufacturers who wish to have their drugs covered under Part D must offer discounts to eligible beneficiaries during their coverage gap period (the “donut hole”); and

•	A new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program.

Exhibit 99.1

We expect that federal, state and local governments in the U.S. will continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Future legislation could limit payments for pharmaceuticals such as the drug candidates that we are developing.
Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.
The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the U.S. has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Other Healthcare Laws and Compliance Requirements
If we obtain regulatory approval for any of our product candidates, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. For example, in the U.S., there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services or reward past purchases or recommendations. Violations of these laws can lead to civil and criminal penalties, including fines, imprisonment and exclusion from participation in federal healthcare programs.
The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. The reach of the Anti-Kickback Statute was broadened by the Healthcare Reform Law, which, among other things, amended the intent requirement of the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute. Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.
The federal False Claims Act imposes liability on any person who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The “qui tam” provisions of the False Claims Act allow a private individual to bring civil actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In addition, various states have enacted false claims laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payer and not merely a federal healthcare program. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each separate false claim.
Also, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created several new federal crimes, including healthcare fraud, and false statements relating to healthcare matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private third-party payers. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services.

Exhibit 99.1

In addition, we may be subject to, or our marketing activities may be limited by HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, which established uniform standards for certain “covered entities” (healthcare providers, health plans and healthcare clearinghouses) and their business associates governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of protected health information.
Antibody Clinical Development
We currently focus our research efforts primarily in the identification and isolation of human antibody drug candidates and further characterize these antibody candidates in in vitro and in vivo functional testing. Due to our limited financial resources, we intend to actively seek product development and commercialization partners from the biopharmaceuticals industry to help us advance the clinical development of select product candidates.
Marketing and Sales
With the exception of our subsidiary, Scilex, we currently do not have any sales capabilities. We intend to license to, or enter into strategic alliances with, larger companies in the biopharmaceutical businesses or use the services of contract sales organizations ("CROs"), which are equipped to, market and/or sell our products, if any, through their well-developed marketing and sales teams and distribution networks. We intend to license some or all of our worldwide patent rights to more than one third party to achieve the fullest development, marketing and distribution of any products we develop.
Manufacturing and Raw Materials
We currently manufacture the majority of our preclinical and clinical materials in-house, and use contract manufacturers for the manufacture of some of our product candidates. We may or may not manufacture the products we develop, if any. As of December 31, 2018, our Scilex ZTlido® product is manufactured by ITOCHU CHEMICAL FRONTIER Corporation. Our internal manufacturing and contract manufacturers are subject to extensive governmental regulation. Regulatory authorities in our markets require that pharmaceutical products be manufactured, packaged and labeled in conformity with cGMPs. We have established a quality control and quality assurance program, which includes a set of standard operating procedures and specifications designed to ensure that our products are manufactured in accordance with cGMPs, and other applicable domestic and foreign regulations.
Employees
As of December 31, 2018, we had 382 employees and 36 consultants and advisors. A significant number of our management and our other employees and consultants have worked or consulted with pharmaceutical, biotechnology or medical product companies. While we have been successful in attracting skilled and experienced scientific personnel, there can be no assurance that we will be able to attract or retain the necessary qualified employees and/or consultants in the future.
None of our employees are covered by collective bargaining agreements and we consider relations with our employees to be good.
Corporate Information
On September 21, 2009, QuikByte Software, Inc., a Colorado corporation and shell company (“QuikByte”), consummated its acquisition of Sorrento Therapeutics, Inc., a Delaware corporation and private concern (“STI”), in a reverse merger (the “Merger”). Pursuant to the Merger, all of the issued and outstanding shares of STI common stock were converted into an aggregate of 6,775,032 shares of QuikByte common stock and STI became a wholly owned subsidiary of QuikByte. The holders of QuikByte’s common stock immediately prior to the Merger held an aggregate of 2,228,333 shares of QuikByte’s common stock immediately following the Merger.
We were originally incorporated as San Diego Antibody Company in California in 2006 and were renamed “Sorrento Therapeutics, Inc.” and reincorporated in Delaware in 2009, prior to the Merger. QuikByte was originally incorporated in Colorado in 1989. Following the Merger, on December 4, 2009, QuikByte reincorporated under the laws of the State of Delaware (the “Reincorporation”). Immediately following the Reincorporation, on December 4, 2009, we merged with and into QuikByte, the separate corporate existence of STI ceased and QuikByte continued as the surviving corporation (the “Roll-Up Merger”). Pursuant to the certificate of merger filed in connection with the Roll-Up Merger, QuikByte’s name was changed from “QuikByte Software, Inc.” to “Sorrento Therapeutics, Inc.”

Exhibit 99.1

Address
Our principal executive offices are located at 4955 Directors Place, San Diego, CA 92121, and our telephone number at that address is (858) 203-4100. Our website is www.sorrentotherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this Form 10-K.
Available Information
We file electronically with the U.S. Securities and Exchange Commission (the “SEC”) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and reports filed pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended. We make available on our website at www.sorrentotherapeutics.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Copies of our annual report to stockholders will also be made available, free of charge, upon written request.
The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The contents of these websites are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information that are included elsewhere in this Form 10-K. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the cautionary note regarding “Forward-Looking Statements” contained elsewhere in this Form 10-K. Additionally, you should read the “Risk Factors” section of this Form 10-K for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Sorrento Therapeutics, Inc. (Nasdaq: SRNE), together with its subsidiaries (collectively, the “Company”, “we”, “us” and “our”) is a clinical stage and commercial biopharma company focused on delivering innovative and clinically meaningful therapies to patients and their families, globally, to address unmet medical needs. We primarily focus on therapeutics areas in Immune-Oncology and Non-Opioid Pain Management. We also have programs assessing the use of our technologies and products in autoimmune, inflammatory and neurodegenerative diseases.
At our core, we are an antibody-centric company and leverage our proprietary G-MAB™ library and targeted delivery modalities to generate the next generation of cancer therapeutics. Our fully human antibodies include PD-1, PD-L1, CD38, CD123, CD47, c-MET, VEGFR2, CCR2 and CD137 among others.
Our vision is to leverage these antibodies in conjunction with proprietary targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy (“CAR-T”), dimeric antigen receptor T-cell therapy (“DAR-T”), antibody drug conjugates (“ADCs”) as well as bispecific antibody approaches. Additionally, we acquired Sofusa®, a revolutionary drug delivery system, in July 2018, which delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy.
With each of our clinical and pre-clinical programs, we aim to tailor our therapies to treat specific stages in the evolution of cancer, from elimination, to equilibrium and escape. In addition, our objective is to focus on tumors that are resistant to current treatments and where we can design focused trials based on a genetic signature or biomarker to ensure patients have the best chance of a durable and significant response. We have several immuno-oncology programs that are in or near to entering the clinic. These include cellular therapies, an oncolytic virus and a palliative care program targeted to treat intractable cancer pain. Our cellular therapy programs focus on CAR-T for adoptive cellular immunotherapy to treat both solid and liquid tumors. We have reported early data from Phase I trials of our carcinoembryonic antigen (“CEA”)-directed CAR-T program.

Exhibit 99.1

We have treated five patients with stage 4, unresectable adenocarcinoma (four with pancreatic and one with colorectal cancer) and CEA-positive liver metastases with anti-CEA CAR-T and are currently expanding this study. We successfully submitted an Investigational New Drug application ("IND") for anti-CD38 CAR-T for the treatment of refractory or relapsed multiple myeloma ("RRMM") and obtained approval from the U.S. Food and Drug Administration (the "FDA") to commence a human clinical trial for this indication in early 2018. We have dosed two patients and are continuing the enrollment of additional patients.
Broadly speaking, we are one of the world’s leading CAR-T companies today due to our investments in technology and infrastructure, which have enabled significant progress in developing our next-generation non-viral, “off-the-shelf” allogeneic CAR-T solutions. With “off-the-shelf” solutions, CAR-T therapy can truly become a drug product rather than a treatment procedure. One of the approaches we have taken to develop the “off-the-shelf” allogeneic CAR-T solutions is through Celularity, our joint venture with Celgene, United Therapeutics and others. Celularity focuses on developing cell therapies with placenta-derived and cord blood T cells, which have natural allogeneic “off-the-shelf” characteristics. We are the single largest shareholder of Celularity with a stake of approximately 25%.
Outside of immune-oncology programs, as part of our global aim to provide a wide range of therapeutic products to meet underserved markets, we have made investments in non-opioid pain management. These include resiniferatoxin (“RTX”), which is a non-opioid-based neurotoxin that specifically ablates nerves that conduct pain signals while leaving other nerve functions intact and is being studied for chronic pain treatment. RTX has been granted orphan drug status for the treatment of intractable pain with end-stage cancer and a Phase I trial with the National Institutes of Health (“NIH”) is concluding. A Phase Ib trial studying tolerance and efficacy of RTX for the control of osteoarthritis knee pain was initiated in late 2018 and preliminary results have shown strong efficacy with no significant adverse effects. Other applications of RTX are expected to start Phase Ib trials in 2019.
Also in the area of non-opioid pain management, we have acquired proprietary technologies to responsibly develop next generation, branded pharmaceutical products to better manage patients’ medical conditions and maximize the quality of life of patients and healthcare providers. The flagship product of our majority-owned subsidiary, Scilex Pharmaceuticals Inc. (“Scilex”), ZTlido® (lidocaine topical system 1.8%), is a next-generation lidocaine delivery system which was approved by the FDA for the treatment of postherpetic neuralgia, a severe neuropathic pain condition, in February 2018, and was commercially launched in late October 2018. Scilex now has built a full commercial organization, which includes sales, marketing, market access, and medical affairs. ZTlido® is positioned as a best-in-class product with superior adhesion compared to Lidoderm and is manufactured by our Japanese partner in their state-of-the-art manufacturing facility.
Significant Developments
Re-segmentation
Beginning in the quarter ended March 31, 2019, we realigned our business into two new operating and reportable segments, Sorrento Therapeutics and Scilex.
2018 Securities Purchase Agreement in Private Placement and Amendment to Warrants
On March 26, 2018, we entered into a Securities Purchase Agreement, as amended by Amendment No. 1 thereto, dated as of June 13, 2018 (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, we agreed to issue and sell to the Purchasers, in a private placement (the “Private Placement”), (1) convertible promissory notes in an aggregate principal amount of $37,848,750 (the “Notes”), and (2) warrants to purchase 2,698,662 shares of our common stock (the “Warrants”).
On June 13, 2018, pursuant to the Securities Purchase Agreement, we issued and sold to the Purchasers, in the Private Placement, the Notes and the Warrants.
On November 7, 2018, we entered into an Agreement and Consent (the “Agreement and Consent”) with the Purchasers Pursuant to the Agreement and Consent, in consideration for certain of the Purchasers, in their capacity as holders of the Notes, providing a waiver and consent on behalf of all holders of the Notes, pursuant to which the Purchasers provided us with certain waivers of their rights and certain of our covenants under the Securities Purchase Agreement with respect to the Loan Agreement (as defined below) and the transactions contemplated thereby, we and the Purchasers agreed to amend the Warrants to reduce the exercise price per share of our common stock thereunder from $8.77 to $3.28.

Exhibit 99.1

Each Warrant has an exercise price of $3.28 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, became exercisable on December 11, 2018, has a term of five and a half years from the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants, in which case the Warrants shall also be exercisable on a cashless exercise basis.

2018 Purchase Agreements and Indenture for Scilex
On September 7, 2018, we entered into Purchase Agreements (the “2018 Purchase Agreements”) with certain investors (collectively, the “Scilex Note Purchasers”) and Scilex. Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex, among other things, issued and sold to the Scilex Note Purchasers senior secured notes due 2026 in an aggregate principal amount of $224,000,000 (the “Scilex Notes”) for an aggregate purchase price of $140,000,000 (the “Offering”). In connection with the Offering, we also entered into an indenture (the “Indenture”) governing the Scilex Notes with Scilex and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). Pursuant to the Indenture, we agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex under the Indenture (the “Guarantee”).
The net proceeds of the Offering were approximately $89.3 million, after deducting the Offering expenses payable by Scilex and funding a segregated reserve account with $20.0 million (the “Reserve Account”) and a segregated collateral account with $25.0 million (the “Collateral Account”) pursuant to the terms of the Indenture. The net proceeds of the Offering will be used by Scilex to support the commercialization of ZTlido® (lidocaine topical system 1.8%), for working capital and general corporate purposes in respect of the commercialization of ZTlido® (lidocaine topical system 1.8%). Funds in the Reserve Account will be released to Scilex upon receipt by the Trustee of an officer’s certificate under the Indenture from Scilex confirming receipt of a marketing approval letter from the FDA with respect to ZTlido® (lidocaine topical system 5.4%) or a similar product with a concentration of not less than 5% (the “Marketing Approval Letter”) on or prior to July 1, 2023. Funds in the Collateral Account will be released to Scilex upon receipt of a written consent authorizing such release from the holders of a majority in principal amount of the Scilex Notes issued, upon the occurrence and during the continuance of an event of default at the direction of the holders of a majority in principal amount of the Scilex Notes issued or upon the repayment in full of all amounts owed under the Scilex Notes.

The holders of the Scilex Notes will be entitled to receive quarterly payments of principal of the Scilex Notes equal to a percentage, in the range of 10% to 20% of the net sales of ZTlido® (lidocaine topical system 1.8%) for the prior fiscal quarter, beginning on February 15, 2019. If Scilex has not received the Marketing Approval Letter by March 31, 2021, the percentage of net sales payable shall be increased to be in the range of 15% to 25%. If actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from October 1, 2022 through September 30, 2023 are less than 60% of a predetermined target sales threshold for such period, then Scilex will be obligated to pay an additional installment of principal of the Scilex Notes each quarter in an amount equal to an amount to be determined by reference to the amount of such deficiency.

The aggregate principal amount due under the Scilex Notes shall be increased by $28,000,000 on February 15, 2022 if actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from the issue date of the Scilex Notes through December 31, 2021 do not equal or exceed 95% of a predetermined target sales threshold for such period. If actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) for the period from October 1, 2022 through September 30, 2023 do not equal or exceed 80% of a predetermined target sales threshold for such period, the aggregate principal amount shall also be increased on November 15, 2023 by an amount equal to an amount to be determined by reference to the amount of such deficiency.

The final maturity date of the Scilex Notes will be August 15, 2026. The Scilex Notes may be redeemed in whole at any time upon 30 days’ written notice at Scilex’s option prior to August 15, 2026 at a redemption price equal to 100% of the then-outstanding principal amount of the Scilex Notes. In addition, upon a change of control of Scilex (as defined in the Indenture), each holder of a Scilex Note shall have the right to require Scilex to repurchase all or any part of such holder’s Scilex Note at a repurchase price in cash equal to 101% of the then-outstanding principal amount thereof.
Oaktree Term Loan Agreement
On November 7, 2018, we and certain of our domestic subsidiaries (the “Guarantors”) entered into a Term Loan Agreement (the “Loan Agreement”) with certain funds and accounts managed by Oaktree Capital Management, L.P. (collectively, the “Lenders”) and Oaktree Fund Administration, LLC, as administrative and collateral agent, for an initial term loan of $100.0 million (the “Initial Loan”) and a second tranche of $50.0 million, subject to the achievement of certain commercial and financial milestones between August 7, 2019 and November 7, 2019, and the satisfaction of certain customary

Exhibit 99.1

conditions (the “Conditional Loan”). The Initial Loan was funded on November 7, 2018. The net proceeds of the Initial Loan were approximately $91.3 million, after deducting estimated loan costs, commissions, fees and expenses, and will be used for general corporate purposes. In connection with the Loan Agreement, on November 7, 2018, we issued to the Lenders warrants to purchase 6,288,985 shares of our common stock (the “Initial Warrants”). The Initial Warrants have an exercise price per share of $3.28, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, will be exercisable from May 7, 2019 through May 7, 2029 and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Initial Warrants (the “Initial Warrant Shares”), in which case the Initial Warrants shall also be exercisable on a cashless exercise basis. If the Conditional Loan is funded, we will issue to the Lenders additional warrants to purchase such number of shares of our common stock as is equal to 2% of our fully-diluted shares on the date the Conditional Loan is funded, subject to adjustment in certain circumstances (the “Conditional Warrants”). The Conditional Warrants will have an exercise price per share equal to the average volume-weighted average price of one share of our common stock for the ten trading days immediately preceding the date the Conditional Loan is funded, will be exercisable from the date that is six months following the date of issuance through the ten year anniversary of the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Conditional Warrants (the “Conditional Warrant Shares”), in which case the Conditional Warrants shall also be exercisable on a cashless exercise basis. In connection with the Loan Agreement, on November 7, 2018, we and the Lenders entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, we agreed to file one or more registration statements with the Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale the Initial Warrant Shares and the shares of common stock issuable upon exercise of the Conditional Warrants. Under the Registration Rights Agreement, we agreed to file a registration statement with the SEC registering all of the Initial Warrant Shares and the shares of common stock issuable upon exercise of the Conditional Warrants for resale by no later than the 45th day following the issuance of the Initial Warrants and the Conditional Warrants, respectively. On December 13, 2018, we filed a registration statement with the SEC registering all of the Initial Warrant Shares for resale, and such registration statement was declared effective by the SEC on December 21, 2018.
Acquired In-process Research and Development of BDL
In August 2015, we and TNK entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with BDL Products, Inc. (“BDL”) and the stockholders of BDL (the “Stockholders”) pursuant to which the Stockholders sold all of their shares of capital stock in BDL to TNK for: (1) a cash payment of $100.00, and (2) $6.0 million in shares of TNK Class A Stock, subject to adjustment in certain circumstances, to be issued to the Stockholders upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $50.0 million (a “Qualified Financing”).  In accordance with subsequent amendments to the Stock Purchase Agreement, in the event a Qualified Financing did not occur by October 15, 2017 (subject to further extension as implied and based on previously amended dates) or TNK did not complete an initial public offering of shares of its capital stock by September 15, 2017, in lieu of receiving shares of TNK pursuant to the acquisition, the Stockholders would receive an aggregate of 309,916 shares of our common stock, subject to adjustment in certain circumstances. TNK did not complete a Qualified Financing by the financing deadline and we issued 309,916 shares of our common stock to the Stockholders on March 19, 2018.

Sofusa® Acquisition

On July 2, 2018, we entered into an Asset Purchase Agreement (the “Sofusa Purchase Agreement”) with Kimberly-Clark Corporation (“KCC”); Kimberly-Clark Global Sales, LLC (“KCCGS”); and Kimberly-Clark Worldwide, Inc. (“KCCW” and together with KCC and KCCGS, “Kimberly-Clark”) pursuant to which, among other things, we acquired certain of Kimberly-Clark’s assets related to micro-needle drug delivery system, including the Sofusa® platform (the “Sofusa Assets”) and related fixed assets, and assumed certain of Kimberly-Clark’s liabilities related to the Sofusa Assets (the “Sofusa Acquisition”).  The closing of the Sofusa Acquisition (the “Sofusa Closing”) occurred on July 2, 2018. At the Sofusa Closing, we paid $10 million and agreed to pay additional consideration to Kimberly-Clark upon the achievement of certain regulatory and net sales milestones, as well as a percentage in the low double-digits of any non-royalty amounts received by us in connection with any license, sale or other grant of rights by us to develop or commercialize the Sofusa Assets (all such additional consideration, the “Sofusa Contingent Consideration”). Under the Sofusa Purchase Agreement, the aggregate amount of the Sofusa Contingent Consideration payable by us will not exceed $300.0 million. We also agreed to pay Kimberly-Clark a low single-digit royalty on all net sales with respect to the first five products developed by us or our licensees that utilizes intellectual property included in the Sofusa Assets. The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in a single asset. Under the Asset Purchase Agreement, we acquired the Sofusa DoseDisc micro-needle technology designed to increase the efficacy of drug delivery by way of transdermal drug delivery for cash consideration of $10.0 million which was allocated based on the relative fair value of the assets acquired. No contingent consideration was recorded as of December 31, 2018 since the related regulatory approval milestones are not deemed probable until they actually

Exhibit 99.1

occur. As a result, $9.5 million was expensed as a component of acquired in-process research and development and the remaining $0.5 million was recorded primarily to fixed assets as of December 31, 2018.
Results of Operations
The following discussion of our operating results explains material changes in our results of operations for the years ended December 31, 2018, 2017 and 2016. The discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Form 10-K.
During the quarter ended March 31,2019, we realigned our businesses into two operating and reportable segments, Sorrento Therapeutics and Scilex, in order to help users of our financial statements better understand our performance, assess our prospects for future net cash flows and make more informed judgments about us as a whole.

Sorrento Therapeutics. The Sorrento Therapeutics segment is organized around our Immune-Oncology therapeutic area, leveraging our proprietary G-MAB™ antibody library and targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy (“CAR-T”), dimeric antigen receptor T-cell therapy (“DAR-T”), antibody drug conjugates (“ADCs”) as well as bispecific antibody approaches. Additionally, this segment also includes Sofusa®, a revolutionary drug delivery system that delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy, and resiniferatoxin (“RTX”), which is a non-opioid-based neurotoxin and is currently in clinical trials for late stage cancer pain and osteoarthritis.

Scilex. The Scilex segment is largely organized around our non-opioid pain management operations and includes the operations of Scilex Pharmaceuticals Inc. (“Scilex”). Revenues from the Scilex segment are exclusively derived from the sale of ZTlido® (lidocaine topical system 1.8%).
Comparison of the Years Ended December 31, 2018 and 2017
Revenues. Revenues were $21.2 million for the year ended December 31, 2018, as compared to $151.9 million for the year ended December 31, 2017.
Revenues in our Sorrento Therapeutics segment decreased $133.3 million, primarily due to higher royalty and licensing activities in the prior year. Royalties and license revenues decreased $139.9 million for the year ended December 31, 2018 as compared to the same period of 2017, primarily due to higher licensing revenue associated with collaboration arrangements in the prior year including from the intangibles transferred to Celularity of approximately $116.2 million as a result of closing the Contribution Agreement in 2017 as well as the cancellation of the Servier agreement, which resulted in revenue of approximately $16.7 million. Sales and service revenues in our Sorrento Therapeutics segment increased by $6.5 million as a result of increased contract manufacturing services due to increased volume.
Revenues in our Scilex segment increased by $2.6 million as a result of the product launch of ZTlido® (lidocaine topical system 1.8%). Sales of ZTlido® (lidocaine topical system 1.8%) did not commence until October 2018.
We expect that any revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for products and services offered as well as the timing and amount of grant awards, research and development reimbursements and other payments received under any strategic collaborations.
Cost of revenues. Cost of revenues for the years ended December 31, 2018 and 2017 were $7.1 million and $3.9 million, respectively.  The increase is due primarily to increased contract manufacturing activities and higher direct materials and overhead costs for the year ended December 31, 2018 compared to the prior year period. The costs generally include employee salaries and benefits, direct materials and overhead costs including rent, depreciation, utilities, facility maintenance and insurance. The increase of approximately $3.1 million is primarily attributable to increased indirect costs associated with the higher sales and service revenues for next generation homogenous antibody drug conjugate development. Cost of revenues for our Scilex segment were not significant for the years ended December 31, 2018 and 2017.
Research and Development Expenses. Research and development expenses for the years ended December 31, 2018 and 2017 were $77.0 million and $55.5 million, respectively. Research and development expenses include expenses associated with the ramp up of ZTlido® (lidocaine topical system 1.8%) as well as the costs related to our RTX program activities towards entering into future clinical trials, costs to identify, isolate and advance human antibody drug candidates derived from our libraries as well as advancing our ADC preclinical drug candidates, preclinical testing expenses and the expenses associated with fulfilling our development obligations related to the NIH grant awards (collectively the “NIH Grants”). Such expenses

Exhibit 99.1

consist primarily of salaries and personnel related expenses, stock-based compensation expense, clinical development expenses, preclinical testing, lab supplies, consulting costs, depreciation and other expenses.
Research and development expenses for our Sorrento Therapeutics segment increased by $22.4 million as compared to the prior year and was primarily attributable to increased clinical activities related to consulting and lab supply costs incurred in connection with our expanded research and development activities and activities to advance RTX into clinical trials.
Research and development expenses for our Scilex segment decreased by $0.9 million as compared to the prior year and was primarily driven by lower clinical trial costs, as ZTlido® (lidocaine topical system 1.8%) received FDA approval in the first quarter of 2018.
We expect research and development expenses to increase in absolute dollars as we: (i) advance RTX and our other product candidates into clinical trials and pursue other development, acquire, develop and manufacture clinical trial materials and increase other regulatory operating activities, (ii) incur incremental expenses associated with our efforts to further advance a number of potential product candidates into preclinical development activities, (iii) continue to identify and advance a number of fully human therapeutic antibody and ADC preclinical product candidates, (iv) incur higher salary, lab supply and infrastructure costs in connection with supporting all of our programs, (v) invest in our joint ventures, collaborations or other third party agreements, and (vi) expand our corporate infrastructure.
Acquired In-process Research and Development Expenses. Acquired in-process research and development expenses for the years ended December 31, 2018 and 2017 were $11.3 million and $26.1 million, respectively, with the decrease due to higher levels of acquisition related activities in the prior year. Acquired in-process research and development expenses for the year ended December 31, 2018 include costs associated with the acquisition of acquired in-process research and development from the Sofusa Purchase Agreement. Acquired in-process research and development expenses for the year ended December 31, 2017 include costs associated with the acquisition of acquired in-process research and development from Mabtech Limited. There were no acquired in-process research and development expenses in our Scilex segment for the years ended December 31, 2018 and 2017.
General and Administrative Expenses. General and administrative expenses for the years ended December 31, 2018 and 2017 were $63.6 million and $38.3 million, respectively. General and administrative expenses consist primarily of salaries and personnel related expenses for executive, finance and administrative personnel, stock-based compensation expense, professional fees, infrastructure expenses, legal and accounting expenses and other general corporate expenses.
General and administrative expenses for our Sorrento Therapeutics segment increased by approximately $2.2 million compared to the prior year and was attributable to higher employee related costs associated with additional headcount, stock-based compensation, legal costs related to acquisitions, general corporate and intellectual property matters, consulting and business development expenses and higher compliance costs associated with our public reporting obligations.
General and administrative expenses for our Scilex segment increased by approximately $23.1 million compared to the prior year and was primarily due to increased selling activities associated with the commercialization of ZTlido® (lidocaine topical system 1.8%).
Intangible Amortization. Intangible amortization for the years ended December 31, 2018 and 2017 was $3.0 million and $2.6 million, respectively. The increase in the year ended December 31, 2018 as compared to the same period in 2017 is primarily due to the amortization of acquired in-process research and development upon commercialization of ZTlido® (lidocaine topical system 1.8%).
Amortization expense for our Sorrento Therapeutics segment remained relatively consistent with prior year.
Amortization expense for our Scilex segment increased due to the amortization of acquired in-process research and development upon commercialization of ZTlido® (lidocaine topical system 1.8%) that occurred in the fourth quarter of 2018.
Gain on derivative liability. Gain on derivative liability for the year ended December 31, 2018 was $2.8 million compared to a derivative liability of $0 for the year ended December 31, 2017. The increase in the year ended December 31, 2018 as compared to the same period in 2017 is due to the change in fair value of the Conditional Warrants associated with the Oaktree Term Loan Agreement as further described in Note 12 in the Notes to Consolidated Financial Statements in this Form 10-K.
Loss (gain) on Contingent Liabilities. Contingent liabilities for the years ended December 31, 2018 and 2017 was $12.0 million and $54.3 million, respectively. The decrease in the year ended December 31, 2018 as compared to the same period in

Exhibit 99.1

2017 is primarily due to the settlements of Scilex and BDL liabilities for $38.2 million and $2.3 million, respectively, and the $11.3 million partial settlement of the Virttu financing milestone in shares of our common stock. The decrease was partially offset by a re-measurement of fair value resulting in a loss on contingent liabilities of $9.6 million during the year ended December 31, 2018.
Interest Expense. Interest expense for the years ended December 31, 2018 and 2017 was $57.6 million and $5.0 million, respectively. The increase in the year ended December 31, 2018 as compared to the same period in 2017 resulted primarily from the conversion during the year of the convertible notes issued in December 2017. The unamortized discount remaining at the date of conversion of $44.3 million was recognized immediately at that date as interest expense. An additional increase is primarily attributed to interest expense associated with the 2018 Securities Purchase Agreement in the Private Placement and Amendment to Warrants, the 2018 Oaktree Term Loan Agreement and Scilex Notes entered into in 2018.
Interest Income. Interest income for the years ended December 31, 2018 and 2017 was $0.9 million and $0.2 million, respectively.
Income tax benefit. Income tax benefit for the year ended December 31, 2018 was $6.3 million. Income tax benefit for the year ended December 31, 2017 was $36.0 million. The decrease in the year ended December 31, 2018 as compared to the same period in 2017 is primarily due to the reduction in deferred tax liabilities for Scilex.
Loss (income) on equity method investments. Loss on equity investments for the year ended December 31, 2018 was $5.0 million compared to a loss on equity investments of $40.2 million for the year ended December 31, 2017.  (See Note 9 in the Notes to Consolidated Financial Statements in this Form 10-K).
Net (loss) income. Net loss for the year ended December 31, 2018 was $212.5 million as compared to net income of $11.1 million for 2017. The decrease in net income is mainly attributable to revenue recognized from the intangibles transferred to Celularity as a result of closing the contribution agreement in 2017.
Comparison of the Years Ended December 31, 2017 and 2016
Revenues. Revenues were $151.9 million for the year ended December 31, 2017, as compared to $8.2 million for the year ended December 31, 2016. The net increase of $143.7 million is primarily due to an increase in royalty and licensing activities for the year ended December 31, 2017 compared to the corresponding period of 2016.  Royalties and license revenues increased $136.4 million for the year ended December 2017 as compared to the same period of 2016 primarily due to revenue recognized from the intangibles transferred to Celularity of approximately $116.2 million as a result of closing the Contribution Agreement in 2017 as well as the cancellation of the Servier agreement which resulted in revenue of approximately $16.0 million. Sales and service revenues generated from the sale of customized reagents and providing contract development services increased $8.2 million for the year ended December 2017 as compared to the same period of 2016.
There were no revenues in our Scilex segment for the years ended December 31, 2017 and 2016.
We expect that any revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for products and services offered as well as the timing and amount of grant awards, research and development reimbursements and other payments received under any strategic collaborations.
Cost of revenues. Cost of revenues for the years ended December 31, 2017 and 2016 were $3.9 million and $0.8 million, respectively. The increase is due primarily to increased contract manufacturing activities and higher direct materials and overhead costs for the year ended December 31, 2017 compared to the prior year period. The costs generally include employee salaries and benefits, direct materials and overhead costs including rent, depreciation, utilities, facility maintenance and insurance.  We expect cost of revenues to fluctuate with related sales and service revenues
Research and Development Expenses. Research and development expenses for the years ended December 31, 2017 and 2016 were $55.5 million and $42.2 million, respectively. Research and development expenses include expenses associated with the ramp up of ZTlido® (lidocaine topical system 1.8%) as well as the costs related to our RTX program activities towards entering into future clinical trials, costs to identify, isolate and advance human antibody drug candidates derived from our libraries as well as advancing our ADC preclinical drug candidates, preclinical testing expenses and the expenses associated with fulfilling our development obligations related to the NIH grant awards (collectively the “NIH Grants”). Such expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, clinical development expenses, preclinical testing, lab supplies, consulting costs, depreciation and other expenses. The increase of $13.4 million is attributable to increased clinical activities related to consulting and lab supply costs incurred in connection with our expanded

Exhibit 99.1

research and development activities and activities to advance RTX into clinical trials and potentially pursue other development activities and regulatory related activities associated with ZTlido® (lidocaine topical system 1.8%).
Research and development expenses for our Sorrento Therapeutics segment increased by $9.1 million as compared to the prior year, primarily due to increased clinical activities related to consulting and lab supply costs incurred in connection with our expanded research and development activities and activities to advance RTX into clinical trials.
Research and development expenses for our Scilex segment increased by $4.2 million as compared to the prior year and was primarily driven by regulatory related activities associated with ZTlido® (lidocaine topical system 1.8%).
Acquired In-process Research and Development Expenses. Acquired in-process research and development expenses for the years ended December 31, 2017 and 2016 were $26.1 million and $45.0 million, respectively, with the decrease to due to higher levels of acquisition related activities in the prior year. Acquired in-process research and development expenses for the year ended December 31, 2017 include costs associated with the acquisition of acquired in-process research and development from Mabtech.  Acquired in-process research and development expenses for the year ended December 31, 2016 include costs associated with the acquisition of acquired in-process research and development from Mabtech Limited and LA Cell. There were no acquired in-process research and development expenses in our Scilex segment for the years ended December 31, 2017 and 2016.
General and Administrative Expenses. General and administrative expenses for the years ended December 31, 2017 and 2016 were $38.3 million and $24.2 million, respectively. General and administrative expenses consist primarily of salaries and personnel related expenses for executive, finance and administrative personnel, stock-based compensation expense, professional fees, infrastructure expenses, legal and accounting expenses and other general corporate expenses. The increase of $14.1 million is primarily attributable to higher salaries and related compensation expenses, stock-based compensation, legal costs related to acquisitions, general corporate and intellectual property matters, consulting and business development expenses and higher compliance costs associated with our public reporting obligations. We expect general and administrative expenses to increase in absolute dollars as we: (i) incur incremental expenses associated with expanded operations and development efforts, (ii) expand our efforts to ensure continued compliance with our public reporting obligations, (iii) build our infrastructure, and (iv) invest in our joint ventures, collaborations or other third party agreements.
General and administrative expenses for our Sorrento Therapeutics segment increased by approximately $10.3 million compared to the prior year and was attributable to higher salaries and related compensation expenses, stock-based compensation, legal costs related to acquisitions, general corporate and intellectual property matters, consulting and business development expenses and higher compliance costs associated with our public reporting obligations.
General and administrative expenses for our Scilex segment increased by approximately $3.8 million compared to the year ended December 31, 2016 and was primarily due to the acquisition of Scilex in November of 2016.
Intangible Amortization. Intangible amortization for the years ended December 31, 2017 and 2016 was $2.6 million and $0.8 million, respectively. The increase in the year ended December 31, 2017 as compared to the same period in 2016 is due to the impact of the acquisition of Scilex and the start of patent right amortization in 2017.
Gain on derivative liability. Gain on derivative liability for the year ended December 31, 2017 was $0 compared to a gain on derivative liability of $5.5 million for the year ended December 31, 2016. The decrease in the year ended December 31, 2017 as compared to the same period in 2016 is due to the expiration of the unexercised derivative liability on March 31, 2016 associated with the cancelled call option on shares of NantKwest, Inc. stock.
Interest Expense. Interest expense for the years ended December 31, 2017 and 2016 was $5.0 million and $1.6 million, respectively.
Interest Income. Interest income for the years ended December 31, 2017 and 2016 was $0.2 million and $0.3 million, respectively.
Income tax benefit. Income tax benefit for the year ended December 31, 2017 was $36.0 million.  Income tax benefit for the year ended December 31, 2016 was $0.9 million. The increase in the year ended December 31, 2017 as compared to the same period in 2016 is primarily due to re-measurement adjustments related to the impact of U.S. tax reform under the Tax Cut and Jobs Act which was enacted on December 22, 2017.

Exhibit 99.1

Loss on equity method investments.  Loss on equity investments for the year ended December 31, 2017 was $40.2 million compared to a gain on equity investments of $0.4 million for the year ended December 31, 2016.  The decrease was primarily due to the recognition of other-than-temporary impairment associated with our equity method investment in NANTibody for the year ended December 31, 2017. (See Note 9 in the Notes to Consolidated Financial Statements in this Form 10-K).
Net (loss) income. Net income (loss) for the years ended December 31, 2017 and 2016 was $11.1 million and $(63.9) million, respectively. The increase in net income is mainly attributable to revenue recognized from the intangibles transferred to Celularity as a result of closing the Contribution Agreement in 2017.
Liquidity and Capital Resources
As of December 31, 2018, we had $158.7 million in cash and cash equivalents attributable in part to the following financing arrangements:
On June 13, 2018, pursuant to the Securities Purchase Agreement, we issued and sold to the Purchasers, in the Private Placement (1) Notes in an aggregate principal amount of $37,848,750, and (2) Warrants to purchase an aggregate of 2,698,662 shares of our common stock.
On September 7, 2018, Scilex entered into the 2018 Purchase Agreements with the Purchasers and us. Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex, among other things, issued and sold to the Purchasers the Notes with an aggregate principal of $224.0 million for an aggregate purchase price of $140.0 million. The net proceeds of the Offering were approximately $89.3 million, after deducting the Offering expenses payable by Scilex and funding the Reserve Account ($20.0 million) and the Collateral Account ($25.0 million) pursuant to the terms of the Indenture. In connection with the Offering, Scilex also entered into the Indenture governing the Notes with the Trustee and Collateral Agent and us. Pursuant to the Indenture, we agreed to the Guarantee.
On November 7, 2018, we and the Guarantors entered into the Loan Agreement with the Lenders and Oaktree Fund Administration, LLC, as administrative and collateral agent, for the Initial Loan and the Conditional Loan. The Initial Loan was funded on November 7, 2018. The net proceeds of the Initial Loan were approximately $91.3 million, after deducting estimated loan costs, commissions, fees and expenses.
Cash Flows from Operating Activities. Net cash used for operating activities was $111.8 million for the twelve months ended December 31, 2018 as compared to $99.2 million for the twelve months ended December 31, 2017. Net cash used in 2018 reflects a net loss of $212.5 million, which was partially offset by non-cash interest expense charges of $52.8 million, as well as other non-cash charges totaling $41.9 million, primarily related to depreciation and amortization, stock based compensation, charges related to acquired IPR&D, loss on debt extinguishment, loss on equity investments and loss on contingent liabilities. Net cash used for operating activities was $99.2 million for 2017 and was primarily due to an increase in cash flow associated with accrued payroll, deferred rent, accrued expenses and other operating activities.
We expect to continue to incur substantial and increasing losses and negative net cash flows from operating activities as we seek to expand and support our clinical and pre-clinical development and research activities, and continue to support the commercial launch of ZTlido® and fund our joint ventures, collaborations and other third party agreements.
Cash Flows from Investing Activities. Net cash used for investing activities was $21.2 million for 2018 as compared to $16.5 million for 2017. Our investing activities used $11.2 million to acquire equipment and building improvements. Additionally, we used $10.0 million for the Sofusa Purchase Agreement. In 2017, investing activities used $11.0 million to acquire equipment and building improvements as well as $5.0 million related to our investment in Celularity.
We expect to increase our investment in equipment and implement facility improvements as we seek to expand and progress our research and development capabilities.
Cash Flows from Financing Activities. Net cash provided by financing activities was $326.0 million for 2018, which was primarily attributed to the net proceeds from the issuance of convertible notes in connection with the Securities Purchase Agreement, net proceeds from the issuance of the Scilex Notes, and net proceeds from the Initial Loan related to the Loan Agreement. Additional cash was provided by the issuance of common stock upon the exercise of stock options. Net cash provided by financing activities was $53.7 million for 2017, which was primarily from the net proceeds from the issuance of common stock and the issuance of the Notes in the Private Placement partially offset by the repayment of the Hercules loan.

Exhibit 99.1

Future Liquidity Needs. We have principally financed our operations through underwritten public offerings and private equity financings with aggregate net proceeds of $295.1 million since inception, as we have not generated any significant product related revenue from our principal operations to date, and do not expect to generate significant revenue for several years, if ever. We will need to raise additional capital before we exhaust our current cash resources in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. As and if necessary, we will seek to raise additional funds through various potential sources, such as equity and debt financings or through corporate collaboration and license agreements. We can give no assurances that we will be able to secure such additional sources of funds to support our operations, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern.
We cannot be certain that additional funding will be available on acceptable terms, or at all. If we issue additional equity securities to raise funds, the ownership percentage of existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. We may also seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements and related notes thereto included elsewhere in this Annual Report on Form 10-K do not include any adjustments that might result from the outcome of this uncertainty.
We anticipate that we will continue to incur net losses into the foreseeable future as we: (i) advance RTX and other product candidates into clinical trials, (ii) continue to identify and advance a number of potential mAb and ADC product candidates into preclinical development activities, (iii) continue our development of, and seek regulatory approvals for, our product candidates, (iv) expand our corporate infrastructure, including the costs associated with being a Nasdaq listed public company, and (v) incur our share of joint venture and collaboration costs for our products and technologies.
We plan to continue to fund our operating losses and capital funding needs through public or private equity or debt financings, strategic collaborations, licensing arrangements, asset sales, government grants or other arrangements.
In November 2017, we filed a universal shelf registration statement on Form S-3 (the “2017 Shelf Registration Statement”) with the SEC, which was declared effective by the SEC in December 2017. The 2017 Shelf Registration Statement provides us with the ability to offer up to $350 million of securities, including equity and other securities as described in the registration statement. Included in the 2017 Shelf Registration Statement is a sales agreement prospectus covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $100.0 million of our common stock that may be issued and sold under a sales agreement with B. Riley FBR, Inc. (the “ATM Facility”). During the twelve months ended December 31, 2018, we sold approximately $83.6 million in shares of common stock under the ATM Facility. We can offer up to $15.5 million of additional shares of common stock under the ATM Facility, subject to certain limitations.
Pursuant to this Shelf Registration Statement, we may offer such securities from time to time and through one or more methods of distribution, subject to market conditions and our capital needs. Specific terms and prices will be determined at the time of each offering under a separate prospectus supplement, which will be filed with the SEC at the time of any offering.
If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.
Uses of Cash. We have and plan to expand our business and intellectual property portfolio through the acquisition of new businesses and technologies as well as entering into licensing arrangements.

 Acquisition of Virttu Biologics Limited
On April 27, 2017, we entered into a Share Purchase Agreement (the “Virttu Purchase Agreement”) with TNK Therapeutics, Inc., a majority-owned subsidiary of ours (“TNK”), Virttu Biologics Limited (“Virttu”), the shareholders of Virttu (the “Virttu Shareholders”) and Dayspring Ventures Limited, as the representative of the Virttu Shareholders, pursuant to which, among other things, TNK acquired from the Virttu Shareholders 100% of the outstanding ordinary shares of Virttu (the “Virttu Acquisition”).

Exhibit 99.1

We issued an aggregate of 1,795,011 shares of our common stock to the Virttu Shareholders on April 27, 2018 for a value of $11.3 million. As of December 31, 2018, approximately $9.9 million payable in cash related to acquisition consideration has not been paid as of the date of this filing. See further discussion in Note 4 in the Notes to Consolidated Financial Statements in this Form 10-K.

Acquisition of Scilex Pharmaceuticals Inc.
On November 8, 2016, we entered into a Stock Purchase Agreement (the “Scilex Purchase Agreement”) with Scilex and a majority of the stockholders of Scilex (the “Scilex Stockholders”) pursuant to which, on November 8, 2016, we acquired from the Scilex Stockholders, and the Scilex Stockholders sold to us, approximately 72% of the outstanding capital stock of Scilex (the “Scilex Acquisition”), which remains a stand-alone company. The remainder of the outstanding capital stock of Scilex represents a noncontrolling interest of which approximately 19.3% continues to be held by ITOCHU CHEMICAL FRONTIER CORPORATION following the Scilex Acquisition.
Under the terms of the Scilex Purchase Agreement, we agreed to provide additional consideration to the Accredited Scilex Stockholders upon the achievement of certain milestones, as further discussed in Note 4 in the Notes to Consolidated Financial Statements in this Form 10-K. In 2018, we paid $22.5 million of remaining contingent consideration for regulatory milestones related to the Scilex Purchase Agreement.
Sofusa® Acquisition
On July 2, 2018, we entered into an Asset Purchase Agreement (the “Sofusa Purchase Agreement”) with Kimberly-Clark Corporation (“KCC”); Kimberly-Clark Global Sales, LLC (“KCCGS”); and Kimberly-Clark Worldwide, Inc. (“KCCW” and together with KCC and KCCGS, “Kimberly-Clark”) pursuant to which, among other things, we acquired certain of Kimberly-Clark’s assets related to micro-needle drug delivery system, including the Sofusa® platform (the “Sofusa Assets”) and related fixed assets, and assumed certain of Kimberly-Clark’s liabilities related to the Sofusa Assets (the “Sofusa Acquisition”). The closing of the Sofusa Acquisition (the “Sofusa Closing”) occurred on July 2, 2018. At the Sofusa Closing, we paid $10 million and agreed to pay additional consideration to Kimberly-Clark upon the achievement of certain regulatory and net sales milestones, as well as a percentage in the low double-digits of any non-royalty amounts received by us in connection with any license, sale or other grant of rights by us to develop or commercialize the Sofusa Assets (all such additional consideration, the “Sofusa Contingent Consideration”). Under the Sofusa Purchase Agreement, the aggregate amount of the Sofusa Contingent Consideration payable by us will not exceed $300.0 million. We also agreed to pay Kimberly-Clark a low single-digit royalty on all net sales with respect to the first five products developed by us or our licensees that utilizes intellectual property included in the Sofusa Assets. The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in a single asset. Under the Asset Purchase Agreement, we acquired the Sofusa DoseDisc micro-needle technology designed to increase the efficacy of drug delivery by way of transdermal drug delivery for cash consideration of $10.0 million which was allocated based on the relative fair value of the assets acquired. No contingent consideration has been recorded at December 31, 2018 since the related regulatory approval milestones are not deemed probable until they actually occur. As a result, $9.5 million was expensed as a component of acquired in-process research and development and the remaining $0.5 million was recorded primarily to fixed assets as of December 31, 2018.
Critical Accounting Policies
Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.
Stock-Based Compensation. We account for stock-based compensation in accordance with authoritative guidance for stock-based compensation, which requires us to measure the cost of employee services received in exchange for equity incentive awards, including stock options, based on the grant date fair value of the award. The fair value is estimated using the Black-Scholes option pricing model. The resulting cost is recognized over the period during which the employee is required to provide services in exchange for the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the consolidated statements of operations based on the department to which the related employee reports. To the extent that we issue future stock incentive awards to employees,

Exhibit 99.1

our stock-based compensation expense will be increased by the additional unearned compensation resulting from such additional issuances. (See Note 13 in the Notes to the Consolidated Financial Statements in this Form 10-K).
We account for equity instruments, including restricted stock or stock options, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered. Restricted stock issued to non-employees is accounted for at its estimated fair value upon vesting. We evaluate the assumptions used to value stock awards to non-employees on a periodic basis. If factors change and we employ different assumptions, including any significant change to the inputs used in the option pricing models to determine the fair value, stock-based compensation expense may differ significantly from what we have recorded historically. In addition, to the extent that we issue future stock incentive awards to non-employees, our stock-based compensation expense will be increased by the additional unearned compensation resulting from such additional issuances.
Revenue Recognition. Our revenues are generated from various NIH grant awards, license fees, product sales, the sale of customized reagents and other materials, and the provision of contract manufacturing and other services. We do not have significant costs associated with costs to obtain contracts with our customers. Substantially all of our grants and accounts receivable result from contracts with customers.
License fees for the licensing of product rights are recorded as deferred revenue upon receipt of cash and recognized as revenue on a straight-line basis over the license period, with the exception of license agreements with no remaining performance obligations or undelivered obligations.
Revenues from sales and services are generated from product sales, the sale of customized reagents and providing contract manufacturing services. Reagents are used for preparing ADCs, these reagents include industrial standard cytotoxins, linkers, and linker-toxins. The contract development services include providing synthetic expertise to customer’s synthesis by delivering them proprietary cytotoxins, linkers and linker-toxins and ADC service using industry standard toxin and antibodies provided by customers. Product sales include the sale of ZTlido® (lidocaine topical system 1.8%).
We recognize revenue when control of the products is transferred to the customers in an amount that reflects the consideration we expect to receive from the customers in exchange for those products and services. This process involves identifying the contract with a customer, determining the performance obligations in the contract and the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. We consider a performance obligation satisfied once we have transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. We recognize revenue for satisfied performance obligations only when we determine there are no uncertainties regarding payment terms or transfer of control. (See Note 3 in the Notes to Consolidated Financial Statements in this Form 10-K).
For Scilex product sales, we record gross-to-net sales adjustments for government and managed care rebates, chargebacks, wholesaler fees, sales returns and prompt payment discounts. These are generally accounted for as variable consideration estimated in the same period the related sales occur. Government and other rebates and chargebacks represent the majority of our variable consideration and require complex and significant judgment. Estimates are assessed each period and updated to reflect current information. There was no material variable consideration for Scilex product sales during the year ended December 31, 2018.
Investments in Other Entities.  We hold a portfolio of investments in equity securities that are accounted for under either the equity method or cost method. Investments in entities over which we have significant influence but not a controlling interest are accounted for using the equity method, with our share of earnings or losses reported in loss on equity investments.
All investments are reviewed on a regular basis for possible impairment. If an investment's fair value is determined to be less than its net carrying value and the decline is determined to be other-than-temporary, the investment is written down to its fair value. Such an evaluation is judgmental and dependent on specific facts and circumstances. Factors considered in determining whether an other-than-temporary decline in value has occurred include: the magnitude of the impairment and length of time that the estimated market value was below the cost basis; financial condition and business prospects of the investee; our intent and ability to retain the investment for a sufficient period of time to allow for recovery in market value of the investment; issues that raise concerns about the investee's ability to continue as a going concern; any other information that

Exhibit 99.1

we may be aware of related to the investment. We do not report the fair value of our equity investments in non-publicly traded companies because it is not practical to do so. (See Note 9 in the Notes to Consolidated Financial Statements in this Form 10-K).
Debt, Including Debt With Detachable Warrants. Debt with detachable warrants are evaluated for the classification of warrants as either equity instruments, derivative liabilities, or liabilities depending on the specific terms of the warrant agreement. In circumstances in which debt is issued with equity-classified warrants, the proceeds from the issuance of convertible debt are first allocated to the debt and the warrants at their relative estimated fair values. The portion of the proceeds so allocated to the warrants are accounted for as paid-in capital and a debt discount. The remaining proceeds, as further reduced by discounts created by the bifurcation of embedded derivatives and beneficial conversion features, are allocated to the debt. We account for debt as liabilities measured at amortized cost and amortize the resulting debt discount from the allocation of proceeds, to interest expense using the effective interest method over the expected term of the debt instrument. We consider whether there are any embedded features in debt instruments that require bifurcation and separate accounting as derivative financial instruments pursuant to ASC 815, Derivatives and Hedging.
If the amount allocated to the convertible debt results in an effective per share conversion price less than the fair value of our common stock on the commitment date, the intrinsic value of this beneficial conversion feature is recorded as a discount to the convertible debt with a corresponding increase to additional paid in capital. The beneficial conversion feature discount is equal to the difference between the effective conversion price and the fair value of our common stock at the commitment date, unless limited by the remaining proceeds allocated to the debt.
We may enter financing arrangements, the terms of which involve significant assumptions and estimates, including future net product sales, in determining interest expense, amortization period of the debt discount, as well as the classification between current and long-term portions. In estimating future net product sales, we assess prevailing market conditions using various external market data against our anticipated sales and planned commercial activities. See Note 12 in the Notes to Consolidated Financial Statements in this Form 10-K for our discussion of the Scilex Notes, which include repayments based on a percentage of net sales of ZTlido® (lidocaine topical system 1.8%). Consequently, we impute interest on the carrying value of the debt and record interest expense using an imputed effective interest rate. We reassess the expected payments each reporting period and account for any changes through an adjustment to the effective interest rate on a prospective basis, with a corresponding impact to the classification of our current and long-term portions.
Income Taxes.  The provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740-10, Uncertainty in Income Taxes, address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. We have determined that we have uncertain tax positions.
We account for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.
We have deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. As of December 31, 2018, we maintained a full valuation allowance against our deferred tax assets, with the exception of an amount equal to our deferred tax liabilities.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act’’), which significantly revises the Internal Revenue Code of 1986, as amended. The Tax Act contains, among other things, significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% for tax years beginning after December 31, 2017, limitations on the deduction for net operating losses to 80% of current year taxable income, indefinite carryover period for net operating losses and limitations on the deductibility of interest to 30% of adjusted taxable income.
On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which allowed us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. As of December 22, 2018, our accounting for the Tax Act was complete and there were no material changes to the provisional amounts previously recorded.

Exhibit 99.1

Goodwill and Other Long-Lived Assets. Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at least annually during the fourth quarter, or more frequently if events occur indicating the potential for impairment. During our goodwill impairment review, we may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company. If, after assessing the totality of these qualitative factors, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then no additional assessment is deemed necessary. Otherwise, we proceed to perform the two-step test for goodwill impairment. The first step involves comparing the estimated fair value of the reporting unit with its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to determine the amount of loss, which involves comparing the implied fair value of the goodwill to the carrying value of the goodwill. We may also elect to bypass the qualitative assessment in a period and elect to proceed to perform the first step of the goodwill impairment test. We performed an annual assessment for goodwill impairment in the fourth quarter of 2018, noting no impairment and that the fair value of the goodwill exceeded the carrying value by a significant margin. There have not been any triggering events indicating the potential for impairment through  December 31, 2018.
In determining the fair value utilized in the goodwill impairment assessment, we consider qualitative factors such as changes in strategy, cash flows and the regulatory environment as well as the market capitalization of our publicly traded common stock. Our share price is highly volatile and although there was significant excess of fair value over book value at the annual impairment assessment date as well as December 31, 2018, there have been subsequent declines in the market share price and there could be risk of impairment in the future.
It is not possible at this time to determine if an impairment charge would result from these factors, or, if it does, whether such charge would be material. We will continue to monitor the recoverability of goodwill.
We evaluate our long-lived and intangible assets with definite lives, such as property and equipment, acquired technology, customer relationships, patent and license rights, for impairment by considering competition by products prescribed for the same indication, the likelihood and estimated future entry of non-generic and generic competition with the same or similar indication and other related factors. The factors that drive the estimate of useful life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate. There have not been any impairment losses of long-lived assets through December 31, 2018.
Acquisitions and Intangibles.  We have engaged in business combination activity. The accounting for business combinations requires management to make judgments and estimates of the fair value of assets acquired, including the identification and valuation of intangible assets, as well as liabilities assumed. Such judgments and estimates directly impact the amount of goodwill recognized in connection with each acquisition, as goodwill presents the excess of the purchase price of an acquired business over the fair value of its net tangible and identifiable intangible assets.
Acquired In-Process Research and Development Expense. We have acquired and may continue to acquire the rights to develop and commercialize new drug candidates. The up-front payments to acquire a new drug compound or drug delivery devices, as well as future milestone payments associated with asset acquisitions that do not meet the definition of derivative and are deemed probable to achieve the milestones, are immediately expensed as acquired in-process research and development provided that the drug has not achieved regulatory approval for marketing and, absent obtaining such approval, have no alternative future use. The acquired in-process research and development related to the business combination of Virttu, for which certain products are under development and expected to be commercialized in the future, was capitalized and recorded within “Intangibles, net” on the accompanying consolidated balance sheet. We commenced amortization of acquired in-process research and development related to the business combination of Scilex upon commercialization of ZTlido® (lidocaine topical system 1.8%) in October 2018. Capitalized in-process research and development will be reviewed annually for impairment or more frequently as changes in circumstance or the occurrence of events suggest that the remaining value may not be recoverable. (See Note 4 in the Notes to Consolidated Financial Statements in this Form 10-K for further discussion of acquired in-process research and development expense related to the Sofusa acquisition).
Acquisition Consideration Payable - Gain or Loss on Contingent Liabilities.  Acquisition consideration payable relates to our acquisition of businesses and various other assets and is recorded on our consolidated balance sheets at fair value and is re-measured at each balance sheet date until such contingent liabilities have been settled, with changes in fair value recorded as gain on contingent liabilities. We estimate the fair value of contingent consideration based on level 3 inputs primarily driven by the probability of achieving certain financing or operating related milestones.

Exhibit 99.1

Contractual Obligations
As of December 31, 2018, our contractual obligations are as follows (in thousands):

	Payments Due by Fiscal Year
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Convertible Notes (1)	$47,311	$1,982	$3,784	$41,545	$—
Scilex Notes (1)	224,000	8,696	82,484	132,820	—
Oaktree Term Loan (1)	145,495	9,375	18,750	117,370	—
Operating leases	91,710	6,396	16,744	16,145	52,425
Total financial obligations	$508,516	$26,449	$121,762	$307,880	$52,425
(1) See Note 12 in the Notes to Consolidated Financial Statements in this Form 10-K.
Off-Balance Sheet Arrangements
From our inception through December 31, 2018, we did not engage in any off-balance sheet arrangements, as defined in Item 303(a)(4) of Regulation S-K.
Recent Accounting Pronouncements
Refer to Note 3, “Nature of Operations and Summary of Significant Accounting Polices,” in the Notes to Consolidated Financial Statements in this Form 10-K for a discussion of recent accounting pronouncements.

Exhibit 99.1

Sorrento Therapeutics, Inc.

Exhibit 99.1

Reports of Independent Registered Public Accounting Firm

To the stockholders and Board of Directors of Sorrento Therapeutics, Inc.

Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Sorrento Therapeutics, Inc. and subsidiaries (the “Company”) as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weaknesses identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2018, of the Company and our report dated March 15, 2019, expressed an unqualified opinion on those consolidated financial statements and financial statement schedule and included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures, as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weaknesses
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management's assessment:

Exhibit 99.1

As required by COSO Principles 4 and 12, the Company did not attract, develop, and retain sufficient accounting resources, including a Chief Accounting Officer, with appropriate knowledge and expertise commensurate with the Company’s corporate structure and financial reporting requirements to effectively operate internal controls over financial reporting in a timely manner. As a result of the lack of sufficient and appropriate resources, the Company’s control activities in certain process or control areas did not operate effectively. Areas where we identified deficiencies resulting from the lack of sufficient accounting department resources included a lack of precise reviews of significant assumptions underlying fair value of embedded derivatives, fair value of indefinite-lived intangible assets, and income tax related balances.

The Company’s failure to establish an effective control environment also contributed to the following individual material weaknesses: (i) a deficiency in evaluating the underlying assumptions associated with the accounting for key terms identified in significant transactions, which in the current year included convertible note and debt agreements; and (ii) a deficiency in reviewing and assessing assumptions underlying the determination of fair value of contingent consideration liabilities.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 15, 2019

Exhibit 99.1

Reports of Independent Registered Public Accounting Firm
To the stockholders and the Board of Directors of Sorrento Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sorrento Therapeutics, Inc. and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2019, expressed an adverse opinion on the Company's internal control over financial reporting because of material weaknesses.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations, recurring negative cash flows from operations and substantial cumulative net losses raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 15, 2019
(June 17, 2019 as to notes 3 and 19 to the consolidated financial statements for the change in segment reporting)

We have served as the Company's auditor since 2016.

Exhibit 99.1

CONSOLIDATED BALANCE SHEETS
(In thousands, except for share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$158,738	$20,429
Restricted cash	9,592	—
Marketable securities	297	441
Grants and accounts receivables, net	3,833	2,211
Income tax receivable	526	1,715
Prepaid expenses and other, net	6,578	4,904
Total current assets	179,564	29,700
Property and equipment, net	24,384	19,345
Intangibles, net	66,283	71,013
Goodwill	38,298	38,298
Cost method investments	237,008	237,008
Equity method investments	27,980	32,999
Restricted cash	45,000	—
Other, net	5,570	3,250
Total assets	$624,087	$431,613
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,817	$9,911
Accrued payroll and related	10,236	4,485
Accrued expenses	13,403	7,274
Current portion of deferred revenue	2,703	3,864
Current portion of deferred rent	—	212
Acquisition consideration payable	11,312	53,209
Current portion of debt	10,150	—
Total current liabilities	61,621	78,955
Long-term debt, net of discount	223,136	5,211
Deferred tax liabilities, net	9,416	15,535
Deferred revenue	116,274	119,287
Deferred rent and other	6,140	6,015
Total liabilities	416,587	225,003
Commitments and contingencies
Equity:
Sorrento Therapeutics, Inc. equity
Preferred stock, $0.0001 par value; 100,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 750,000,000 shares authorized and 122,280,092 and 82,903,567 shares issued and outstanding at December 31, 2018 and 2017, respectively	13	9
Additional paid-in capital	626,658	413,901
Accumulated other comprehensive income	15	242
Accumulated deficit	(367,750)	(165,120)
Treasury stock, 7,568,182 shares and 7,568,182 shares at cost at December 31, 2018 and 2017, respectively	(49,464)	(49,464)
Total Sorrento Therapeutics, Inc. stockholders' equity	209,472	199,568
Noncontrolling interests	(1,972)	7,042
Total equity	207,500	206,610
Total liabilities and equity	$624,087	$431,613
See accompanying notes

Exhibit 99.1

SORRENTO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2018, 2017 and 2016
(In thousands, except for per share amounts)

	2018	2017	2016
Revenues:
Grant	$356	$206	$1,033
Royalties and licenses	480	140,381	4,017
Sales and services	20,357	11,269	3,102
Total revenues	21,193	151,856	8,152
Operating costs and expenses:
Costs of revenues	7,060	3,945	811
Research and development	76,963	55,532	42,175
Acquired in-process research and development	11,304	26,102	45,000
General and administrative	63,638	38,332	24,219
Intangible amortization	3,009	2,610	845
Loss (gain) on contingent liabilities	9,644	—	(8,121)
Total costs and operating expenses	171,618	126,521	104,929
(Loss) income from operations	(150,425)	25,335	(96,777)
Gain on derivative liabilities	2,830	—	5,520
Gain on marketable securities	—	—	27,193
Loss on foreign currency exchange	(1,243)	(178)	—
(Loss) gain on trading securities	(144)	(665)	356
Interest expense	(57,631)	(4,980)	(1,610)
Interest income	921	241	272
Loss on debt extinguishment	(8,089)	(4,275)	(222)
Loss on receivable	—	(163)	—
(Loss) income before income tax (benefit) loss and (loss) income on equity method investments	(213,781)	15,315	(65,268)
Income tax benefit	(6,274)	(36,038)	(896)
(Loss) income on equity method investments	(5,019)	(40,244)	435
Net (loss) income	(212,526)	11,109	(63,937)
Net (loss) income attributable to noncontrolling interests	(8,986)	1,977	(3,014)
Net (loss) income attributable to Sorrento	$(203,540)	$9,132	$(60,923)
Net (loss) income per share - basic per share attributable to Sorrento	$(1.92)	$0.13	$(1.21)
Net (loss) income per share - diluted per share attributable to Sorrento	$(1.92)	$0.13	$(1.21)
Weighted-average shares used during period - basic per share attributable to Sorrento	106,150	69,742	50,360
Weighted-average shares used during period - diluted per share attributable to Sorrento	106,150	70,381	50,360

See accompanying notes

Exhibit 99.1

SORRENTO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2018, 2017 and 2016
(In thousands, except for share amounts)

	2018	2017	2016
Net (loss) income	$(212,526)	$11,109	$(63,937)
Other comprehensive income:
Unrealized loss on marketable securities, net of tax of $0, $0, and $(14,294)	—	—	(73,579)
Foreign currency translation adjustments	(227)	360	(118)
Total other comprehensive (loss) income	(227)	360	(73,697)
Comprehensive (loss) income	(212,753)	11,469	(137,634)
Comprehensive (loss) income attributable to noncontrolling interests	(8,986)	1,977	(3,014)
Comprehensive (loss) income attributable to Sorrento	$(203,767)	$9,492	$(134,620)

See accompanying notes

Exhibit 99.1

SORRENTO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2018, 2017 and 2016
(In thousands, except for share amounts)

	Common Stock		Treasury Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Interest	Total
Balance, December 31, 2015	37,771,459	4	—	—	184,898	73,579	(113,329)	(4,214)	140,938
Issuance of common stock with exercise of options	204,668	—	—	—	524	—	—	—	527
Issuance of common stock for private placement and investments, net	27,598,235	3	—	—	108,298	—	—	—	108,301
Issuance of common stock upon acquisition of Scilex	754,911	1	—	—	5,368	—	—	13,693	19,061
Cancellation of stock issuance	(15,446,417)	(2)	7,568,182	(49,464)	(1,341)	—	—	—	(50,807)
Stock-based compensation	—	—	—	—	4,741	—	—	—	4,741
Change in unrealized gain on marketable securities	—	—	—	—	—	(73,579)	—	—	(73,579)
Foreign currency translation adjustment	—	—	—	—	—	(118)	—	—	(118)
Hercules warrant	—	—	—	—	1,377	—	—	—	1,377
Net loss	—	—	—	—	—	—	(60,923)	(3,014)	(63,937)
Balance, December 31, 2016	50,882,856	6	7,568,182	(49,464)	303,865	(118)	(174,252)	6,465	86,502
Scilex acquisition adjustment	—	—	—	—	(627)	—	—	(1,400)	(2,027)
Issuance of common stock for public placement and investments, net	30,468,700	3	—	—	57,925	—	—	—	57,928
Beneficial conversion feature recorded on convertible notes	—	—	—	—	32,062	—	—	—	32,062
Warrants issued in connection with convertible notes	—	—	—	—	12,669	—	—	—	12,669
Issuance of common stock for business combinations	1,552,011	—	—	—	3,055	—	—	—	3,055
Stock-based compensation	—	—	—	—	4,952	—	—	—	4,952
Foreign currency translation adjustment	—	—	—	—	—	360	—	—	360
Net loss	—	—	—	—	—	—	9,132	1,977	11,109
Balance, December 31, 2017	82,903,567	9	7,568,182	(49,464)	413,901	242	(165,120)	7,042	206,610
Adoption impact of ASC 606	—	—	—	—	—	—	910	—	910
Issuance of common stock with exercise of options	57,690	—	—	—	211	—	—	—	211
Issuance of common stock for BDL settlement	309,916	—	—	—	2,340	—	—	—	2,340
Issuance of common stock for Scilex settlement	1,381,346	—	—	—	13,744	—	—	—	13,744
Issuance of common stock for public placement, net	13,793,997	2	—	—	83,608	—	—	—	83,610
Issuance of common stock for Virttu settlement	1,795,011	—	—	—	11,308	—	—	—	11,308
Issuance of common stock related to conversion of notes payable	22,038,565	2	—	—	49,998	—	—	—	50,000
Beneficial conversion feature recorded on convertible notes	—	—	—	—	12,006	—	—	—	12,006
Warrants issued in connection with convertible notes	—	—	—	—	9,646	—	—	—	9,646
Warrants issued in connection with Term Loan Agreement	—	—	—	—	21,746	—	—	—	21,746
Loss on debt extinguishment	—	—	—	—	1,916	—	—	—	1,916
Stock-based compensation	—	—	—	—	6,234	—	—	(28)	6,206
Foreign currency translation adjustment	—	—	—	—	—	(227)	—	—	(227)
Net loss	—	—	—	—	—	—	(203,540)	(8,986)	(212,526)
Balance, December 31, 2018	122,280,092	$13	7,568,182	$(49,464)	$626,658	$15	$(367,750)	$(1,972)	$207,500
See accompanying notes

Exhibit 99.1

SORRENTO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2018, 2017 and 2016
(In thousands, except for share amounts)

	2018	2017	2016
Operating activities
Net income (loss)	$(212,526)	$11,109	$(63,937)
Adjustments to reconcile net loss to net cash provided by and (used for) operating activities:
Depreciation and amortization	9,054	7,079	2,885
Non-cash interest expense	52,841	1,326	164
Amortization of debt issuance costs	550	477	—
Loss (gain) on sale of marketable securities	—	—	(27,193)
Loss on trading securities	144	665	—
Stock-based compensation	6,206	4,952	4,741
Acquired in-process research and development	9,895	—	—
Loss on disposal for property and equipment	440	59	—
Loss on receivable	—	163	—
Loss on debt extinguishment	8,089	4,275	—
(Gain) on derivative liability	(2,830)	—	(5,520)
Loss (income) on equity method investments	5,019	40,244	(435)
Non-cash income on cost method investments	—	(116,249)	—
Loss (Gain) on contingent liabilities	9,644	—	(8,121)
Loss on IPR&D impairment	1,826	—	—
Deferred tax provision	(6,119)	(35,679)	982
Changes in operating assets and liabilities; net of dispositions:
Grants and other receivables	(1,623)	(515)	(472)
Accrued payroll	5,751	920	—
Prepaid expenses and other	(1,674)	(1,902)	40
Deposits and other assets	(1,130)	233	(448)
Accounts payable	3,578	1,592	3,714
Deferred revenue	(3,263)	(20,891)	23,534
Deferred rent and other	251	639	(2,535)
Acquisition consideration payable	(2,020)	—	—
Accrued expenses and other liabilities	6,130	2,323	1,673
Net cash used for operating activities	(111,767)	(99,180)	(70,928)
Investing activities
Purchases of property and equipment	(11,195)	(10,972)	(6,860)
Purchase of assets related to Sofusa	(10,000)	—	—
Investment in SiniWest	—	—	(1,000)
Investment in Celularity	—	(5,000)	(5,000)
Purchase of business, net of cash acquired	—	(557)	(3,842)
Purchase of MedoveX Investment	—	—	(750)
Net cash used for investing activities	(21,195)	(16,529)	(17,452)
Financing activities
Net borrowings under loan and security agreement	—	49,916	—
Payments on short term bridge loan	(20,000)	—	—
Bridge loan for Scilex settlement	20,000	—	—
Bridge loan for Scilex settlement repayment	(20,000)	—	—
Proceeds from loan agreement	1,586	—	—

Exhibit 99.1

Short-term bridge loan, net of issuance costs	19,675	—	—
Scilex consideration for regulatory milestones	(22,466)	—	—
Proceeds from issuance of common stock, net	83,608	57,928	107,986
Proceeds from issuance of Scilex notes	140,000	—	—
Scilex notes issuance of Scilex notes	(5,725)	—	—
Proceeds from issuance of convertible notes	37,849	—	—
Cash payments for treasury shares	—	—	(15,639)
Proceeds from loan and security agreement, net of fees	—	—	48,320
Payments of debt on retired note	—	(53,157)	(9,451)
Net payments of deferred compensation	—	(1,012)	—
Proceeds from Oaktree term loan	100,000	—	—
Oaktree issuance cost	(8,740)	—	—
Proceeds from exercise of stock options	211	—	524
Net cash provided by financing activities	325,998	53,675	131,740
Net change in cash, cash equivalents and restricted cash	193,036	(62,034)	43,360
Net effect of exchange rate changes on cash	(135)	65	—
Cash, cash equivalents and restricted cash at beginning of period	20,429	82,398	39,038
Cash, cash equivalents and restricted cash at end of period	$213,330	$20,429	$82,398
Supplemental disclosures:
Cash paid during the period for:
Income taxes	6	34	2
Interest	1,620	3,499	1,342
Supplemental disclosures of non-cash investing and financing activities:
Virttu acquisition non-cash consideration	11,308	15,465	—
Scilex acquisition non-cash consideration	—	—	(45,368)
Scilex non-cash consideration for regulatory milestone	13,744	1,380	—
SiniWest non-cash consideration	—	—	(2,832)
Roger Williams Medical Center non-cash consideration	—	—	(3,398)
Investment in ImmuneOncia	—	—	(9,608)
BDL stock issuance	2,340	—	—
Conversion of 2017 convertible notes	50,000	—	—
Loss on debt extinguishment	1,916	—	—
Property and equipment costs incurred but not paid	328	37	—
Reconciliation of cash, cash equivalents and restricted cash within the Company's consolidated balance sheets:
Cash and cash equivalents	158,738	20,429	82,398
Restricted cash	54,592	—	—
Cash, cash equivalents, and restricted cash	$213,330	$20,429	$82,398

Exhibit 99.1

SORRENTO THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Business Activities
Nature of Operations and Basis of Presentation

Sorrento Therapeutics, Inc. (Nasdaq: SRNE), together with its subsidiaries (collectively, the “Company”) is a clinical stage and commercial biopharma company focused on delivering innovative and clinically meaningful therapies to patients and their families, globally, to address unmet medical needs. The Company primarily focuses on therapeutics areas in Immune-Oncology and Non-Opioid Pain Management. The Company also has programs assessing the use of its technologies and products in auto-immune, inflammatory and neurodegenerative diseases.
At its core, the Company is an antibody-centric company and leverages its proprietary G-MAB™ library and targeted delivery modalities to generate the next generation of cancer therapeutics. the Company’s fully human antibodies include PD-1, PD-L1, CD38, CD123, CD47, c-MET, VEGFR2, CCR2 and CD137 among others.
The Company’s vision is to leverage these antibodies in conjunction with proprietary targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy (“CAR-T”), dimeric antigen receptor T-cell therapy (“DAR-T”), antibody drug conjugates (“ADCs”) as well as bispecific antibody approaches. Additionally, the Company acquired Sofusa®, a revolutionary drug delivery system, in July 2018, which delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy.
With each of the Company’s clinical and pre-clinical programs, it aims to tailor its therapies to treat specific stages in the evolution of cancer, from elimination, to equilibrium and escape. In addition, the Company’s objective is to focus on tumors that are resistant to current treatments and where it can design focused trials based on a genetic signature or biomarker to ensure patients have the best chance of a durable and significant response. The Company has several immuno-oncology programs that are in or near to entering the clinic. These include cellular therapies, an oncolytic virus and a palliative care program targeted to treat intractable cancer pain.
Through December 31, 2018, the Company had devoted substantially all of its efforts to product development, raising capital and building infrastructure, and had not realized revenues from its planned principal operations.
The accompanying consolidated financial statements include the accounts of the Company’s subsidiaries.  For consolidated entities where the Company owns or is exposed to less than 100% of the economics, the Company records net income (loss) attributable to noncontrolling interests in its consolidated statements of operations equal to the percentage of the economic or ownership interest retained in such entities by the respective noncontrolling parties.  All intercompany balances and transactions have been eliminated in consolidation.

2. Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has recurring losses from operations, recurring negative cash flows from operations and substantial cumulative net losses to date and anticipates that it will continue to do so for the foreseeable future as it continues to identify and invest in advancing product candidates, as well as expanding corporate infrastructure.
The Company has plans in place to obtain sufficient additional fundraising to fulfill its operating and capital requirements for the next 12 months. The Company’s plans include continuing to fund its operating losses and capital funding needs through public or private equity or debt financings, strategic collaborations, licensing arrangements, asset sales, government grants or other arrangements. Although management believes such plans, if executed, should provide the Company sufficient financing to meet its needs, successful completion of such plans is dependent on factors outside of the Company’s control. As such, management cannot conclude that such plans will be effectively implemented within one year after the date that the financial statements are issued. As a result, management has concluded that the aforementioned conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

Exhibit 99.1

As of December 31, 2018, the Company had $361.8 million of long term debt outstanding under the 2018 Securities Purchase Agreement in Private Placement and Amendment to Warrants, 2018 Purchase Agreements and Indenture for Scilex and 2018 Oaktree Term Loan Agreement (collectively, the “Debt Arrangements”) (See Note 12).
Each of the Debt Arrangements provide that, upon the occurrence of an event of default, the Purchasers thereof may, by written notice to the Company, declare all of the outstanding principal and interest under such Note immediately due and payable. For purposes of the Debt Arrangements, an event of default includes, among other things, one or more events that have, or could reasonably be expected to have, a material adverse effect on (i) the business, assets, financial condition or operations of the Company, (ii) the Company’s ability to comply with its obligations under the agreements, or (iii) the legality, validity or enforceability of the agreements. The Company believes that it is not probable that the material adverse event clause under the Debt Arrangements will be exercised.
If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable, the Company may have to significantly delay, scale back or discontinue the development or commercialization of one or more of its product candidates. The Company may also seek collaborators for one or more of its current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. The consolidated financial statements do not reflect any adjustments that might be necessary if the Company is unable to continue as a going concern.
Universal Shelf Registration
In November 2014, the Company filed a universal shelf registration statement on Form S-3 (the “2014 Shelf Registration Statement”) with the SEC, which was declared effective by the SEC in December 2014. This 2014 Shelf Registration Statement provided the Company with the ability to offer up to $250 million of securities, including equity and other securities as described in the registration statement. Included in the 2014 shelf registration is a sales agreement prospectus covering the offering, issuance and sale by the Company of up to a maximum aggregate offering price of $50.0 million of the Company’s common stock that may be issued and sold under a sales agreement with MLV & Co. LLC (the “2014 ATM Facility”). During the twelve months ended December 31, 2017 and 2016, the Company sold approximately $13.9 million and $3.6 million in shares of common stock under the 2014 ATM Facility, respectively.
In April 2017, the Company completed a public offering of $47.5 million of shares of common stock pursuant to the 2014 Shelf Registration Statement for net proceeds of approximately $43.1 million.
In November 2017, the Company filed a universal shelf registration statement on Form S-3 (the “2017 Shelf Registration Statement”) with the SEC, which was declared effective by the SEC in December 2017. The 2014 Shelf Registration Statement expired on December 6, 2017 when the 2017 Shelf Registration was declared effective. This 2017 Shelf Registration Statement provides the Company with the ability to offer up to $350 million of securities, including equity and other securities as described in the registration statement. Included in the 2017 Shelf Registration Statement is a sales agreement prospectus covering the offering, issuance and sale by the Company of up to a maximum aggregate offering price of $100.0 million of the Company’s common stock that may be issued and sold under a sales agreement with B. Riley FBR, Inc. (the “ATM Facility”). During the twelve months ended December 31, 2018, the Company sold approximately $83.6 million in shares of common stock under the ATM Facility. The Company can offer up to $15.5 million of additional shares of common stock under the ATM Facility, subject to certain limitations.
Pursuant to the 2017 Shelf Registration Statement, the Company may offer such securities from time to time and through one or more methods of distribution, subject to market conditions and the Company’s capital needs. Specific terms and prices will be determined at the time of each offering under a separate prospectus supplement, which will be filed with the SEC at the time of any offering. However, the Company cannot be sure that such additional funds will be available on reasonable terms, or at all.
If the Company raises additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If the Company raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict the Company’s ability to operate its business.
3. Significant Accounting Policies
Use of Estimates

Exhibit 99.1

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.
Restricted Cash
Restricted cash in the Company's consolidated balance sheet as of December 31, 2018, included approximately $45.0 million of restricted cash related to the Scilex Notes in the form of both the Reserve Account and the Collateral Account (See Note 12). Restricted cash in the Company's consolidated balance sheet as of December 31, 2018 also included approximately $9.6 million of restricted cash related to the Loan Agreement in the form of a Reserve Account (See Note 12).
Fair Value of Financial Instruments
The Company follows accounting guidance on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

•	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

•	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

•
Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.
The carrying amounts of cash equivalents and marketable securities approximate their fair value based upon quoted market prices. Certain of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate their fair value due to their liquid or short-term nature, such as cash, accounts receivable and payable, and other financial instruments in current assets or current liabilities.
Marketable Securities
Marketable securities are designated either as trading or available-for-sale securities and are accounted for at fair value. Marketable securities are classified as short-term or long-term based on the nature of the securities and their availability to meet current operating requirements. Marketable securities that are readily available for use in current operations and are classified as short-term available-for-sale securities are reported as a component of current assets in the accompanying consolidated balance sheets. Marketable securities that are not trading securities and are not considered available for use in current operations are classified as long-term available-for-sale securities and are reported as a component of long-term assets in the accompanying consolidated balance sheets.

Exhibit 99.1

Securities that are classified as trading are carried at fair value, with changes to fair value reported as a component of income. Securities that are classified as available-for-sale are carried at fair value, with temporary unrealized gains and losses reported as a component of stockholders' equity until their disposition. The cost of securities sold is based on the specific identification method.
All of the Company’s marketable securities are subject to a periodic impairment review. The Company recognizes an impairment charge when a decline in the fair value of its investments below the cost basis is judged to be other-than-temporary. For the year ended December 31, 2018, no other-than-temporary impairment charges were recorded for marketable securities.
Grants and Accounts Receivable
Grants receivable at December 31, 2018 and 2017 represent amounts due under several federal contracts with the National Institute of Allergy and Infectious Diseases (“NIAID”), a division of the National Institutes of Health (“NIH”) (collectively, the “NIH Grants”). The Company considers the grants receivable to be fully collectible; accordingly, no allowance for doubtful amounts has been established. If amounts become uncollectible, they are charged to operations.
Accounts receivable at December 31, 2018, 2017 and 2016 consists of trade receivables from sales and services provided to certain customers, which are generally unsecured and due within 30 days. Estimated credit losses related to trade accounts receivable are recorded as general and administrative expenses and as an allowance for doubtful accounts within grants and accounts receivable, net. The Company reviews reserves and makes adjustments based on historical experience and known collectability issues and disputes. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. As of December 31, 2018, 2017 and 2016, the allowance for doubtful accounts was $20 thousand, $20 thousand and $26 thousand, respectively.
Inventory
The Company determines inventory cost on a first-in, first-out basis. The Company reduces the carrying value of inventories to a lower of cost or market basis for those items that are potentially excess, obsolete or slow-moving. The Company reserves for excess and obsolete inventory based upon historical experience, sales trends, and specific categories of inventory and age of on-hand inventory. As of December 31, 2018, the Company's inventory is primarily comprised of finished goods and is recorded as a component of Prepaid expenses and other, net on the consolidated balance sheets.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized over the lesser of the life of the lease or the life of the asset. Repairs and maintenance are charged to expense as incurred.
Acquisitions and Intangibles
The Company has engaged in business combination activity. The accounting for business combinations requires management to make judgments and estimates of the fair value of assets acquired, including the identification and valuation of intangible assets, as well as liabilities assumed. Such judgments and estimates directly impact the amount of goodwill recognized in connection with each acquisition, as goodwill presents the excess of the purchase price of an acquired business over the fair value of its net tangible and identifiable intangible assets.
Goodwill and Other Long-Lived Assets
Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at least annually during the fourth quarter, or more frequently if events occur indicating the potential for impairment. During its goodwill impairment review, the Company may assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company. If, after assessing the totality of these qualitative factors, the Company determines that it is not more likely than not that the fair value of its reporting unit is less than its carrying amount, then no additional assessment is deemed necessary. Otherwise, the Company proceeds to perform the two-step test for goodwill impairment. The first step involves comparing the estimated fair value of the reporting unit with its carrying value, including

Exhibit 99.1

goodwill. If the carrying amount of the reporting unit exceeds its fair value, the Company performs the second step of the goodwill impairment test to determine the amount of loss, which involves comparing the implied fair value of the goodwill to the carrying value of the goodwill. The Company may also elect to bypass the qualitative assessment in a period and elect to proceed to perform the first step of the goodwill impairment test. The Company performed its annual assessment for goodwill impairment in the fourth quarter of 2018, noting no impairment and that the fair value of the goodwill exceeded the carrying value by a significant margin. There have not been any triggering events indicating the potential for impairment through  December 31, 2018.
In determining the fair value utilized in the goodwill impairment assessment, the Company considers qualitative factors such as changes in strategy, cash flows and the regulatory environment as well as the market capitalization of the Company’s publicly traded common stock. The Company’s share price is highly volatile and although there was significant excess of fair value over book value at the annual impairment assessment date as well as December 31, 2018, there have been subsequent declines in the market share price and there could be risk of impairment in the future.
It is not possible at this time to determine if an impairment charge would result from these factors, or, if it does, whether such charge would be material. The Company will continue to monitor the recoverability of its goodwill.
The Company evaluates its long-lived and intangible assets with definite lives, such as property and equipment, acquired technology, customer relationships, patent and license rights, for impairment by considering competition by products prescribed for the same indication, the likelihood and estimated future entry of non-generic and generic competition with the same or similar indication and other related factors. The factors that drive the estimate of useful life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate. There have not been any impairment losses of long-lived assets through December 31, 2018.
Beginning in the quarter ended March 31, 2019, the Company realigned its business into two operating and reportable segments, Sorrento Therapeutics and Scilex. These segments will be the Company’s reporting units, and are the level at which the Company will conduct its future goodwill impairment evaluations.
Acquisition Consideration Payable - Gain or Loss on Contingent Liabilities
Acquisition consideration payable relates to the Company’s acquisition of businesses and various other assets and is recorded on the Company’s consolidated balance sheets at fair value and is re-measured at each balance sheet date until such contingent liabilities have been settled, with changes in fair value recorded as gain or loss on contingent liabilities. The Company estimates the fair value of contingent consideration based on level 3 inputs primarily driven by the probability of achieving certain financing or operating related milestones.
The Company estimates the fair value of contingent consideration based on level 3 inputs, which, for acquisition consideration payable related to asset acquisitions, are primarily driven by the probability of achieving certain financing or operating related milestones.
Debt, Including Debt With Detachable Warrants
Debt with detachable warrants are evaluated for the classification of warrants as either equity instruments, derivative liabilities, or liabilities depending on the specific terms of the warrant agreement. In circumstances in which debt is issued with equity-classified warrants, the proceeds from the issuance of convertible debt are first allocated to the debt and the warrants at their relative estimated fair values. The portion of the proceeds so allocated to the warrants are accounted for as paid-in capital and a debt discount. The remaining proceeds, as further reduced by discounts created by the bifurcation of embedded derivatives and beneficial conversion features, are allocated to the debt. The Company accounts for debt as liabilities measured at amortized cost and amortizes the resulting debt discount from the allocation of proceeds, to interest expense using the effective interest method over the expected term of the debt instrument. The Company considers whether there are any embedded features in debt instruments that require bifurcation and separate accounting as derivative financial instruments pursuant to ASC 815, Derivatives and Hedging.
If the amount allocated to the convertible debt results in an effective per share conversion price less than the fair value of the Company’s common stock on the commitment date, the intrinsic value of this beneficial conversion feature is recorded as a discount to the convertible debt with a corresponding increase to additional paid in capital. The beneficial conversion feature discount is equal to the difference between the effective conversion price and the fair value of the Company’s common stock at the commitment date, unless limited by the remaining proceeds allocated to the debt.

Exhibit 99.1

The Company may enter financing arrangements, the terms of which involve significant assumptions and estimates, including future net product sales, in determining interest expense, amortization period of the debt discount, as well as the classification between current and long-term portions. In estimating future net product sales, the Company assesses prevailing market conditions using various external market data against the Company’s anticipated sales and planned commercial activities. See Note 12 for discussion of the Scilex Notes, which include repayments based on a percentage of net sales of ZTlido® (lidocaine topical system 1.8%). Consequently, the Company imputes interest on the carrying value of the debt and record interest expense using an imputed effective interest rate. The Company reassesses the expected payments each reporting period and account for any changes through an adjustment to the effective interest rate on a prospective basis, with a corresponding impact to the classification of the Company’s current and long-term portions.
Investments in Other Entities
The Company holds a portfolio of investments in equity securities that are accounted for under either the equity method or cost method. Investments in entities over which the Company has significant influence but not a controlling interest are accounted for using the equity method, with the Company’s share of earnings or losses reported in loss on equity method investments.
All investments are reviewed on a regular basis for possible impairment. If an investment's fair value is determined to be less than its net carrying value and the decline is determined to be other-than-temporary, the investment is written down to its fair value. Such an evaluation is judgmental and dependent on specific facts and circumstances. Factors considered in determining whether an other-than-temporary decline in value has occurred include: the magnitude of the impairment and length of time that the estimated market value was below the cost basis; financial condition and business prospects of the investee; the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in market value of the investment; issues that raise concerns about the investee's ability to continue as a going concern; any other information that the Company may be aware of related to the investment.
Research and Development Costs and Collaborations
All research and development costs are charged to expense as incurred. Such costs primarily consist of lab supplies, contract services, stock-based compensation expense, salaries and related benefits.
Acquired In-Process Research and Development Expense
The Company has acquired and may continue to acquire the rights to develop and commercialize new drug candidates. The up-front payments to acquire a new drug compound or drug delivery devices, as well as future milestone payments associated with asset acquisitions that do not meet the definition of derivative and are deemed probable to achieve the milestones, are immediately expensed as acquired in-process research and development provided that the drug has not achieved regulatory approval for marketing and, absent obtaining such approval, have no alternative future use. The acquired in-process research and development related to the business combination of Virttu Biologics Limited ("Virttu"), for which certain products are under development and expected to be commercialized in the future, was capitalized and recorded within “Intangibles, net” on the accompanying consolidated balance sheet. The Company commenced amortization of acquired in-process research and development related to the business combination of Scilex upon commercialization of ZTlido® (lidocaine topical system 1.8%) in October 2018. Capitalized in-process research and development will be reviewed annually for impairment or more frequently as changes in circumstance or the occurrence of events suggest that the remaining value may not be recoverable. (See Note 4 for further discussion of acquired in-process research and development expense related to the Sofusa acquisition).
Income Taxes
The provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has determined that it has uncertain tax positions.
The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.
The Company has deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. As of

Exhibit 99.1

December 31, 2018, the Company maintained a full valuation allowance against its deferred tax assets, with the exception of an amount equal to its deferred tax liabilities.
Revenue Recognition
The Company’s revenues are generated from various NIH grant awards, license fees, product sales, the sale of customized reagents and other materials, and the provision of contract manufacturing and other services. The Company does not have significant costs associated with costs to obtain contracts with its customers. Substantially all of the Company’s revenues and accounts receivable result from contracts with customers.
Grant Revenues
The revenue from the NIH grant awards is based upon subcontractor and internal costs incurred that are specifically covered by the grant, and where applicable, a facilities and administrative rate that provides funding for overhead expenses. These revenues are recognized when expenses have been incurred by subcontractors or when the Company incurs internal expenses that are related to the grant. Grant revenues were not material for the twelve months ended December 31, 2018.
Royalty and License Revenues
License fees for the licensing of product rights are recorded as deferred revenue upon receipt of cash and recognized as revenue on a straight-line basis over the license period, with the exception of license agreements with no remaining performance obligations or undelivered obligations. The Company applies judgment in determining the timing of revenue recognition related to contracts that include multiple performance obligations. The total transaction price of the contract is allocated to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. For goods or services for which observable standalone selling prices are not available, the Company develops an estimated standalone selling price of each performance obligation.
As of December 31, 2018, the future performance obligations for royalty and license revenues relate to the ImmuneOncia Therapeutics, LLC (“ImmuneOncia”) and NantCell, Inc. (“NantCell”) license agreements.
The total consideration for the ImmuneOncia license performance obligation, effective September 1, 2016, represented $9.6 million. The estimated revenue expected to be recognized for future performance obligations, as of December 31, 2018 was approximately $8.5 million. The Company expects to recognize license revenue of approximately $0.5 million of the remaining performance obligation annually through the remaining term. The Company applied judgment in estimating the 20-year contract term, analogous to the expected life of the patent, over which revenue is recognized over time given the ongoing performance obligation related to the Company's participation on a steering committee for the technologies under the agreement.
As of December 31, 2018 and December 31, 2017, the NantCell license agreement, effective April 21, 2015, represented $110 million of contract liabilities reflected in long-term deferred revenue. See Note 11 for additional information regarding the remaining performance obligation for the agreement.
Sales and Services Revenues
Sales and services revenues are comprised of Scilex product sales of ZTlido® (lidocaine topical system 1.8%), contract manufacturing associated with sales of customized reagents at Concortis Biosystems Corp. ("Concortis"), materials and supply agreements, contract manufacturing services at BioServ Corporation, and the Company’s joint development agreement with Celularity Inc.
The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which it recognizes revenue at the amount to which it has the right to invoice for services performed. The Company applied the practical expedient in ASC Topic 606-10-50-14 to the revenue contracts for Concortis sales and services and materials and supply agreements due to the short-term length of such contracts.
The following table shows sales and service revenues disaggregated by product and services type for the years ended December 31, 2018, 2017 and 2016 (in thousands):

Exhibit 99.1

	Years Ended December 31,
	2018	2017	2016
Scilex product sales	2,606	—	—
Concortis sales and services	5,159	4,049	2,223
Materials and supply agreements	3,267	553	879
Bioserv sales and services	5,992	5,000	—
Joint development agreement	3,333	1,667	—
	$20,357	$11,269	$3,102
The Company is obligated to accept from customers the return of products sold that are damaged or do not meet certain specifications. The Company may authorize the return of products sold in accordance with the terms of its sales contracts, and estimates allowances for such amounts at the time of sale. The Company has not experienced any sales returns.
Scilex Pharmaceuticals Inc. (“Scilex”)
Revenues from Scilex product sales include sales of its ZTlido® (lidocaine topical system 1.8%). Scilex’s performance obligation with respect to Scilex product sales is satisfied at a point in time, which transfers control upon delivery of product to the customer. The Company considers control to have transferred upon delivery because the customer has legal title to the asset, physical possession of the asset has been transferred to the customer, the customer has significant risks and rewards of ownership of the asset, and the Company has a present right to payment at that time. The Company identified a single performance obligation. Invoicing typically occurs upon shipment and the length of time between invoicing and when payment is due is not significant. The aggregate dollar value of unfulfilled orders as of December 31, 2018 was not material.
For Scilex product sales, the Company records gross-to-net sales adjustments for government and managed care rebates, chargebacks, wholesaler fees, sales returns and prompt payment discounts. Such variable consideration are estimated in the period of the sale and are estimated using a most likely amount approach based primarily upon provisions included in the Company’s customer contract, customary industry practices and current government regulations and was not significant for the year ended December 31, 2018. There were no significant changes during the year ended December 31, 2018.
Concortis Biosystems Corporation (“Concortis”)
Contract manufacturing associated with sales of customized reagents for Concortis operations relate to providing synthetic expertise to customers’ synthesis by delivering proprietary cytotoxins, linkers and linker-toxins and ADC service using industry standard toxin and antibodies provided by customers which are recognized at a point in time upon the transfer of control, which is generally upon shipment given the short contract terms which are generally three months or less.
Materials and Supply Agreements
Revenues from the sale of materials associated with the Company's research and development arrangements are recognized at a point in time upon the transfer of control, which is generally, upon shipment. As of December 31, 2018, outstanding performance obligations related to materials and supply agreements was $0.9 million, of which $0.6 million is expected to be fulfilled during the next twelve months.
Bioserv Corporation (“Bioserv”)
Revenues from contract manufacturing services associated with the Company's Bioserv operations related to finish and fill activities for drug products and reagents are recognized ratably over the contract term based on a time-based measure, which reflects the transfer of services to the customer, because the manufactured products are highly customized and do not have an alternative use to the Company. As of December 31, 2018 and 2017, the Company had approximately $0.4 million and $0.5 million of unbilled accounts receivable for which revenue has been recognized but not billed at the reporting date, respectively. As of December 31, 2018 and 2017, the Company had approximately $0.2 million and $0.4 million of upfront payments related to its contract manufacturing services included in deferred revenue, respectively.
As of December 31, 2018 and 2017, the estimated revenue expected to be recognized for future performance obligations associated with contract manufacturing services was approximately $1.6 million and $3.0 million, respectively.
The following table includes Bioserv sales and services revenue expected to be recognized in the future related to performance obligations that are undelivered or partially delivered at the end of the reporting period and do not include

Exhibit 99.1

contracts with original durations of one year or less (in thousands):

	2019	2020 and thereafter
Contract manufacturing services	$1,118	$529
Joint Development Agreement
On September 26, 2017, the Company entered into a joint development agreement with Celularity Inc. whereby the Company agreed to provide research services to Celularity Inc. through June 30, 2018 in exchange for an upfront payment of $5.0 million. The revenue related to the joint development agreement of $5.0 million was recognized over the length of the service agreement as services were performed. The Company recorded sales and services revenues under the joint development agreement of $3.3 million and $1.7 million for the years ended December 31, 2018 and 2017, respectively.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant).
The Company accounts for equity instruments, including restricted stock or stock options, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options and restricted stock granted to non-employees is re-measured over the vesting period, and the resulting changes in fair value are recognized as expense in the period of the change in proportion to the services rendered to date.
Comprehensive (Loss) Income
Comprehensive (loss) income is primarily comprised of net income (loss) and adjustments for the change in unrealized gains and losses on the Company’s investments in available-for-sale marketable securities, net of taxes. The Company displays comprehensive (loss) income and its components in its consolidated statements of comprehensive (loss) income.
Net Income (Loss) per Share
Basic net income (loss) per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share reflects the additional dilution from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options or the exercise of outstanding warrants. The treasury stock method and if-converted method are used to calculate the potential dilutive effect of these common stock equivalents. Potentially dilutive shares are excluded from the computation of diluted net loss per share when their effect is anti-dilutive. In periods where a net loss is presented, all potentially dilutive securities are anti-dilutive and are excluded from the computation of diluted net loss per share.
During 2018, 2017 and 2016, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive.
These outstanding securities consist of the following:

	Years Ended December 31,
	2018	2017	2016
Outstanding options	10,523,075	6,321,400	4,332,876
Outstanding warrants	25,635,117	4,708,860	7,740,340

Segments
Beginning in the quarter ended March 31, 2019, the Company realigned its business into two operating and reportable segments, Sorrento Therapeutics and Scilex.

Exhibit 99.1

Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry-specific guidance. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. ASU No. 2014-09 was originally effective for annual reporting periods beginning after December 15, 2016, and interim periods thereafter. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of the new standard for annual reporting periods beginning after December 15, 2017, and interim periods thereafter. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The standard allows for either a full retrospective or modified retrospective method of adoption. The Company adopted this standard on its effective date, January 1, 2018 under the modified retrospective method of adoption. Under this method, entities recognize the cumulative impact of applying the new standard at the date of adoption without restatement of prior periods presented. The cumulative effect of applying the new standard to contracts that were not completed as of January 1, 2018 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. Had ASC 605 continued to be applied for the year ended December 31, 2018, the effect of applying ASC 605 would not have had a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU amends the guidance in GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. ASU No. 2016-01 was effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU No. 2016-02 is aimed at making leasing activities more transparent and comparable, and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. ASU No. 2016-2 is effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. In July 2018, the FASB issued ASU No. 2018-11, which allows for an alternative method to adopt the lease standard by recognizing a cumulative-effect adjustment to the opening balance sheet of retained earnings in the period of adoption, with no adjustment to prior comparative periods. ASU No. 2016-02 and all subsequent amendments (collectively, "ASC 842") were effective for public entities for annual reporting periods beginning after December 15, 2018, including interim periods therein. The Company will adopt ASC 842 during the first quarter of 2019 and has elected to apply the cumulative-effect adjustment to the opening balance sheet and optional transition method to not present comparable prior periods as allowed under ASU No. 2018-11. The Company also expects to make the following transitional practical expedients elections: (1) elect the short term lease exception, (2) not elect hindsight and (3) elect to not separate its non-lease components for its real estate, vehicle and equipment leases. While substantially complete, the Company is still in the process of finalizing its evaluation of the effect of ASC 842 on the Company’s financial statements, disclosures, and internal controls and has determined that ASC 842 will have a material impact on its consolidated financial position. The Company is finalizing its determination of the incremental borrowing rate to be applied in the calculation of the operating right-of-use assets and operating lease liabilities. The Company will continue to report financial information for fiscal years ending before December 31, 2018 under the current lease accounting standard.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The ASU also requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application will be permitted for all organizations for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU No. 2016-13 will have on its consolidated financial position, results of operations and cash flows.

Exhibit 99.1

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to improve financial reporting in regards to how certain transactions are classified in the statement of cash flows. The ASU requires that (1) debt extinguishment costs be classified as cash outflows for financing activities and provides additional classification guidance for the statement of cash flows, (2) the classification of cash receipts and payments that have aspects of more than one class of cash flows to be determined by applying specific guidance under generally accepted accounting principles, and (3) each separately identifiable source or use within the cash receipts and payments be classified on the basis of their nature in financing, investing or operating activities. The ASU was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The ASU requires the statement of cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents are to be included with cash and cash equivalents when reconciling the beginning of period and end of period amounts shown on the statement of cash flows. The ASU was effective for the Company for annual reporting periods beginning after December 15, 2017 and was required to be adopted using a retrospective approach, if applicable, with early adoption permitted. The Company adopted the new standard on January 1, 2018. The adoption of this ASU impacted the presentation of cash flows with the inclusion of restricted cash for the year ended December 31, 2018.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, to clarify the definition of a business to add guidance for evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Specifically, this ASU provides a screen to assist entities in determining when a set should not be considered a business, which screen provides that if substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar assets, the set is not a business. The ASU was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company applied this standard in the evaluation of the Sofusa acquisition. (See Note 4).
In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350). This standard eliminates Step 2 from the goodwill impairment test, instead requiring an entity to recognize a goodwill impairment charge for the amount by which the goodwill carrying amount exceeds the reporting unit’s fair value. This guidance is effective for interim and annual goodwill impairment tests in fiscal years beginning after December 15, 2019 with early adoption permitted. This guidance must be applied on a prospective basis. The Company is currently evaluating the impact that the adoption of ASU No. 2017-04 will have on the Company’s consolidated financial position, results of operations or cash flows.
In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, to provide clarity and reduce both the diversity in practice and cost of complexity when applying the guidance. Specifically, the ASU provides additional modification conditions in determining whether or not modification accounting should be applied. The ASU was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act and improves the usefulness of information reported to financial statement users. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU No. 2018-07 will have on the Company’s consolidated financial position, results of operations or cash flows.
In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of the disclosure requirements for fair value measurements. The ASU is effective for fiscal years and interim periods beginning after December 15, 2019. Amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty will be applied prospectively as of the beginning of the

Exhibit 99.1

fiscal year of adoption with all other amendments being applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company is evaluating the impact the standard will have on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in this update are effective for interim and annual periods for the Company beginning on January 1, 2020, with early adoption permitted. The amendments in this update may be applied either retrospectively or prospectively. The Company is evaluating the impact the standard will have on its consolidated financial statements.
In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606. The amendments in this update provide guidance on how to assess whether certain transactions between collaborative arrangement participants should be accounted for within the revenue recognition standard. The amendments in this update are effective for interim and annual periods for the Company beginning on January 1, 2020, with early adoption permitted. The Company is evaluating the impact the standard will have on its consolidated financial statements.
4. Acquisitions
Sofusa® Acquisition

On July 2, 2018, the Company entered into an Asset Purchase Agreement (the “Sofusa Purchase Agreement”) with Kimberly-Clark Corporation (“KCC”); Kimberly-Clark Global Sales, LLC (“KCCGS”); and Kimberly-Clark Worldwide, Inc. (“KCCW” and together with KCC and KCCGS, “Kimberly-Clark”) pursuant to which, among other things, the Company acquired certain of Kimberly-Clark’s assets related to micro-needle drug delivery system, including the Sofusa® platform (the “Sofusa Assets”) and related fixed assets, and assumed certain of Kimberly-Clark’s liabilities related to the Sofusa Assets (the “Sofusa Acquisition”). The closing of the Sofusa Acquisition (the “Sofusa Closing”) occurred on July 2, 2018. At the Sofusa Closing, the Company paid $10.0 million and agreed to pay additional consideration to Kimberly-Clark upon the achievement of certain regulatory and net sales milestones, as well as a percentage in the low double-digits of any non-royalty amounts received by the Company in connection with any license, sale or other grant of rights by the Company to develop or commercialize the Sofusa Assets (all such additional consideration, the “Sofusa Contingent Consideration”). Under the Sofusa Purchase Agreement, the aggregate amount of the Sofusa Contingent Consideration payable by the Company will not exceed $300.0 million. The Company also agreed to pay Kimberly-Clark a low single-digit royalty on all net sales with respect to the first five products developed by the Company or its licensees that utilizes intellectual property included in the Sofusa Assets. The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in a single asset. Under the Asset Purchase Agreement, the Company acquired the Sofusa DoseDisc micro-needle technology designed to increase the efficacy of drug delivery by way of transdermal drug delivery for cash consideration of $10.0 million which was allocated based on the relative fair value of the assets acquired. No contingent consideration was recorded as of December 31, 2018 since the related regulatory approval milestones are not deemed probable until they actually occur. As a result, $9.5 million was expensed as a component of acquired in-process research and development and the remaining $0.5 million was recorded primarily to fixed assets.

 Acquisition of Virttu Biologics Limited
On April 27, 2017, the Company entered into a Share Purchase Agreement (the “Virttu Purchase Agreement”) with TNK Therapeutics, Inc., a majority-owned subsidiary of the Company (“TNK”), Virttu Biologics Limited (“Virttu”), the shareholders of Virttu (the “Virttu Shareholders”) and Dayspring Ventures Limited, as the representative of the Virttu Shareholders, pursuant to which, among other things, TNK acquired from the Virttu Shareholders 100% of the outstanding ordinary shares of Virttu (the “Virttu Acquisition”).
Virttu focuses on the development of oncolytic viruses that infect and selectively multiply in and destroy tumor cells without damaging healthy tissue. Its lead oncolytic virus candidate, Seprehvir, infects and replicates in cancer cells selectively, leaving normal cells unharmed.
Under the Virttu Purchase Agreement, the total amount of the consideration payable to the Virttu Shareholders in the Virttu Acquisition is equal to $25 million, less Virttu’s net debt (the “Virttu Base Consideration”). An additional $10 million

Exhibit 99.1

contingent consideration is payable upon the achievement of certain regulatory milestones (as described below) (the “Regulatory Approval Consideration”).
At the closing of the Virttu Acquisition (the “Closing”), the Company issued to the Virttu Shareholders consideration valued at approximately $2.2 million, which consisted primarily of an aggregate of 797,081 shares (the “Virttu Closing Shares”) and approximately $557,000 in cash (the “Cash Consideration”). The issuance of the Virttu Closing Shares and the payment of the Cash Consideration satisfied TNK’s obligation to pay 20% of the Virttu Base Consideration at the Closing. Under the terms of the Virttu Purchase Agreement, the Company agreed to provide additional consideration to the Virttu Shareholders, as follows:
(1) Upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $50.0 million (a “Qualified Financing”), TNK agreed to issue to the Virttu Shareholders an aggregate number of shares of its capital stock (“TNK Capital Stock”) as is equal to the quotient obtained by dividing 80% of the Virttu Base Consideration by the lowest per share price paid by investors in the Qualified Financing (the “TNK Financing Consideration”); provided, however, that 20% of the TNK Financing Consideration was to be held in escrow until April 27, 2018 (the “Financing Due Date”), to be used to, among other things, satisfy the indemnification obligations of the Virttu Shareholders. In the event that a Qualified Financing did not occur, then on the Financing Due Date, the Company agreed to issue to the Virttu Shareholders an aggregate number of shares of the Company’s common stock as is equal to the quotient obtained by dividing 80% of the Virttu Base Consideration, by $5.55 (as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Company’s common stock after the Closing).
(2) Within 45 business days after Virttu becomes aware that certain governmental bodies in the United States, the European Union, the United Kingdom or Japan have approved for commercialization, on or before October 26, 2024, Seprehvir (or any enhancement, combination or derivative thereof) as a monotherapy or in combination with one or more other active components (each of the first two such approvals by a governmental body being a “Regulatory Approval”), TNK shall pay half of the Regulatory Approval Consideration to the Virttu Shareholders, in a combination of (a) up to $5.0 million in cash (the “Regulatory Approval Cash”) and/or (b) (i) such number of shares of the Company’s common stock as is equal to the quotient obtained by dividing $5.0 million less the Regulatory Approval Cash (the “Regulatory Approval Share Value”) by the 30 Day VWAP (as defined below) of one share of the Company’s common stock; (ii) if TNK has completed its first public offering of TNK Capital Stock, the number of shares of TNK Capital Stock as is equal to the quotient obtained by dividing the Regulatory Approval Share Value by the 30 Day VWAP of one share of TNK Capital Stock; or (iii) such number of shares of common stock of a publicly traded company as is equal to the quotient obtained by dividing the Regulatory Approval Share Value by the volume weighted average price of the relevant security, as reported on the Nasdaq Capital Market (or other principal stock exchange or securities market on which the shares are then listed or quoted) for the thirty trading days immediately following the receipt of Regulatory Approval (the “30 Day VWAP”), with the composition of the Regulatory Approval Consideration to be at TNK’s option. In order for a second regulatory approval to qualify as a Regulatory Approval under the Purchase Agreement, the second approval must be granted by a different governmental body in a different jurisdiction than that which granted the first Regulatory Approval.
At April 27, 2017, the 80% of the Virttu Base Consideration was valued at $12.8 million. The fair value of the 80% of the Virttu Base Consideration is recorded as a current liability and will be adjusted quarterly for changes in fair value or as events and circumstances arise. At April 27, 2017, the contingent Regulatory Approval Consideration was valued at $1.0 million. The fair value of the contingent Regulatory Approval Consideration is recorded as a non-current liability within "Deferred rent and other" on the accompanying consolidated balance sheet and will be adjusted quarterly for changes in fair value or as events and circumstances arise.
The consolidated financial statements include the results of operations from this transaction, which have been accounted for as a business combination, and require, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The valuation of the acquired assets and liabilities resulted in the recognition of identifiable assets of approximately $16.0 million comprised mainly of in-process research and development of approximately $15.4 million, deferred tax liabilities of $0.8 million and goodwill of approximately $1.4 million. Various factors contributed to the establishment of goodwill, including an assembled workforce. There is no tax deductible goodwill for Virttu.
In connection with the Virttu transaction, the Company recorded acquisition costs of approximately $0.9 million in general and administrative expenses for the twelve months ended December 31, 2017, for legal and related costs. Acquisition costs are expensed as incurred.
The acquisition of Virttu was not significant to the Company's consolidated financial statements.
TNK did not complete a Qualified Financing prior to the Financing Due Date and on April 27, 2018. The Company, TNK and Dayspring entered into the Amendment, pursuant to which, among other things, the Company agreed that the

Exhibit 99.1

acquisition consideration, otherwise payable on April 27, 2018 to the Virttu Shareholders, shall be as follows: (1) an issuance of 1,795,011 shares of the Company's common stock to the Virttu Shareholders and (2) $9.9 million payable in cash.
The Company issued an aggregate of 1,795,011 shares of the Company's common stock to the Virttu Shareholders on April 27, 2018 for a value of $11.3 million. The approximately $9.9 million payable in cash is recorded on the Company's consolidated balance sheet under Acquisition Consideration Payable and has not been paid as of the date of this filing.

Acquisition of Scilex Pharmaceuticals Inc.
On November 8, 2016, the Company entered into a Stock Purchase Agreement (the “Scilex Purchase Agreement”) with Scilex and a majority of the stockholders of Scilex (the “Scilex Stockholders”) pursuant to which, on November 8, 2016, the Company acquired from the Scilex Stockholders, and the Scilex Stockholders sold to the Company, approximately 72% of the outstanding capital stock of Scilex (the “Scilex Acquisition”). The remainder of the outstanding capital stock of Scilex represents a noncontrolling interest of which approximately 19.3% continues to be held by ITOCHU CHEMICAL FRONTIER CORPORATION following the Scilex Acquisition.
Scilex focuses on the development and commercialization of specialty pharmaceutical products for the treatment of pain; its lead product, ZTlido® (lidocaine topical system 1.8%), is a branded lidocaine topical system formulation for the treatment of chronic pain. As discussed in Note 17, ITOCHU CHEMICAL FRONTIER Corporation serves as the sole manufacturer and supplier to Scilex for the ZTlido® product.
At the closing of the Scilex Acquisition, the Company issued to the Scilex Stockholders that were accredited investors (the “Accredited Scilex Stockholders”) consideration valued at $4.8 million which consisted primarily of an aggregate of 754,911 shares of the Company’s common stock (the “Common Stock”).  Under the terms of the Scilex Purchase Agreement, the Company agreed to provide additional consideration to the Accredited Scilex Stockholders upon the achievement of certain milestones, as follows:
(1) Upon receipt of notice from the U.S. Food and Drug Administration (the “FDA”) that the FDA has accepted Scilex’s resubmitted new drug application for ZTlido® (lidocaine topical system 1.8%) for the treatment of postherpetic neuralgia (the “NDA”), the Company agreed to deliver to the Accredited Scilex Stockholders a number of shares of Common Stock equal to the quotient obtained by dividing 10% of the total undiscounted purchase consideration of approximately $47.8 million (the “Adjusted Base Consideration”) by a price (the “FDA Acceptance Price”) equal to the closing market price of one share of Common Stock, as reported by The Nasdaq Stock Market LLC (“Nasdaq”) on the date of Scilex’s receipt of the FDA notice or, if no closing price is reported for such date, the closing price on the last preceding date for which such quotation exists; provided, however, that in no event was the FDA Acceptance Price to be greater than $25.32 or less than $6.33 (in each case as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Common Stock).
On September 11, 2017, the Company received notice from the FDA that the FDA had accepted the NDA and the Company issued to the Accredited Scilex Stockholders consideration valued at $1.4 million, which consisted primarily of an aggregate of 754,930 shares of Common Stock.
(2) Upon receipt of notice from the FDA that the FDA has approved the NDA for commercialization, the Company will deliver to the Accredited Scilex Stockholders cash and shares of Common Stock in such proportion to be determined in the Company’s sole discretion, with a total value equal to 80% of the Adjusted Base Consideration (the “FDA Approval Consideration”). To the extent that the Company elects to pay any portion of the FDA Approval Consideration in shares of Common Stock, the number of shares shall be equal to the quotient obtained by dividing (a) the portion of the FDA Approval Consideration to be paid in shares of Common Stock by (b) a price (the “FDA Approval Price”) equal to the closing market price of one share of Common Stock, as reported by Nasdaq on the date of the Scilex’s receipt of the FDA notice or, if no closing price is reported for such date, the closing price on the last preceding date for which such quotation exists; provided, however, that in no event shall the FDA Approval Price be greater than $25.32 or less than $6.33 (in each case as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Common Stock). However, in no event may the Company make an election with respect to the FDA Approval Consideration so as to cause the total number of shares of Common Stock issued in connection with the Scilex Acquisition to exceed 4.99% of the total number of shares of Common Stock of the Company outstanding as of immediately prior to the Closing (as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Common Stock), unless the Company has obtained stockholder approval to issue a greater number of shares.
On February 28, 2018, the Company received notice that the FDA had approved the NDA and the Company issued the Accredited Scilex Stockholders consideration valued at $38.2 million, which included an aggregate of 1,381,346 shares of Common Stock.

Exhibit 99.1

At November 8, 2016, the contingent consideration was valued at $33.5 million, resulting in a total purchase consideration of approximately $38.2 million. The fair value of the contingent consideration is recorded as a current liability and will be periodically adjusted for changes in fair value or as events and circumstances arise. The remainder of the outstanding capital stock of Scilex represents a noncontrolling interest which was valued at $12.3 million at November 8, 2016.
The consolidated financial statements include the results of operations from this transaction, which have been accounted for as a business combination, and require, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The valuation of the acquired assets resulted in the recognition of identifiable assets of approximately $54.9 million comprised mainly of in-process research and development of $21.9 million and patents of $32.6 million.  The valuation of the acquired liabilities resulted in the recognition of liabilities of approximately $17.9 million comprised mainly deferred tax liabilities of $13.9 million.  The Company recorded goodwill of $13.5 million associated with the acquisition. The amounts in this Note reflect the adjustment described above. Various factors contributed to the establishment of goodwill, including an assembled workforce. There is no tax deductible goodwill for Scilex.
Acquired In-process Research and Development of BDL
In August 2015, the Company and TNK entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with BDL Products, Inc. (“BDL”) and the stockholders of BDL (“Stockholders”) pursuant to which the Stockholders sold all of their shares of capital stock in BDL to TNK for: (1) a cash payment of $100.00, and (2) $6.0 million in shares of TNK Class A Stock, subject to adjustment in certain circumstances, to be issued to the Stockholders upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $50.0 million (a “Qualified Financing”).  In accordance with subsequent amendments to the Stock Purchase Agreement, in the event a Qualified Financing did not occur by October 15, 2017 (which is subject to further extension as implied and based on previously amended dates) or TNK did not complete an initial public offering of shares of its capital stock by September 15, 2017, in lieu of receiving shares of TNK pursuant to the acquisition, the Stockholders were entitled to receive an aggregate of 309,916 shares of the Company’s common stock, subject to adjustment in certain circumstances.
A Qualified Financing did not occur by October 15, 2017 and TNK did not complete an initial public offering by September 15, 2017 and the Company issued 309,916 shares of its common stock to the Stockholders on March 19, 2018.
Acquired In-process Research and Development of Cargenix
In August 2015, the Company and TNK Therapeutics, Inc., its subsidiary (“TNK”) entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) with CARgenix Holdings LLC (“CARgenix”) and the members of CARgenix (the “Members”) pursuant to which the Members sold all of their membership interests in CARgenix to TNK for: (1) a cash payment of $100.00, and (2) $6.0 million in shares of TNK Class A common stock (“TNK Class A Stock”), subject to adjustment in certain circumstances, to be issued to the Members upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $50.0 million (a “Qualified Financing”). In accordance with an amendment to the Membership Interest Purchase Agreement entered into in March 2016, in the event a Qualified Financing did not occur by September 15, 2016 or TNK did not complete an initial public offering of shares of its capital stock by October 15, 2016, in lieu of receiving shares of TNK pursuant to the acquisition, the Members would receive an aggregate of 309,917 shares of the Company’s common stock, subject to adjustment in certain circumstances. TNK did not complete a Qualified Financing by the amended financing deadline and the Company issued 309,917 shares of its common stock to the Members on October 7, 2016.
5. Fair Value Measurements

Fair value measurement is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company's own assumptions.

Exhibit 99.1

The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2018
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$158,738	$158,738	$—	$—
Restricted cash	54,592	54,592	—	—
Marketable securities	297	247	—	50
Total assets	$213,627	$213,577	$—	$50
Liabilities:
Acquisition consideration payable	$11,312	$—	$—	$11,312
Acquisition consideration payable, non-current	725	—	—	725
Total liabilities	$12,037	$—	$—	$12,037

	Fair Value Measurements at December 31, 2017
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and Cash Equivalents	$20,429	$20,429	$—	$—
Marketable securities	441	356	—	85
Total assets	$20,870	$20,785	$—	$85
Liabilities:
Acquisition consideration payable	$53,209	$—	$—	$53,209
Acquisition consideration payable, non-current	1,063			1,063
Total liabilities	$54,272	$—	$—	$54,272

The Company's financial assets and liabilities carried at fair value are comprised of cash, cash equivalents, restricted cash, marketable securities and acquisition consideration payable. Cash and cash equivalents consist of money market accounts and bank deposits which are highly liquid and readily tradable. These investments are valued using inputs observable in active markets for identical securities. Marketable securities are valued using inputs observable in active markets for identical securities. The fair value of the contingent consideration is measured on a recurring basis using significant unobservable inputs (Level 3). Contingent consideration is measured using the income approach and discounting to present value the contingent payments expected to be made based on assessment of the probability that the company would be required to make such future payment.

In connection with the issuance of the Loan Agreement as described in Note 12, the Company recorded a derivative liability associated with the Conditional Warrants in the amount of $2.8 million, which balance was immaterial as of December 31, 2018 based on the probability of achieving certain milestones and resulted in a $2.8 million gain on derivative liability recorded during the quarter ended December 31, 2018. Such derivative liability was valued using a Monte Carlo simulation model using significant unobservable inputs (Level 3) related to the probability of achieving certain commercial and financial milestones as outlined in the Loan Agreement.

The following is a summary of the contingent consideration liabilities associated with acquisitions entered into during the years ended 2017 and 2016. During the year ended December 31, 2018, the fair value remeasurement adjustments related to the Company’s acquisitions resulted in an increase to the contingent consideration liabilities by $9.6 million and there were $51.9 million in settlements of contingent consideration related to such liabilities. Settlements of contingent consideration for the twelve months ended December 31, 2018 include the settlements of Scilex and BDL liabilities for $38.2 million and $2.3

Exhibit 99.1

million, respectively, and the $11.3 million partial settlement of the Virttu financing milestone in common stock of the Company ($9.9 million of the Virttu contingent liability remains to be paid in cash).

The following tables includes a summary of the changes to contingent consideration liabilities during the year ended December 31, 2018, 2017 and 2016. The contingent consideration is measured at fair value using significant unobservable inputs (Level 3) during the twelve months ended December 31, 2018, 2017 and 2016:

(in thousands)	2018
Beginning Balance at December 31, 2017	54,272
Re-measurement of Fair Value	9,644
Settlements of current year contingent consideration	(51,879)
Ending Balance at December 31, 2018	$12,037

(in thousands)	2017
Beginning Balance at December 31, 2016	48,362
Scilex acquisition adjustment (See Note 4)	(6,500)
Acquisition consideration payable - current year acquisitions (See Note 4)	12,807
Contingent consideration (Non-current) - current year acquisitions (See Note 4)	983
Re-measurement of Fair Value	—
Payment of shares for current year contingent consideration	(1,380)
Ending Balance at December 31, 2017	$54,272

(in thousands)	2016
Beginning Balance at December 31, 2015	—
Contingent consideration - current year acquisitions (1)	50,137
Re-measurement of Fair Value – current year acquisitions	(1,775)
Payment of current year contingent consideration	—
Ending Balance at December 31, 2016	$48,362
(1) Includes the BDL contingent consideration of 309,917 shares.

The following table includes a summary of the Company’s contingent and financing liabilities, related inputs used to determine fair value, and the valuation methodologies used for the fair value measurements using significant unobservable inputs (Level 3) at December 31, 2018:

(in thousands)	Fair Value Measurements at December 31, 2018	Valuation Methodology	Significant Unobservable Input	Weighted Average (range, if applicable)
Virttu Contingent Consideration (Non-Current)	$725	Multiple outcome discounted cash flow	Discount Rate Probability of Regulatory Milestone	19.2% 16%
Concortis Contingent Consideration	511	Multiple outcome discounted cash flow	Discount Rate Percent probabilities assigned to scenarios	19.2% 20%
Shanghai Three Contingent Consideration	336	Multiple outcome discounted cash flow	Discount Rate Percent probabilities assigned to scenarios	19.2% 10%
RWMC Contingent Consideration	503	Multiple outcome discounted cash flow	Discount Rate, Percent probabilities assigned to scenarios	19.2% 10%

The principal significant unobservable inputs used in the valuations of the contingent considerations are the discount rates, and probabilities assigned to scenario outcomes. An increase in the discount rate will cause a decrease in the fair value of the contingent consideration. Conversely, a decrease in the discount rate will cause an increase in the fair value of the contingent consideration. An increase in the probabilities assigned to certain scenarios will cause the fair value of contingent consideration to increase. Conversely, a decrease in the probabilities assigned to certain scenarios will cause the fair value of contingent considerations to decrease.

Exhibit 99.1

6. Marketable Securities
Marketable securities consisted of the following as of December 31, 2018 (in thousands):

	December 31, 2018
	Cost	Gross Realized Gains (Losses)	Fair Value
Trading securities:
MedoveX common shares and warrants	$750	$(453)	$297

	December 31, 2017
	Cost	Gross Realized Gains (Losses)	Fair Value
Trading securities:
MedoveX common shares and warrants	$750	$(309)	$441

Trading Securities

On August 5, 2016, the Company entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with MedoveX Corporation (“MedoveX”). Pursuant to the terms of the Unit Purchase Agreement, the Company purchased three Units for $750 thousand.  Each Unit had a purchase price of $250 thousand and consisted of (i) 208,333 shares of MedoveX common stock (the “MedoveX Common Stock”), and (ii) a warrant to purchase 104,167 shares of MedoveX Common Stock (the “MedoveX Warrant”). The MedoveX Warrant has an initial exercise price of $1.52 per share, subject to adjustment, and is initially exercisable six months following the date of issuance for a period of five years from the date of issuance.  In addition, the Company entered into a Registration Rights Agreement with MedoveX pursuant to which MedoveX was required to file a registration statement registering for resale all shares of MedoveX Common Stock and shares of MedoveX Common Stock issuable pursuant to the MedoveX Warrant issued as part of the Units.

For the twelve months ended December 31, 2018 and 2017, the Company recorded a loss of $0.1 million and a loss of $0.7 million on trading securities, respectively. The Company’s investment in MedoveX will be revalued on each balance sheet date.  The fair value of the Company’s holding in MedoveX Common Stock at December 31, 2018 is a Level 1 measurement.  The fair value of the Company’s holdings in the MedoveX Warrant was estimated using the Black-Scholes option-pricing method. The risk-free rate was derived from the U.S. Treasury yield curve, matching the MedoveX Warrant’s term, in effect at the measurement date. The volatility factor was determined based on MedoveX’s historical stock prices. The warrant valuation is a Level 3 measurement.

The following table includes a summary of the warrant measured at fair value using significant unobservable inputs (Level 3) during the twelve months ended December 31, 2018 (in thousands):

Total
Beginning balance at December 31, 2017	$84
Addition of warrant	—
Change in fair value of warrant	(34)
Ending balance at December 31, 2018	$50
Available-for-sale Securities

In July 2016, the Company completed the transactions contemplated by a letter agreement (the “Letter Agreement”) with the Chan Soon-Shiong Family Foundation (“Foundation”) and Cambridge Equities, LP (“Cambridge”). Pursuant to the terms of the Letter Agreement, among other things, (i) the Company agreed to sell to Foundation, and Foundation agreed to purchase from the Company, an aggregate of 5,618,326 shares of common stock of NantKwest held by the Company (representing all shares of NantKwest held by the Company), (ii) Foundation agreed to sell to the Company, and the Company agreed to purchase all reported shares held by Foundation and Cambridge, constituting an aggregate of 7,878,098 shares of Common Stock, (iii) Cambridge agreed to forfeit its right to purchase 500,000 shares of Common Stock issuable pursuant to a warrant to purchase 1,724,138 shares of Common Stock issued by the Company, and (iv) the Company agreed to pay to Foundation an aggregate of approximately $15.6 million. Effective upon closing, the Company repurchased the 7,878,098 shares of Common

Exhibit 99.1

Stock.  The Company recognized a gain of $27.2 million on the sale of the NantKwest stock in its consolidated statement of operations for the twelve months ended December 31, 2016 as a result of the transaction.
7. Property and Equipment
Property and equipment consisted of the following as of December 31, 2018 and 2017 (in thousands):

	December 31,
	2018	2017
Furniture and fixtures	$1,127	$1,035
Office equipment	632	493
Machinery and lab equipment	27,690	19,868
Leasehold improvements	9,001	7,327
Construction in progress	1,221	—
	39,671	28,723
Less accumulated depreciation	(15,287)	(9,378)
	$24,384	$19,345

Depreciation expense for the years ended December 31, 2018, 2017 and 2016 was $6.0 million, $4.5 million and $2.0 million, respectively.
8. Cost Method Investments
As of December 31, 2018 and 2017, the aggregate carrying amount of the Company’s cost-method investments in non-publicly traded companies was $237.0 million and included an ownership interest in NantCell, Inc. (“NantCell”), NantBioScience, Inc. (“NantBioScience”), Globavir Biosciences, Inc., Brink Biologics, Inc., Coneksis, Inc., and Celularity Inc.
The Company’s cost-method investments are assessed for impairment quarterly. The Company has determined that it is not practicable to estimate the fair value of its cost-method investments on a regular basis and does not reassess the fair value of cost-method investments if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments. No impairment losses were recorded during the years ended December 31, 2018, 2017 and 2016.

9. Equity Method Investments
NANTibody

In 2013, the Company acquired IgDraSol Inc. (“IgDraSol”), a private company focused on the development of oncologic agents for the treatment of cancer, from a third party unrelated to the NantWorks, LLC (“NantWorks”) affiliated entities for 3 million shares of the Company's common stock and $380,000 of cash for a total purchase price of $29.1 million. This transaction included the acquisition of IgDraSol’s lead compound, CynviloqTM, a micellar diblock copolymeric paclitaxel formulation drug product.

In May 2015, the Company entered into an agreement with NantPharma, LLC (“NantPharma”), a NantWorks company, pursuant to which the Company sold to NantPharma all of its equity interests in IgDraSol, which continued to hold the rights to CynviloqTM. Pursuant to the agreement, NantPharma paid the Company an upfront fee of $90.1 million, of which $60.0 million was required to be used by the Company to fund two joint ventures, as described below.
In April 2015, the Company and NantCell, a subsidiary of NantWorks, LLC (“NantWorks”), a private company owned by Dr. Patrick Soon-Shiong, established a new entity called Immunotherapy NANTibody, LLC (“NANTibody”) as a stand-alone biotechnology company with $100.0 million initial joint funding.  NantCell owns 60% of the equity interest of NANTibody and agreed to contribute $60.0 million to NANTibody.  The Company owns 40% of NANTibody and in July 2015, the Company had NantPharma, LLC (“NantPharma”) contribute its portion of the initial joint funding of $40.0 million to NANTibody from the proceeds of the sale of IgDraSol, Inc. (“IgDraSol”).  Additionally, the Company and NantCell were allowed to appoint three and two representatives, respectively, to NANTibody’s five-member Board of Directors. NANTibody will focus on accelerating the development of multiple immuno-oncology mAbs for the treatment of cancer, including but not limited to anti-PD-1, anti-PD-L1, anti-CTLA4mAbs, and other immune-check point antibodies as well as ADCs and bispecific antibodies.

Exhibit 99.1

NANTibody had been formed to advance pre-clinical and clinical immunology assets contributed by the Company and NantCell. The Company continues to hold 40% of the outstanding equity of NANTibody and NantCell holds the remaining 60%. Until July 2, 2017, NANTibody held approximately $100.0 million of cash and cash equivalents, and the Company recorded its investment in NANTibody at approximately $40.0 million. As an equity method investment, the Company's ratable portion of 40% of money expended for the development of intellectual property assets held by NANTibody would be reflected within income (loss) on equity method investments in its statement of operations. As a result of limited spending at NANTibody, the cash on hand at NANTibody remained at approximately $100.0 million since the inception of the NANTibody joint venture until July 2, 2017. Further, the Company's equity method investment in NANTibody remained at approximately $40.0 million until July 2, 2017.
The financial statements of NANTibody are not received sufficiently timely for the Company to record its portion of earnings or loss in the current financial statements and therefore the Company reports its portion of earnings or loss on a quarter lag.

In February 2018, NANTibody notified the Company that on July 2, 2017, NANTibody acquired all of the outstanding equity of IgDraSol in exchange for $90.1 million in cash. NANTibody purchased IgDraSol from NantPharma, LLC, which is controlled by NantWorks, an entity with a controlling interest in NantCell and NantPharma.
Although the Company has had a designee serving on the Board of Directors of NANTibody since the formation of NANTibody in April 2015, and although the Company has held 40% of the outstanding equity of NANTibody since NANTibody’s formation, neither the Company nor its director designee was given any advance notice of NANTibody’s purchase of IgDraSol or of any board meeting or action to approve such purchase. As such, the Company's designee on NANTibody’s Board of Directors was not given an opportunity to consider or vote on the transaction as a director and the Company was not given an opportunity to consider or vote on the transaction in its position as a significant (40%) equity holder of NANTibody.
As a result of the July 2, 2017 purchase of IgDraSol, NANTibody’s cash and cash equivalents were reduced from $99.6 million as of June 30, 2017 to $9.5 million as of September 30, 2017, and NANTibody’s contributed capital was reduced from $100.0 million as of June 30, 2017 to $10.0 million as of September 30, 2017, to effect the transfer of IgDraSol from NantPharma to NANTibody. No additional information was provided to the Company to explain why NANTibody’s total assets as of September 30, 2017 were reduced by approximately $90.1 million. The Company requested, but did not receive, additional information from NANTibody for purposes of supporting the value of IgDraSol, including any information regarding clinical advancements in the entity since the sale of IgDraSol by the Company in May 2015.
Prior to the communication of the transfer of IgDraSol from NantPharma to NANTibody, the Company relied on the cash and cash equivalents of NANTibody for purposes of determining the value of its investment in NANTibody, which capital was expended by NANTibody to acquire IgDraSol on July 2, 2017. As a result of the transfer of IgDraSol, the Company reassessed the recoverability of its equity method investment in NANTibody as of July 2, 2017. In doing so, the Company considered the expected outcomes for the intellectual property assets held by NANTibody as of July 2, 2017. As a result of the lack of evidence of any development activity associated with any of the assets held in NANTibody, given the passage of time since the formation of the joint venture, many competitive products from other drug developers worldwide have advanced and/or commercialized for the targeted disease indications of the assets held in NANTibody, and given the Company's minority interest in NANTibody (the investee), the Company concluded that it does not have the ability to recover the carrying amount of the investment and an other-than-temporary decline in the value of the investment had occurred. Accordingly, an impairment was recorded to the Company's equity method investment in NANTibody for the three and nine months ended September 30, 2017. The fair value of the Company’s investment in NANTibody was measured at fair value on July 2, 2017 using significant unobservable inputs (Level 3) due to the determination of fair value requiring significant judgment, including the potential outcomes of the intellectual property assets held by NANTibody. For these reasons, fair value was determined by applying the Company's 40% equity interest in NANTibody to the remaining cash and cash equivalents, which resulted in an impairment of $36.0 million. The impairment resulted in a revised carrying value of the Company's investment in NANTibody of $3.7 million which approximates its ratable 40% ownership of the cash maintained by NANTibody expected to be used for future research and development.
NANTibody recorded net loss of $0.7 million, $1.1 million and $0.6 million for the twelve months ended September 30, 2018, 2017 and 2016, respectively. The Company recorded its portion of loss from NANTibody in (loss) income on equity investments on its consolidated statements of operations for the twelve months ended December 31, 2018 and 2017. As of September 30, 2018, NANTibody had $9.7 million in current assets, $0.8 million in current liabilities, and no noncurrent assets

Exhibit 99.1

or noncurrent liabilities. As of September 30, 2017, NANTibody had $9.9 million in current assets and $0.6 million in current liabilities and no noncurrent assets or noncurrent liabilities.
NantStem
In July 2015, the Company and NantBioScience, a subsidiary of NantWorks, established a new entity called NantCancerStemCell, LLC (“NantStem”) as a stand-alone biotechnology company with $100.0 million initial joint funding.  As initially organized, NantBioScience was obligated to make a $60.0 million cash contribution to NantStem for a 60% equity interest in NantStem, and the Company was obligated to make a $40.0 million cash contribution to NantStem for a 40% equity interest in NantStem.  Fifty percent of these contributions were funded in July 2015 and the remaining amounts were to be made by no later than September 30, 2015. The Company had NantPharma contribute its portion of the initial joint funding of $20.0 million to NantStem from the proceeds of the sale of IgDraSol.  Pursuant to a Side Letter dated October 13, 2015, the NantStem joint venture agreement was amended to relieve the Company of the obligation to contribute the second $20.0 million payment, and its ownership interest in NantStem was reduced to 20%.  NantBioScience’s funding obligations were unchanged.  The Side Letter was negotiated at the same time the Company issued a call option on shares of NantKwest that it owned to Cambridge, a related party to NantBioScience.
A loss related to other-than-temporary impairment of $0.5 million was recognized for the equity investment in NantStem for the year ended December 31, 2018. There was no loss related to other-than-temporary impairment recognized for the equity investment for the years ended December 31, 2017 or 2016.
The Company is accounting for its interest in NantStem as an equity method investment, due to the significant influence the Company has over the operations of NantStem through its board representation and 20% voting interest. The Company’s investment in NantStem is reported in equity method investments on its consolidated balance sheets and its share of NantStem’s loss is recorded in loss on equity investments on its consolidated statement of operations. As of December 31, 2018 and 2017, the carrying value of the Company’s investment in NantStem was approximately $18.0 million and $18.7 million, respectively.

The financial statements of NantStem are not received sufficiently timely for the Company to record its portion of earnings or loss in the current financial statements and therefore the Company reports its portion of earnings or loss on a quarter lag.
NantStem recorded a net loss of $0.7 million for the twelve months ended September 30, 2018 and net income of $0.7 million and $0.9 million for the years ended 2017 and 2016, respectively. The Company recorded its portion of gain from NantStem in gain on equity investments on its consolidated statements of operations for the twelve months ended December 31, 2018 and 2017. As of September 30, 2018, NantStem had $74.1 million in current assets and $0.1 million in current liabilities and $6.9 million noncurrent assets and no noncurrent liabilities. As of September 30, 2017, NantStem had $82.5 million in current assets and no current liabilities and no noncurrent assets or noncurrent liabilities.
Yuhan Agreement
In March 2016, the Company and Yuhan Corporation, a South Korea company (“Yuhan”), entered into an agreement to form a joint venture company called ImmuneOncia Therapeutics, LLC (“ImmuneOncia”) to develop and commercialize a number of immune checkpoint antibodies against undisclosed targets for both hematological malignancies and solid tumors. Under the terms of the joint venture agreement, Yuhan contributed an initial investment of $10.0 million to ImmuneOncia, and the Company granted ImmuneOncia an exclusive license to one of its immune checkpoint antibodies for specified countries while retaining the rights for the U.S., European and Japanese markets, as well as global rights for ImmuneOncia to two additional antibodies that will be selected by ImmuneOncia from a group of pre-specified antibodies from the Company’s immuno-oncology antibody portfolio. Yuhan owns 51% of ImmuneOncia, while the Company owns 49%.
The Company is accounting for its interest in ImmuneOncia as an equity method investment, due to the significant influence the Company has over the operations of ImmuneOncia through its board representation and 49% voting interest while not sharing joint control with Yuhan. The Company’s investment in ImmuneOncia is reported in equity method investments on its consolidated balance sheets and its share of ImmuneOncia’s loss is recorded in loss on equity investments on its consolidated statement of operations. As of December 31, 2018 and 2017, the carrying value of the Company’s investment in ImmuneOncia was approximately $2.7 million and $6.8 million, respectively. The difference between the Company’s investment in ImmuneOncia and the Company’s 49% interest in the net assets of ImmuneOncia was approximately $0.8 million at December 31, 2018.

Exhibit 99.1

ImmuneOncia recorded net loss of $8.4 million for the twelve months ended December 31, 2018. The Company recorded its portion (49% equity interest) of loss from ImmuneOncia in loss on equity investments on its consolidated statement of operations for the twelve months ended December 31, 2018. As of December 31, 2018, ImmuneOncia had $0.8 million in current assets, $1.1 million in current liabilities, $7.5 million in noncurrent assets, and $87 thousand in noncurrent liabilities. As of December 31, 2018, no material activity had occurred subsequent to the Company's initial investment.
ImmuneOncia recorded net loss of $5.4 million for the twelve months ended December 31, 2017. The Company recorded its portion (49% equity interest) of loss from ImmuneOncia in loss on equity investments on its consolidated statement of operations for the twelve months ended December 31, 2017. As of December 31, 2017, ImmuneOncia had $7.4 million in current assets, $129 thousand in current liabilities, $8.8 million in noncurrent assets, and $33 thousand noncurrent liabilities.
In April 2016, Yuhan purchased $10.0 million of shares of Common Stock, and warrants as part of the Company’s private placement offering. As of December 31, 2016, no material activity had occurred subsequent to the Company's initial investment.
Shanghai Three
On March 7, 2016, TNK agreed to issue to SiniWest Holdings, Inc. (“SiniWest Holdings”) $4.0 million in shares of TNK Class A Stock, subject to certain circumstances, to be issued upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $10.0 million and a $1.0 million upfront cash payment in exchange for SiniWest Holdings transferring certain assets to TNK, including SiniWest Holdings’ 25% interest in Shanghai Three-Alliance Biotech Co. LTD, a China based company (“Shanghai Three”). The Company is accounting for its interest in Shanghai Three as an equity method investment, due to the significant influence the Company has over the operations of Shanghai Three through its 25% voting interest.  The Company’s investment in Shanghai Three is reported in equity method investments on the consolidated balance sheets and its share of Shanghai Three’s income or loss is recorded in income (loss) on equity investments on the consolidated statement of operations. As of each of the years ended December 31, 2018 and 2017, the carrying value of the Company’s investment in Shanghai Three was approximately $3.8 million.
The financial statements of Shanghai Three are not received sufficiently timely for the Company to record its portion of earnings or loss in the current financial statements and therefore the Company reports its portion of earnings or loss on a quarter lag.
Shanghai Three incurred no operating expenses for the twelve months ended September 30, 2018 and 2017. As of September 30, 2018, Shanghai Three had approximately $0.3 million in current assets, $5.1 million in noncurrent assets, $2.6 million in current liabilities, and $2.0 million in noncurrent liabilities. As of December 31, 2017, Shanghai Three had approximately $0.4 million in current assets, $5.3 million in noncurrent assets, $2.8 million in current liabilities, and $2.0 million in noncurrent liabilities.
Fair Value of Equity Method Investment
The Company periodically evaluates the carrying value of the Company's equity method investments, when events and circumstances indicate that the carrying amount of an asset may not be recovered. The Company determines the fair value of its equity method investments to evaluate whether impairment losses shall be recorded using Level 3 inputs. These investments include the Company's holdings in privately held biotechnology companies that are not exchange traded and therefore not supported with observable market prices. However, these investments are valued by reference to their net asset values that can be market supported and unobservable inputs including future cash flows if available.
10. Goodwill and Intangible Assets

The Company had goodwill of $38.3 million for each of years ended December 31, 2018 and 2017. The Company performed a qualitative test for goodwill impairment as of December 31, 2018. Based upon the results of the qualitative testing the Company concluded that it is more-likely-than-not that the fair values of the Company’s goodwill was in excess of its carrying value and therefore performing the first step of the two-step impairment test was unnecessary. No goodwill impairment was recognized for the years ended December 31, 2018, 2017 and 2016.

The Company’s intangible assets, excluding goodwill, include acquired license and patent rights, core technologies, customer relationships and acquired in-process research and development. Amortization for the intangible assets that have

Exhibit 99.1

finite useful lives is generally recorded on a straight-line basis over their useful lives. A summary of the Company’s identifiable intangible assets as of December 31, 2018 and 2017 is as follows (in thousands):

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Customer relationships	$1,585	$1,373	$212
Acquired technology	3,410	885	2,525
Acquired in-process research and development	35,834	366	35,468
Patent rights	32,720	4,742	27,978
Assembled workforce	105	5	100
Total intangible assets	$73,654	$7,371	$66,283

	December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Customer relationships	$1,585	$1,091	$494
Acquired technology	3,410	709	2,701
Acquired in-process research and development	37,660	—	37,660
Patent rights	32,720	2,562	30,158
Total intangible assets	$75,375	$4,362	$71,013

As of December 31, 2018, the remaining weighted average life for identifiable intangible assets is 15 years.
Patent rights are stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets, determined to be approximately fifteen years or nineteen years from the date of transfer of the rights to the Company. Amortization expense for the years ended December 31, 2018, 2017 and 2016 was $2.2 million, $2.1 million and $0.4 million.
Acquired technology is stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets, determined to be approximately nineteen years from the date of acquisition of the technology in December 2013. Amortization expense for the each of the years ended December 31, 2018, 2017 and 2016 was $0.2 million.
Customer relationships are stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets and are generally determined to be approximately five years from the date of acquisition. Amortization expense for each of the years ended December 31, 2018, 2017 and 2016 was $0.3 million.
Acquired in-process research and development is stated at cost and may be immediately expensed if there is no alternative future use. The Company commenced amortization of acquired in-process research and development related to the business combination of Scilex upon commercialization of ZTlido® (lidocaine topical system 1.8%) in October 2018. Amortization expense for the year ended December 31, 2018 was $0.4 million and is being amortized on a straight-line basis over the estimated useful life of approximately fifteen years. The Company intends to begin amortization of acquired in-process research and development costs associated with the Virttu business combination upon commercialization of products. The acquired in-process research and development is reviewed annually for impairment or more frequently as changes in circumstance or the occurrence of events suggest that the remaining value may not be recoverable. The Company recorded an impairment charge of $1.8 million associated with Virttu IPR&D for the quarter ended December 31, 2018.
Estimated future amortization expense related to intangible assets at December 31, 2018 is as follows (in thousands):

Years Ending December 31,	Amount
2019	$3,866
2020	3,866
2021	4,920
2022	4,920
2023	4,915
Thereafter	43,796
Total	$66,283

Exhibit 99.1

11. Significant Agreements and Contracts
License Agreement with Mabtech Limited
In August 2015, the Company entered into an exclusive licensing agreement to develop and commercialize multiple prespecified biosimilar and biobetter antibodies from Mabtech Limited. Under the terms of the agreement, the Company will develop and market four mAbs for the North American, European and Japanese markets. The Company made an initial license payment of $10.0 million and in February 2016, paid an additional $10.0 million license payment, both of which were recognized as acquired in-process research and development expense in the consolidated statements of operations as the Company determined there was no alternative future use for the license.
In June 2016, the Company agreed to accelerate and pay a $30.0 million milestone license payment which has been recognized as acquired in-process research and development expense in the consolidated statements of operations, in exchange for the purchase by Mabtech Limited in June 2016, of $10.0 million of common stock and warrants.
In December 2017, the Company agreed to accelerate and, as a result, paid a $25.0 million milestone license payment, which has been recognized as acquired in-process research and development expense in the consolidated statements of operations. The amended agreement includes additional milestone payments totaling $125.0 million payable following the completion of the technology transfer from Mabtech Limited and for payables to extend the license agreement. The Company is not obligated to extend the license agreement. Accordingly, the additional future milestone payments have not yet been accrued as of December 31, 2018.
Immunotherapy Research Collaboration Agreement with Roger Williams Medical Center
In April 2016, the Company entered into an immunotherapy research collaboration agreement with Roger Williams Medical Center to provide certain clinical trial, research and manufacturing services. Under the terms of the agreement, Roger Williams Medical Center will perform pre-clinical and clinical research related to the development and delivery of CAR-T immunotherapies. In exchange, the Company granted Roger Williams Medical Center $6.0 million in shares of TNK Class A Stock, subject to adjustment in certain circumstances, to be issued upon a financing resulting in gross proceeds (individually or in the aggregate) to TNK of at least $20.0 million. The Company determined the fair value of this obligation was $3.4 million as of the April 2016 agreement effective date, and the amount was recognized as prepaid expense and other and acquisition consideration payable in the consolidated balance sheet. The Company will recognize the upfront payment over the expected performance period of five years. During the twelve months ended December 31, 2018, 2017 and 2016 the Company recognized approximately $0.4 million, $0.7 million and $0.5 million in pre-clinical research and development expense pursuant to the agreement, respectively.
License Agreement with NantCell

In April 2015, the Company and NantCell entered into a license agreement. Under the terms of the agreement the Company granted an exclusive license to NantCell covering patent rights, know-how, and materials related to certain antibodies, ADCs and two CAR-TNK products. NantCell agreed to pay a royalty not to exceed five percent (5%) to the Company on any net sales of products (as defined) from the assets licensed by the Company to NantCell. In addition to the future royalties payable under this agreement, NantCell paid an upfront payment of $10.0 million to the Company and issued 10 million shares of NantCell common stock to the Company valued at $100.0 million based on a recent equity sale of NantCell common stock to a third party. As of December 31, 2018, the Company had not yet provided all of the items noted in the agreement, including research services for and on behalf of NantCell, and therefore has recorded the entire upfront payment and value of the equity interest received as deferred revenue. Specifically, only a portion of the materials associated with the licensed assets have been delivered while the majority of the licensed assets remain undelivered and the related research activities are still to be performed. The Company will recognize the upfront payment and the value of the equity interest received over the period beginning with the commencement of the last item delivered. The Company’s ownership interest in NantCell does not provide the Company with control or the ability to exercise significant influence; therefore the $100.0 million investment is carried at cost in the consolidated balance sheets and evaluated for other-than-temporary impairment on a quarterly basis.
NIH Grants
In June 2014, the NIAID awarded the Company a Phase II Small Business Technology Transfer (“STTR”) grant (the “Staph Grant III Award”) to support the advanced preclinical development of human bispecific antibody therapeutics to prevent

Exhibit 99.1

and treat Staphylococcus aureus (“S. aureus” or “Staph”) infections, including methicillin-resistant S. aureus (“MRSA”). The project period for the Staph Grant III Award covered a two-year period which commenced in June 2014, which was subsequently extended by one year, with total funds available of approximately $1.0 million per year for up to two years. The Staph Grant III Award was not extended beyond June 30, 2017 and the remaining amounts for the award have been recorded as of December 31, 2017. The Company recorded $0 and $0.2 million of revenue associated with the Staph Grant III Award during the twelve months ended December 31, 2018 and 2017, respectively.
The Company recorded $0.4 million of revenue associated with other grants during the twelve months ended December 31, 2018.
12. Loan and Security Agreement and Convertible Notes

Loan and Security Agreement with Hercules Capital, Inc.
On November 23, 2016, the Company and certain of its domestic subsidiaries (together with the Company, the “Borrowers”) entered into a Loan and Security Agreement (the “Hercules Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), as a lender and agent for several banks and other financial institutions or entities from time to time party to the Hercules Loan Agreement for a term loan of up to $75.0 million, subject to funding in multiple tranches (the “Term Loan”). The Term Loan would have matured on December 1, 2020. The proceeds of the Term Loan were used for general corporate purposes and coincided with the repayment of the outstanding debt financing arrangement with Oxford Finance LLC and Silicon Valley Bank.
The first tranche of $50.0 million was funded upon execution of the Hercules Loan Agreement on November 23, 2016. Pursuant to the terms of the third amendment to the Hercules Loan Agreement entered into on March 15, 2017, the Company paid Hercules $1.5 million for a portion of the backend fee. Pursuant to the terms of the fourth amendment to the Hercules Loan Agreement entered into on March 23, 2017 (the “Fourth Amendment”), the Company repaid Hercules, without repayment penalty, $20.0 million of the outstanding principal and unpaid interest accrued thereon on March 23, 2017. The Fourth Amendment also provided for the following: (1) Hercules reduced the minimum amount of unrestricted cash that the Company must maintain under the Hercules Loan Agreement, and (2) the parties agreed to change the date by which the Company must achieve a fundraising milestone.
Pursuant to the terms of the seventh amendment to the Hercules Loan Agreement entered into on November 6, 2017 (the “Seventh Amendment”), (i) the Company repaid Hercules, without repayment penalty, $10.0 million of the outstanding principal and unpaid interest accrued thereon on November 6, 2017, and (ii) Hercules agreed to reduce the minimum amount of unrestricted cash that the Company must maintain under the Hercules Loan Agreement from $20.0 million to $8.0 million.
On December 21, 2017, the Company paid off all obligations owing under, and terminated, the Hercules Loan Agreement. The secured interests under the Hercules Loan Agreement were terminated in connection with the Company’s discharge of indebtedness thereunder.
In connection with the Hercules Loan Agreement, the Company issued Hercules a warrant, dated November 23, 2016 (the “Hercules Warrant”), to purchase up to 460,123 shares of Common Stock, at an initial exercise price of $4.89, subject to adjustment as provided in the Hercules Warrant. The Hercules Warrant is initially exercisable for 306,748 shares of common stock of the Company, and may automatically become exercisable for additional shares of common stock on such dates (if any) based upon the funding amounts of Tranche II or Tranche III of the Term Loan that may be extended to the Borrowers. The Hercules Warrant will terminate, if not earlier exercised, on the earlier of November 23, 2023 and the closing of certain merger or other transactions in which the consideration is cash, stock of a publicly-traded acquirer or a combination thereof.
In connection with the extinguishment of the Hercules Loan Agreement on December 21, 2017, a loss of $4.3 million on the extinguishment of debt was recorded representing the difference between the reacquisition price of debt and the net carrying amount of the loan as of December 21, 2017.
2018 Chinese Yuan (“RMB”) Loan
In March 2018, the Company entered into a term loan in the aggregate principal amount of $1.6 million ("RMB10.0 million") with the Bank of China and the Agricultural Bank of China, which is guaranteed by Levena Suzhou Biopharma, Co. Ltd. This one year bank facility was used for working capital purposes. The proceeds from the loan agreement are reflected as financing activities in the consolidated statements of cash flows for the twelve months ended December 31, 2018. The outstanding balance is repayable from February 2018 to March 2019. The interest rate on this loan is 5%.

Exhibit 99.1

2016 Private Investment in Public Entity Financing
On April 3, 2016, the Company entered into a Securities Purchase Agreement (the “ABG Purchase Agreement”) with ABG SRNE Limited and Ally Bridge LB Healthcare Master Fund Limited (collectively, “Ally Bridge”), pursuant to which, among other things, the Company agreed to issue and sell to Ally Bridge and other purchasers that may be designated by Ally Bridge (collectively, the “ABG Purchasers”), in a private placement transaction (the “ABG Private Placement”), up to $50.0 million in shares of the Common Stock and warrants to purchase shares of Common Stock. Upon the closing of the ABG Private Placement, the Company issued to the ABG Purchasers (1) an aggregate of 9,009,005 shares (the “ABG Shares”) of Common Stock, and (2) warrants to purchase an aggregate of 2,702,700 shares of Common Stock (each, an “ABG Warrant”).  Each ABG Warrant had an exercise price of $8.50 per share, was immediately exercisable upon issuance, had a term of three years and was exercisable on a cash or cashless exercise basis.
Under the terms of the ABG Purchase Agreement, the Company was obligated to prepare and file with the SEC, within 30 days of the closing date of the ABG Private Placement, a registration statement to register for resale the ABG Shares and the shares of Common Stock issuable upon exercise of each ABG Warrant (the “ABG Warrant Shares”), and may be required to effect certain registrations to register for resale the ABG Shares and the ABG Warrant Shares in connection with certain “piggy-back” registration rights granted to the ABG Purchasers.
On April 3, 2016, the Company also entered into a Securities Purchase Agreement (collectively, the “Additional Purchase Agreements”) with each of Beijing Shijilongxin Investment Co., Ltd. ( “Beijing Shijilongxin”), FREJOY Investment Management Co., Ltd. (“Frejoy”) and Yuhan Corporation (“Yuhan”), pursuant to which, among other things, the Company agreed to issue and sell, in separate private placement transactions: (1) to Beijing Shijilongxin, 8,108,108 shares of Common Stock, and a warrant to purchase 1,176,471 shares of Common Stock, for an aggregate purchase price of $45.0 million; (2) to Frejoy, 8,108,108 shares of Common Stock, and a warrant to purchase 1,176,471 shares of Common Stock, for an aggregate purchase price of $45.0 million; and (3) to Yuhan, 1,801,802 shares of Common Stock, and a warrant to purchase 235,294 shares of Common Stock, for an aggregate purchase price of $10.0 million. The warrants to be issued pursuant to each of the Additional Purchase Agreements (collectively, the “Additional Warrants” and, together with each ABG Warrant, the “Warrants”) had an exercise price of $8.50 per share, were immediately exercisable upon issuance, had a term of three years and were exercisable on a cash or cashless exercise basis.
Under the terms of the Additional Purchase Agreements, each of Beijing Shijilongxin, Frejoy and Yuhan had the right to demand, at any time beginning six months after the closing of the transactions contemplated by the applicable Additional Purchase Agreement, that the Company prepare and file with the SEC a registration statement to register for resale such investor’s shares of Common Stock purchased pursuant to the applicable Additional Purchase Agreement and the shares of Common Stock issuable upon exercise of such investor’s Additional Warrant. In addition, the Company may be required to effect certain registrations to register for resale such shares in connection with certain “piggy-back” registration rights granted to Beijing Shijilongxin, Frejoy and Yuhan.
On May 2, 2016, the Company closed its private placement of common stock and warrants with Yuhan for gross proceeds of $10.0 million.  Yuhan purchased 1,801,802 shares of common stock at $5.55 per share and a warrant to purchase 235,294 shares of common stock.  The warrant was exercisable for three years at an exercise price of $8.50 per share.
Between May 31, 2016 and June 7, 2016, the Company closed on the remainder of the $150.0 million financing with the ABG Purchasers, Beijing Shijilongxin, and Frejoy. The ABG Purchasers led the financing and, together with Beijing Shijilongxin and Frejoy, collectively purchased 25,225,221 shares of common stock at $5.55 per share, and warrants to purchase 5,055,642 shares of common stock for total cash consideration of $86.5 million and secured promissory notes (the “2016 Notes”) in an aggregate principal amount of $53.5 million.
On December 31, 2016, the Company entered into Warrant and Note Cancellation and Share Forfeiture Agreements (the “Cancellation and Forfeiture Agreements”) with certain investors (the “Investors”) that held an aggregate of 7,838,259 shares of Common Stock and certain of the Warrants granting the right to purchase an aggregate of 1,137,316 shares of Common Stock.  Pursuant to the Cancellation and Forfeiture Agreements, effective December 31, 2016, the Warrants held by the Investors and the 2016 Notes, of which $43.5 million was then outstanding, were cancelled and the shares of Common Stock held by the Investors were forfeited and returned to the Company.
2017 Securities Purchase Agreement in Private Placement
On December 11, 2017, the Company entered into a Securities Purchase Agreement (the “December 2017 Securities Purchase Agreement”) with certain accredited investors (collectively, the “December 2017 Purchasers”). Pursuant to the

Exhibit 99.1

December 2017 Securities Purchase Agreement, on December 21, 2017, the Company issued and sold to the December 2017 Purchasers, in a private placement transaction, (1) convertible promissory notes in an aggregate principal amount of $50,000,000 (the “December 2017 Notes”), which will accrue simple interest at a rate equal to 5.0% per annum and mature upon the earlier to occur of (a) December 21, 2022, and (b) the date of the closing of a change in control (the “December 2017 Maturity Date”), and (2) warrants (the “December 2017 Warrants”) to purchase an aggregate of 12,121,210 shares of its common stock.
At any time and from time to time before the December 2017 Warrant Maturity Date, each December 2017 Purchaser had the option to convert any portion of the outstanding principal amount of such December 2017 Purchaser’s December 2017 Note that was equal to or greater than the lesser of: (1) $4,000,000, and (2) the then-outstanding principal amount of such December 2017 Purchaser's December 2017 Note into shares of common stock at a price per share of $2.26875, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Accrued but unpaid interest on the December 2017 Notes was to be paid in cash semi-annually in arrears on or prior to the 30th day of June and 31st day of December of each calendar year commencing with the year ending December 31, 2018.
Each December 2017 Warrant has an exercise price of $2.61 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, became exercisable on June 20, 2018, has a term of five and a half years and is exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the December 2017 Warrants, in which case the December 2017 Warrants shall also be exercisable on a cashless exercise basis.
The fair value of the Notes was estimated using a valuation model with Level 2 inputs including the stock price volatility, risk-free interest rate, and debt yield. As of December 31, 2017, the estimated fair value of the Notes was approximately $89.5 million, compared to the carrying value of $5.2 million.
On May 17, 2018, the December 2017 Purchasers converted in full the outstanding principal and accrued interest under the December 2017 Notes into 22,038,565 shares of the Company’s common stock, and the Company paid to the December 2017 Purchasers cash in an aggregate amount of $1.0 million in accrued but unpaid interest. The unamortized discount remaining at the date of conversion of $44.3 million was recognized immediately at that date as interest expense.
See Note 3 for discussion of the Company’s policies for accounting for debt with detachable warrants. In connection with the issuance of the December 2017 Notes and December 2017 Warrants, the Company recorded a debt discount of approximately $44.8 million based on an allocation of proceeds to the December 2017 Warrants of approximately $12.7 million and a beneficial conversion feature of approximately $32.1 million, before issuance costs.
Borrowings under the December 2017 Notes consisted of the following (in thousands):

Principal amount	$50,000
Debt discount - warrant	(12,669)
Debt discount - beneficial conversion feature	(32,062)
Capitalized debt issuance costs	(84)
Accretion of debt issuance costs and other	—
Accretion of debt discount	26
Balance at December 31, 2017	$5,211

2018 Securities Purchase Agreement in Private Placement and Amendment to Warrants
On March 26, 2018, the Company entered into a Securities Purchase Agreement (the “March 2018 Securities Purchase Agreement”) with certain accredited investors (the “March 2018 Purchasers”). Pursuant the March 2018 Securities Purchase Agreement, the Company agreed to issue and sell to the March 2018 Purchasers, in a Private Placement (the “March 2018 Private Placement”), (1) convertible promissory notes in an aggregate principal amount of $120,500,000 (the “Notes”), and (2) warrants to purchase 8,591,794 shares of the common stock of the Company (the “Warrants”). On June 13, 2018, the Company entered into an amendment (the “June 2018 Amendment”) to the March 2018 Securities Purchase Agreement. Under the terms of the June 2018 Amendment, the Company and the March 2018 Purchasers agreed that the aggregate principal amount of the Notes was reduced to $37,848,750 and that the aggregate number of shares of Common Stock issuable upon exercise of the Warrants was reduced to 2,698,662, and also agreed to certain other adjustments to the threshold principal amount of the Notes required to remain outstanding in order for certain rights and obligations to apply to the Notes.

Exhibit 99.1

On June 13, 2018, pursuant to the March 2018 Securities Purchase Agreement, as amended by the June 2018 Amendment, the Company issued and sold to the March 2018 Purchasers, in the March 2018 Private Placement (1) Notes in an aggregate principal amount of $37,848,750, and (2) Warrants to purchase an aggregate of 2,698,662 shares of Common Stock. The Notes accrue interest at a rate equal to 5.0% per annum and mature upon the earlier to occur of June 13, 2023 and the date of the closing of a change of control (the “Maturity Date”). At any time and from time to time before the Maturity Date, each March 2018 Purchaser shall have the option to convert any portion of the outstanding principal amount of such March 2018 Purchaser’s Note that is equal to or greater than the lesser of: (1) $4,000,000, and (2) the then-outstanding principal amount of such March 2018 Purchaser’s Note into shares of common stock at a price per share of $7.0125, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Accrued but unpaid interest on the Notes shall be paid in cash semi-annually in arrears on or prior to the 30th day of June and 31st day of December of each calendar year commencing with December 31, 2018. Each Warrant has an exercise price of $3.28 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, became exercisable on December 11, 2018, has a term of five and a half years from the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants, in which case the Warrants shall also be exercisable on a cashless exercise basis. See Note 3 for discussion of the Company’s policies for accounting for debt with detachable warrants. In connection with the issuance of the Notes and the Warrants, the Company recorded a debt discount of approximately $21.6 million based on an allocation of proceeds to the Warrants of approximately $9.6 million and a beneficial conversion feature of approximately $12.0 million, before issuance costs. The Company accounts for the debt at amortized cost and amortizes the debt discount to interest expense using the effective interest method over the expected term of the Notes. The fair value of the Notes was estimated using a lattice model with Level 3 inputs including the historical stock price volatility, risk-free interest rate, and debt yield.
On November 7, 2018, the Company entered into an Agreement and Consent (the “Agreement and Consent”) with the March 2018 Purchasers. Pursuant to the Agreement and Consent, in consideration for certain of the March 2018 Purchasers, in their capacity as holders of the Notes, providing a waiver and consent on behalf of all holders of the Notes, pursuant to which the March 2018 Purchasers provided the Company with certain waivers of their rights and certain of the Company’s covenants under the Securities Purchase Agreement, as amended by Amendment No. 1 thereto, with respect to the Loan Agreement (as defined below) and the transactions contemplated thereby, the Company and the March 2018 Purchasers agreed to amend the Warrants to reduce the exercise price per share of its common stock thereunder from $8.77 to $3.28. The amendment of the Warrants resulted in a loss on debt extinguishment of $1.9 million representing the incremental fair value of the modified Warrants along with the difference between the fair value and carrying value of the Notes at the modification date of November 7, 2018.
The Company determined that the amendment of the Warrants resulted in an extinguishment at the modification date. As a result, the Company recorded a loss on debt extinguishment for the difference between the fair value of $23.1 million and the carrying value of $17.0 million, or $6.1 million. The Company recorded the loss as of the date of modification, or November 7, 2018. As of December 31, 2018, the estimated fair value of the Notes was approximately $15.8 million, compared to the carrying value of $23.6 million.
Borrowings under the Notes consisted of the following (in thousands):

Face value of loan	$37,849
Unamortized debt discount	(14,804)
Accretion of debt discount	515
Balance at December 31, 2018	$23,560

Interest expense recognized on the Notes for the year ended December 31, 2018 totaled $1.0 million for the stated interest. Debt discount and debt issuance costs, which are presented as a direct reduction of the Notes in the consolidated balance sheets, are amortized as interest expense using the effective interest method. The amount of debt discount and debt issuance costs included in interest expense for the year ended December 31, 2018 was approximately $0.5 million.

2018 Purchase Agreements and Indenture for Scilex

On September 7, 2018, Scilex entered into Purchase Agreements (the "2018 Purchase Agreements") with certain investors (collectively, the "Scilex Note Purchasers") and the Company. Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex, among other things, issued and sold to the Scilex Note Purchasers senior secured notes due 2026 in an aggregate principal amount of $224,000,000 (the "Scilex Notes") for an aggregate purchase price of $140,000,000 (the

Exhibit 99.1

"Offering"). In connection with the Offering, Scilex also entered into the Indenture governing the Scilex Notes with the Trustee and Collateral Agent, and the Company. Pursuant to the Indenture, the Company agreed to the Guarantee.

The net proceeds of the Offering were approximately $89.3 million, after deducting the Offering expenses payable by Scilex and funding the Reserve Account and the Collateral Account pursuant to the terms of the Indenture. The net proceeds of the Offering will be used by Scilex to support the commercialization of ZTlido® (lidocaine topical system 1.8%), for working capital and general corporate purposes in respect of the commercialization of ZTlido® (lidocaine topical system 1.8%). Funds in the Reserve Account will be released to Scilex upon receipt by the Trustee of an officer’s certificate under the Indenture from Scilex confirming receipt of the Marketing Approval Letter on or prior to July 1, 2023. Funds in the Collateral Account will be released upon receipt of a written consent authorizing such release from the holders of a majority in principal amount of the Scilex Notes issued, upon the occurrence and during the continuance of an event of default at the direction of the holders of a majority in principal amount of the Scilex Notes issued or upon the repayment in full of all amounts owed under the Scilex Notes.

The holders of the Scilex Notes will be entitled to receive quarterly payments of principal of the Scilex Notes equal to a percentage, in the range of 10% to 20% of the net sales of ZTlido® (lidocaine topical system 1.8%) for the prior fiscal quarter, beginning on February 15, 2019. If Scilex has not received the Marketing Approval Letter by March 31, 2021, the percentage of net sales payable shall be increased to be in the range of 15% to 25%. If actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from October 1, 2022 through September 30, 2023 are less than 60% of a predetermined target sales threshold for such period, then Scilex will be obligated to pay an additional installment of principal of the Scilex Notes each quarter in an amount equal to an amount to be determined by reference to the amount of such deficiency.

The aggregate principal amount due under the Scilex Notes shall be increased by $28,000,000 on February 15, 2022 if actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from the issue date of the Scilex Notes through December 31, 2021 do not equal or exceed 95% of a predetermined target sales threshold for such period. If actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) for the period from October 1, 2022 through September 30, 2023 do not equal or exceed 80% of a predetermined target sales threshold for such period, the aggregate principal amount shall also be increased on November 15, 2023 by an amount equal to an amount to be determined by reference to the amount of such deficiency.

The final maturity date of the Scilex Notes will be August 15, 2026. The Scilex Notes may be redeemed in whole at any time upon 30 days’ written notice at Scilex’s option prior to August 15, 2026 at a redemption price equal to 100% of the then-outstanding principal amount of the Scilex Notes. In addition, upon a change of control of Scilex (as defined in the Indenture), each holder of a Scilex Note shall have the right to require Scilex to repurchase all or any part of such holder’s Scilex Note at a repurchase price in cash equal to 101% of the then-outstanding principal amount thereof.

The 2018 Purchase Agreements include the terms and conditions of the offer and sale of the Scilex Notes, representations and warranties of the parties, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

The Indenture governing the Scilex Notes contains customary events of default with respect to the Scilex Notes (including a failure to make any payment of principal on the Scilex Notes when due and payable), and, upon certain events of default occurring and continuing, the Trustee by notice to Scilex, or the holders of at least 25% in principal amount of the outstanding Scilex Notes by notice to Scilex and the Trustee, may (subject to the provisions of the Indenture) declare 100% of the then-outstanding principal amount of the Scilex Notes to be due and payable. Upon such a declaration of acceleration, such principal will be due and payable immediately. In the case of certain events, including bankruptcy, insolvency or reorganization involving the Company or Scilex, the Scilex Notes will automatically become due and payable.

Pursuant to the Indenture, the Company and Scilex must also comply with certain covenants with respect to the commercialization of ZTlido® (lidocaine topical system 1.8%), as well as customary additional affirmative covenants, such as furnishing financial statements to the holders of the Scilex Notes, minimum cash requirements and net sales reports; and negative covenants, including limitations on the following: the incurrence of debt; the payment of dividends, the repurchase of shares and under certain conditions making certain other restricted payments; the prepayment, redemption or repurchase of subordinated debt; a merger, amalgamation or consolidation involving Scilex; engaging in certain transactions with affiliates; and the making of investments other than those permitted by the Indenture.

The Scilex Notes and related Guarantee have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. The holders of the Scilex Notes do not have any registration rights.

Exhibit 99.1

Pursuant to a Collateral Agreement by and among Scilex, the Trustee and the Collateral Agent (the “Collateral Agreement”), the Scilex Notes will be secured by ZTlido® (lidocaine topical system 1.8%) and all of the existing and future property and assets of Scilex necessary for, or otherwise relevant to, now or in the future, the manufacture and sale of ZTlido® (lidocaine topical system 1.8%), on a worldwide basis (exclusive of Japan), including, but not limited to, the intellectual property related to ZTlido® (lidocaine topical system 1.8%), the marketing or similar regulatory approvals related to ZTlido® (lidocaine topical system 1.8%), any licenses, agreements and other contracts related to ZTlido® (lidocaine topical system 1.8%), and the current assets related to ZTlido® (lidocaine topical system 1.8%) such as inventory, accounts receivable and cash and any and all future iterations, improvements or modifications of such product made, developed or licensed (or sub-licensed) by Scilex or any of its affiliates or licensees (or sub-licensees) (including ZTlido® (lidocaine topical system 5.4%)).

Pursuant to the terms of the Indenture, the Company issued an irrevocable standby letter of credit to Scilex (the “Letter of Credit”), which provides that, in the event that (1) Scilex does not hold at least $35,000,000 in unrestricted cash as of the end of any calendar month during the term of the Scilex Notes, (2) actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) from the issue date of the Scilex Notes through December 31, 2021 are less than a specified sales threshold for such period, or (3) actual cumulative net sales of ZTlido® (lidocaine topical system 1.8%) for any calendar year during the term of the Scilex Notes, beginning with the 2022 calendar year, are less than a specified sales threshold for such calendar year, Scilex, as beneficiary of the Letter of Credit, will draw, and the Company will pay to Scilex, $35,000,000 in a single lump-sum amount as a subordinated loan. The Letter of Credit will terminate upon the earliest to occur of: (a) the repayment of the Scilex Notes in full, (b) the actual net sales of ZTlido® (lidocaine topical system 1.8%) for any calendar year during the term of the Scilex Notes exceeding a certain threshold, (c) the consummation of an initial public offering on a major international stock exchange by Scilex that satisfies certain valuation thresholds, and (d) the replacement of the Letter of Credit with another letter of credit in form and substance, including as to the identity and creditworthiness of issuer, reasonably acceptable to the holders of at least 80% in principal amount of outstanding Scilex Notes. The Company performed a level 3 based assessment for certain of these contingent features related to the Letter of Credit, which, included significant judgment and assumptions related to the likelihood of the aforementioned terms being achieved. Based on its assessment, it was concluded that the estimated fair value of these embedded features were not material as of December 31, 2018. As of December 31, 2018, the estimated fair value of the Notes was approximately $122.8 million compared to the carrying value of $141.1 million. The Company uses the discounted cash flow method under the income approach, which involves significant level 3 inputs and assumptions, combined with a Monte Carlo simulation, as appropriate. The value of the debt instrument is based on the present value of future interest and principal payments, discounted a rate of return reflective the Company's credit risk.

Exhibit 99.1

Borrowings of the Notes consisted of the following (in thousands):

Face value of loan	$224,000
Unamortized debt discount	(84,000)
Capitalized debt issuance costs	(5,748)
Accretion of debt discount	6,376
Accretion of debt issuance cost	435
Balance at December 31, 2018	$141,063

Future minimum payments under the Notes, based on a percentage of projected net sales of ZTlido® (lidocaine topical system 1.8%) are as follows (in thousands):

Year Ending December 31,
2019	$8,696
2020	30,010
2021	52,474
2022	99,153
2023	33,667
Total future minimum payments	224,000
Unamortized debt discount	(77,624)
Unamortized capitalized debt issuance costs	(5,313)
Total minimum payment	141,063
Current portion	(8,696)
Long-term portion of Scilex Notes	$132,367

Debt discount and debt issuance costs, which are presented as a direct reduction of the Scilex Notes in the consolidated balance sheets, are amortized as interest expense using the effective interest method. As principal repayments on the Scilex Notes are based on a percentage of net sales of ZTlido® (lidocaine topical system 1.8% and lidocaine topical system 5.4%, if a Marketing Approval Letter is received), the Company has elected to account for changes in estimated cash flows from future net sales prospectively. Specifically, a new effective interest rate will be determined based on revised estimates of remaining cash flows and changes in expected cash flows will be recognized prospectively. The amount of debt discount and debt issuance costs included in interest expense for the fiscal year ended December 31, 2018 was approximately $6.8 million.

The Company identified a number of embedded derivatives that require bifurcation from the Scilex Notes and separate accounting as a single compound derivative. However, as the current fair value attributed to the bifurcated compound derivative is immaterial, The Company has not recorded this derivative within its consolidated financial statements. The Company re-evaluates this assessment each reporting period.

2018 Oaktree Term Loan Agreement

On November 7, 2018, the Company and certain of its domestic subsidiaries (the “Guarantors”) entered into a Term Loan Agreement (the “Loan Agreement”) with certain funds and accounts managed by Oaktree Capital Management, L.P. (collectively, the “Lenders”) and Oaktree Fund Administration, LLC, as administrative and collateral agent, for an initial term loan of $100.0 million (the “Initial Loan”) and a second tranche of $50.0 million, subject to the achievement of certain commercial and financial milestones between August 7, 2019 and November 7, 2019, and the satisfaction of certain customary conditions (the “Conditional Loan”). The Initial Loan matures on November 7, 2023 (the “Maturity Date”) and bears interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus the applicable margin, or 7%. The Initial Loan was funded on November 7, 2018. The net proceeds of the Initial Loan were approximately $91.3 million, after deducting estimated loan costs, commissions, fees and expenses, and will be used for general corporate purposes. In connection with the Loan Agreement, on November 7, 2018, the Company issued to the Lenders warrants to purchase 6,288,985 shares of the Company’s common stock (the “Initial Warrants”). The Initial Warrants have an exercise price per share of $3.28, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, will be exercisable from May 7, 2019 through May 7, 2029 and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Initial Warrants (the “Initial Warrant Shares”), in which case the Initial Warrants shall also be exercisable on a cashless exercise basis. In connection with the Loan Agreement, on November 7, 2018, the Company and

Exhibit 99.1

the Lenders entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company agreed to file one or more registration statements with the Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale the Initial Warrant Shares and the shares of common stock issuable upon exercise of warrants that may be issued in connection with the Conditional Loan (the “Conditional Warrants”). Under the Registration Rights Agreement, the Company agreed to file a registration statement with the SEC registering all of the Initial Warrant Shares and the shares of common stock issuable upon exercise of the Conditional Warrants for resale by no later than the 45th day following the issuance of the Initial Warrants and the Conditional Warrants, respectively.

As of December 31, 2018, the estimated fair value of the Initial Loan was approximately $64.0 million compared to the carrying value of $67.2 million.

Borrowings under the Initial Loan consisted of the following (in thousands):

Face value of loan	$100,000
Debt discount - warrant	(26,659)
Capitalized debt issuance costs	(6,658)
Accretion of debt discount and issuance costs	526
Balance at December 31, 2018	$67,209

Interest expense recognized on the Initial Loan for the year ended December 31, 2018 totaled $1.4 million for the stated interest. Debt discount and debt issuance costs, which are presented as a direct reduction of the Loan Agreement in the consolidated balance sheets, are amortized as interest expense using the effective interest method. The amount of debt discount and debt issuance costs included in interest expense for the year ended December 31, 2018 was approximately $0.5 million.

The Company performed a level 3 based assessment and identified a number of embedded derivatives that require bifurcation from the Initial Loan and separate accounting as a single compound derivative. Certain of these embedded features include default interest due to non-credit-related events of default, mandatory prepayment upon a change of control, mandatory prepayment upon an asset disposition, mandatory prepayment upon non-permitted debt issuance, indemnified taxes, increased costs upon a change in law and automatic acceleration upon a non-bankruptcy event of default. As the current fair value attributed to the bifurcated compound derivative is immaterial, the Company has not recorded this derivative within its consolidated financial statements. The Company will re-evaluate this assessment each reporting period.

2018 Short-term Bridge Loan

On September 10, 2018, the Company entered into a Short-term Bridge Loan Agreement ("Bridge Loan) in which the Company received proceeds of approximately $19.6 million, net of approximately $0.3 million of commitment fees to facilitate the timing of a cash payment. Interest on the Bridge Loan was 8.5 percent annually and the maturity date is November 12, 2018. The Bridge Loan was paid in full as of December 31, 2018.
13. Stockholders’ Equity
2009 Non-Employee Director Grants
In September 2009, prior to the adoption of the 2009 Stock Incentive Plan (the “2009 Plan”), the Company’s board of directors approved the reservation and issuance of 8,000 nonstatutory stock options to the Company’s non-employee directors. The outstanding options vested on the one year anniversary of the vesting commencement date in October 2010, and are exercisable for up to 10 years from the grant date. No further shares may be granted under this plan and, as of December 31, 2018, 3,200 options with a weighted-average exercise price of $1.12 were outstanding.

2009 Stock Incentive Plan
In October 2009, the Company’s stockholders approved the 2009 Stock Incentive Plan. In August 2018, the Company’s stockholders approved, among other items, the amendment and restatement of the 2009 Stock Incentive Plan (as amended and restated, the “Stock Plan”) to increase the number of shares of the Company’s common stock authorized to be issued pursuant to the Stock Plan to 18,860,000. Such shares of the Company’s common stock are reserved for issuance to employees, non-employee directors and consultants of the Company. The Stock Plan provides for the grant of incentive stock options, non-incentive stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, restricted stock unit awards and performance awards to eligible recipients. Recipients of stock options shall be eligible to purchase shares of the

Exhibit 99.1

Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the Stock Plan is ten years. Employee option grants generally vest 25% on the first anniversary of the original vesting commencement date, with the balance vesting monthly over the remaining three years. The vesting schedules for grants to non-employee directors and consultants will be determined by the Company’s Compensation Committee. Stock options are generally not exercisable prior to the applicable vesting date, unless otherwise accelerated under the terms of the applicable stock plan agreement.
The following table summarizes stock option activity as of December 31, 2018, 2017 and 2016, and the changes for the years then ended (in thousands, except for share amounts):

	Options Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2017	6,343,400	$4.74	$6,290
Options Granted	4,737,800	$5.23
Options Canceled	(500,435)	$5.84
Options Exercised	(57,690)	$3.69
Outstanding at December 31, 2018	10,523,075	$4.91	$1,723

The aggregate intrinsic value of options exercised during the years ended December 31, 2018, 2017 and 2016 were $133 thousand, $0 thousand and $194 thousand, respectively.  The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of employee stock options was estimated at the grant date using the following assumptions:

	Years Ended December 31,
	2018	2017	2016
Weighted-average grant date fair value	$3.65	$1.28	$5.86
Dividend yield	—	—	—
Volatility	81%	81%	75%
Risk-free interest rate	2.87%	1.92%	1.49%
Expected life of options	6.1 years	6.1 years	6.1 years

The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Due to the Company’s limited historical data, the estimated volatility incorporates the historical and implied volatility of comparable companies whose share prices are publicly available. The risk-free interest rate assumption was based on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The weighted average expected life of options was estimated using the average of the contractual term and the weighted average vesting term of the options.
The total employee and director stock-based compensation recorded as operating expenses was $5,139 thousand, $4,423 thousand and $4,354 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.
The total unrecognized compensation cost related to unvested employee and director stock option grants as of December 31, 2018 was $16,857 thousand and the weighted average period over which these grants are expected to vest is 3.0 years.
The Company records equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with the authoritative guidance and periodically revalues the equity instruments as they vest. Stock-based compensation expense related to non-employee consultants recorded as operating expenses was $1,055 thousand, $228 thousand, and $198 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.
Common Stock Reserved for Future Issuance
Common stock reserved for future issuance consists of the following at December 31, 2018:

Exhibit 99.1

Common stock warrants outstanding under the loan and security agreement	6,354,877
Common stock warrants outstanding under the Hercules securities agreement	306,748
Common stock warrants outstanding under the convertible notes	14,819,872
Common stock warrants outstanding under private placements	4,153,620
Common stock options outstanding under the Non-Employee Director Plan	3,200
Authorized for future grant or issuance under the 2009 Stock Incentive Plan	18,324,406
Shares issuable upon the conversion of the 2018 Notes	5,397,325
Issuable under assignment agreement based upon achievement of certain milestones	80,000
49,440,048

2017 Stock Option Plan
In June 2017, the Company’s subsidiary, Scilex, adopted the Scilex 2017 Stock Option Plan, reserved 4.0 million shares of Scilex common stock and awarded 1.0 million options to certain Company personnel, directors and consultants under such plan. Stock options granted under this plan typically vest 1/4th of the shares on the first anniversary of the vesting commencement date and 1/48th of the remaining options vest each month thereafter. As of December 31, 2018, 1.6 million shares were canceled. As of December 31, 2018, 0.7 million options were outstanding.
2015 Stock Option Plans
In May 2015, the Company’s subsidiary, TNK, adopted the TNK 2015 Stock Option Plan and reserved 10.0 million shares of TNK class A common stock and awarded 3.6 million options to certain Company personnel, directors and consultants under such plan. In November 2015, TNK awarded 0.5 million options to certain Company personnel.  Stock options granted under this plan typically vest a portion immediately upon grant and the remaining options over two to four years or monthly over four years from the grant date and have a contractual term of ten years. As of December 31, 2018, 2.1 million shares were canceled. As of December 31, 2018, 0.9 million options were outstanding.
In May 2015, TNK granted a warrant to the Company’s CEO to purchase 9.5 million shares of TNK class B common stock which have 10 to 1 voting rights. Warrant shares totaling 4.0 million are exercisable evenly over forty months and the remaining warrant shares are exercisable if certain defined events occur within four years from date of issuance at an initial exercise price of $0.01 per share.  This warrant was canceled in its entirety effective August 29, 2017.
In May 2015, the Company’s subsidiary, LA Cell, adopted the LA Cell 2015 Stock Option Plan and reserved 10.0 million shares of LA Cell class A common stock and awarded 2.9 million options to certain Company personnel, directors and consultants under such plan. Stock options granted under this plan typically vest a portion immediately upon grant and the remaining options over two to four years or monthly over four years from the grant date and have a contractual term of ten years. As of December 31, 2018, 1.7 million shares were canceled. As of December 31, 2018, 0.3 million options were outstanding.
In May 2015, LA Cell granted a warrant to the Company’s CEO to purchase 9.5 million shares of LA Cell class B common stock which have 10 to 1 voting rights.  Warrant shares totaling 4.0 million are exercisable evenly over forty months and the remaining warrant shares are exercisable if certain defined events occur within four years from date of issuance at an initial exercise price of $0.01 per share. This warrant was canceled in its entirety effective August 29, 2017.
In October 2015, the Company’s subsidiary, Concortis Biosystems, Corp., (“CBC”), adopted the CBC 2015 Stock Option Plan and reserved 10.0 million shares of CBC class A common stock and awarded 1.8 million options to certain Company personnel, directors and consultants under such plan. Stock options granted under this plan typically vest a portion immediately upon grant and the remaining options over two to four years or monthly over four years from the grant date and have a contractual term of ten years. As of December 31, 2018, 1.7 million shares were canceled. As of December 31, 2018, no options were outstanding.
In October 2015, CBC granted a warrant to the Company’s CEO to purchase 9.5 million shares of CBC class B common stock which have 10 to 1 voting rights. Warrant shares totaling 4.0 million are exercisable evenly over forty months and the remaining warrant shares are exercisable if certain defined events occur within four years from date of issuance at an initial exercise price of $0.25 per share. This warrant was canceled in its entirety effective August 29, 2017.

Exhibit 99.1

In October 2015, the Company’s subsidiary, Scintilla, adopted the Scintilla 2015 Stock Option Plan and reserved 10.0 million shares of Scintilla class A common stock and awarded 2.1 million options to certain Company personnel, directors and consultants under such plan. Stock options granted under this plan typically vest a portion immediately upon grant and the remaining options over two to four years or monthly over four years from the grant date and have a contractual term of ten years. As of December 31, 2018, 0.9 million shares were canceled. As of December 31, 2018, no options were outstanding.
In October 2015, Scintilla granted a warrant to the Company’s CEO to purchase 9.5 million shares of Scintilla class B common stock which have 10 to 1 voting rights.  Warrant shares totaling 4.0 million are exercisable evenly over forty months and the remaining warrant shares are exercisable if certain defined events occur within four years from date of issuance at an initial exercise price of $0.01 per share.  This warrant was canceled in its entirety effective August 29, 2017.
In October 2015, the Company’s subsidiary, Sorrento Biologics, Inc. (“Biologics”), adopted the Biologics 2015 Stock Option Plan and reserved 10.0 million shares of Biologics class A common stock and awarded 2.6 million options to certain Company personnel, directors and consultants under such plan. Stock options granted under this plan typically vest a portion immediately upon grant and the remaining options over two to four years or monthly over four years from the grant date and have a contractual term of ten years. As of December 31, 2018, 1.4 million shares were canceled. As of December 31, 2018, no options were outstanding.
In October 2015, Biologics granted a warrant to the Company’s CEO to purchase 9.5 million shares of Biologics class B common stock which have 10 to 1 voting rights. Warrant shares totaling 4.0 million are exercisable evenly over forty months and the remaining warrant shares are exercisable if certain defined events occur within four years from date of issuance at an initial exercise price of $0.01 per share. This warrant was canceled in its entirety effective August 29, 2017.
On August 29, 2017, the options and warrants were canceled in accordance with the terms of a settlement agreement and, as a result, unrecognized compensation expense of $281 thousand associated with these previously issued shares was accelerated and recognized upon cancellation.
The total director stock-based compensation recorded as operating expenses by the Company for TNK, LA Cell, CBC, Scintilla and Biologics for the year ended December 31, 2017 and 2016 was $0 and $166 thousand, respectively. Total unrecognized stock-based compensation expense related to unvested director stock option and warrant grants for these entities as of December 31, 2017 was $0, and the weighted-average period over which these grants are expected to vest is approximately 3.5 years. The Company records equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with the authoritative guidance and periodically revalues the equity instruments as they vest. Stock based compensation expense related to non-employee consultants recorded as operating expenses by the Company for TNK, LA Cell, CBC, Scintilla and Biologics for the year ended December 31, 2018 and 2017 was $655 thousand and $156 thousand, respectively.
The weighted-average assumptions used in the Black-Scholes option and warrant pricing model used by TNK, LA Cell, CBC, Scintilla and Biologics to determine the fair value of stock option grants for directors and non-employee consultants were as follows: expected dividend yield – 0%, risk-free interest rate – 1.39% to 2.24%, expected volatility – 76% to 77%, and expected term of 4.0 to 6.1 years.
2014 Stock Option Plan
In May 2014, the Company’s subsidiary, Ark Animal Health, Inc. (“Ark”), adopted the Ark 2014 Stock Option Plan and reserved and awarded 600,000 options to certain directors and consultants under such plan. Stock options granted under such plan typically vest a portion immediately upon grant and the remaining options over one year from the grant date and have a contractual term of ten years. Effective August 29, 2017, options to purchase an aggregate of 135,000 shares were canceled. As of December 31, 2018, 88,000 options were outstanding.
There were no operating expenses recorded for total director and consultant stock-based compensation by the Company for Ark for each of the years ended December 31, 2018 and 2017. No unrecognized stock-based compensation expense remains related to stock option grants as of December 31, 2018.

14. Derivative Liability

On October 13, 2015, the Company wrote a call option to Cambridge, on up to 2.0 million shares of NantKwest common stock held by the Company (the “Option Agreement”).  As of December 31, 2015, the Company held approximately

Exhibit 99.1

5.6 million shares of common stock of NantKwest, par value $0.0001 per share, which was classified as available-for-sale and reported in its consolidated financial statements as marketable securities.  The Option Agreement gave Cambridge the right to purchase up to 2.0 million shares at a price of $15.295 per share from time to time in the first quarter of 2016.  There was no contractual option premium associated with this Option Agreement.  The Option Agreement was a derivative as defined in ASC Topic 815 and was recognized at fair value every reporting period the Option Agreement is in effect, with changes in fair value recognized in current operations.  For the year ended December 31, 2015, the Company recorded a loss of $3.4 million on the derivative liability.
The call option expired unexercised on March 31, 2016 and the Company recorded a gain of $5.5 million upon the cancellation of the derivative liability.
As of December 31, 2018, no derivative liability was recorded on the Company’s consolidated balance sheets.
15. Commitments and Contingencies
Litigation
In the normal course of business, the Company may be named as a defendant in one or more lawsuits. The Company is not a party to any outstanding material litigation and management is currently not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations.
Immunomedics Litigation

On June 26, 2015, Immunomedics, Inc. (“Immunomedics”) filed a complaint in the United States District Court for the District of New Jersey (the “New Jersey Case”) against the Board of Directors of RWMC, Dr. Richard P. Junghans, Dr. Steven C. Katz, the Office of the Board of Advisors of Tufts University School of Medicine, and one or more individuals or entities to be identified later. This complaint (the "Initial Complaint") alleged, among other things: (1) breach of contract; (2) breach of covenant of good faith and fair dealing; (3) tortious interference with prospective economic gain; (4) tortious interference with contracts; (5) misappropriation; (6) conversion; (7) bailment; (8) negligence; (9) vicarious liability; and (10) patent infringement. Overall, the allegations in the Initial Complaint were generally directed to an alleged material transfer agreement dated December 2008 and Immunomedics’ alleged request for the return of certain alleged research material, as well as the alleged improper use and conversion of such research materials outside the scope of the material transfer agreement.

On October 22, 2015, Immunomedics filed an amended complaint (the “First Amended Complaint”), which, among other things, no longer named the Board of Directors of RWMC and The Office of the Board of Advisors of Tufts University School of Medicine as defendants. RWMC and Tufts Medical Center were added as new defendants. On January 14, 2016, Immunomedics filed a second amended complaint (the "Second Amended Complaint"), which, among other things, no longer named Tufts Medical Center as a defendant. In addition, the Second Amended Complaint contained allegations directed to two additional alleged material transfer agreements dated September 1993 and May 2010, respectively, and also added an allegation of unjust enrichment. The Second Amended Complaint also no longer asserted claims for (1) breach of covenant of good faith and fair dealing; (2) misappropriation; (3) bailment; (4) negligence; and (5) vicarious liability.

On October 12, 2016, Immunomedics filed a third amended complaint (the “Third Amended Complaint”), which added the Company, TNK, BDL and CARgenix as defendants. TNK is a subsidiary of the Company and purchased BDL and CARgenix in August 2015. The Third Amended Complaint included, among other things, allegations against the Company, TNK, BDL and CARgenix regarding (1) conversion; (2) tortious interference; and (3) unjust enrichment. On December 2, 2016, the Company, TNK, BDL, and CARgenix filed a motion to dismiss Immunomedics’ complaint against them for lack of personal jurisdiction. On January 25, 2017, the District of New Jersey granted this motion, and the Company, TNK, BDL and CARgenix were dismissed as defendants from the New Jersey Case. Under various agreements, TNK has certain indemnification obligations to RWMC, Dr. Richard P. Junghans and Dr. Steven C. Katz that may be implicated by the New Jersey Case.

On April 27, 2018, Immunomedics filed a Complaint against the Company and TNK in San Diego Superior Court, Case No. 37-2018-00021006-CU-NP-CTL (the “San Diego Case”). The Complaint includes, among other things, allegations against the Company and TNK regarding (1) conversion; (2) tortious interference; and (3) inducing breach of contract.

On October 25, 2018, the parties to the New Jersey Case and the San Diego Case entered into a Mutual General Release and Settlement Agreement resolving both matters. Pursuant to the terms of the settlement, among other things, both the New

Exhibit 99.1

Jersey Case and San Diego Case were dismissed with prejudice upon payment by Sorrento to Immunomedics of $2.35 million, which payment was timely made as called for by the agreement.
Cantor Fitzgerald & Co. Litigation

On May 25, 2018, Cantor Fitzgerald & Co. (“CF&Co.”) filed a Complaint against the Company in the Supreme Court of the State of New York, County of New York, Index No. 652633/2018. The Complaint included, among other things, allegations against the Company for breach of contract arising out of a letter agreement whereby CF&Co. was to supply certain services to the Company in exchange for a fee (the “CF & Co. Litigation”). The Company filed an Answer and Counterclaim for breach of contract against CF&Co claiming that CF&Co. did not perform under the letter agreement.

Following a mediation held on December 19, 2018, the parties entered into a settlement agreement resolving the matter. Pursuant to the terms of the agreement, the litigation was dismissed with prejudice upon payment by Sorrento to CF&Co. of $1 million, which payment was timely made as called for by the agreement.
Operating Leases
The Company currently has leases in San Diego, California of approximately 130,584 square feet of corporate office and laboratory space, approximately 1,405 square feet of laboratory and office space at a second location as well as approximately 36,400 square feet for offices and cGMP fill and finish and storage space. In November 2018, the Company entered into a new lease in San Diego, California for approximately 61,200 square feet of additional corporate office and laboratory space. Operations for the new lease are expected to begin in the first quarter of 2019 and the lease expires in October 2029. In December 2018, the Company entered into a new lease in Broomfield, Colorado, for approximately 4,500 square feet of additional office space, which is expected to commence in the second quarter of 2019 and expires in 2024.
The Company’s lease agreements in San Diego, as amended, for its corporate office and laboratory space expire in October 2029. Its second laboratory and office space and its cGMP fill and finish and storage space expire in September 2020 and November 2022, respectively. The Company also leases 25,381 square feet of office and laboratory space in Suzhou, China, which lease expires in June 30, 2021. The Company leases 2,312 square feet of office, laboratory, and storage space in Scotland, which lease expires in March 2021. The Company subleases in New York, New York for approximately 4,550 square feet of additional corporate office space. The sublease began in July of 2017 and expires in December 2020. The Company leases approximately 3,432 square feet of office and laboratory space in Atlanta, Georgia which began in October of 2018 and expires in September 2024.
Minimum future non-cancelable annual operating lease obligations are as follows for the years ending December 31 (in thousands):

2019	$6,396
2020	8,733
2021	8,011
2022	7,959
2023	8,186
Thereafter	52,425
$91,710
Rent expense for operating leases totaled approximately $6.1 million, $3.2 million and $2.1 million, for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, respectively.
16. Income Taxes
The components of the provision expense (benefit) were as follows for the years ended December 31, 2018, 2017 and 2016 (in thousands):

Exhibit 99.1

	2018	2017	2016
Current:
Federal	$(178)	$(366)	$(1,785)
State	23	14	(600)
Foreign	(44)	30	—
	(199)	(322)	(2,385)
Deferred:
Federal	(3,499)	(33,178)	3,554
State	(2,421)	(2,538)	(2,065)
Foreign	(155)	—	—
	(6,075)	(35,716)	1,489

Totals	$(6,274)	$(36,038)	$(896)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The components of the Company’s net deferred tax liabilities and related valuation allowance are as follows as of December 31, 2018 and 2017 (in thousands):

	2018	2017
Deferred tax assets:
Amortization of intangibles	$27,075	$21,862
Deferred revenue	25,448	34,754
Tax credit carryforwards	13,720	10,160
Net operating loss carryforwards	43,542	21,172
Stock based compensation	1,786	1,743
Accrued expenses and other	14,037	1,877
Total deferred tax assets	125,608	91,568
Less valuation allowance	(74,970)	(43,405)
Total deferred tax assets	50,638	48,163
Deferred tax liabilities:
Amortization of intangibles	(12,739)	(15,225)
Depreciation	(543)	(757)
Investment in common stock	(46,772)	(47,716)
Total deferred tax liabilities	(60,054)	(63,698)
Net deferred tax assets / liabilities	$(9,416)	$(15,535)

Exhibit 99.1

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes are as follows for the years ended December 31 (in thousands):

	2018	2017
Income tax expense (benefit) at federal statutory rate	$(46,011)	$(8,725)
State, net of federal tax benefit	(3,075)	(834)
Other permanent differences	2,814	1,290
Debt discount	11,357	—
Incentive stock compensation	1,001	1,025
Transaction costs	102	408
Other	123	715
Return to provision adjustment	(8)	(42)
Acquired in-process research and development	677	71
Change in Federal rate	—	10,006
Change in State rate	(453)	810
Research tax credits	(4,664)	(4,051)
Uncertain tax positions	879	1,027
Prior year true-ups and carrybacks	(889)	(1,095)
Stock compensation true-up	308	1,788
Change in valuation allowance	31,565	(38,431)
Income tax provision	$(6,274)	$(36,038)

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that the deferred tax assets will not be realized. Due to such uncertainties surrounding the realization of the domestic deferred tax assets, the Company maintains a valuation allowance of $75.0 million against its deferred tax assets as of December 31, 2018. Realization of the deferred tax assets will be primarily dependent upon the Company's ability to generate sufficient taxable income prior to the expiration of its net operating losses.

As of December 31, 2018, the Company had net operating loss carryforwards of approximately $169.7 million and $77.1 million for federal and state income tax purposes, respectively. These may be used to offset future taxable income and will begin to expire in varying amounts in 2029 to 2038, except for a portion of the federal net operating loss that have an indefinite carryforward period. The Company also has research and development and orphan drug credits of approximately $12.2 million and $6.1 million for federal and state income taxes purposes, respectively. The federal credits may be used to offset future tax and will begin to expire in varying amounts in 2029 to 2038. The state credits may be used to offset future tax, such credits carryforward indefinitely.

Internal Revenue Code Section 382 rules apply to limit a corporation's ability to utilize existing net operating loss and tax credit carryforwards once the corporation experiences an ownership change as defined in Section 382. The Company has undergone an ownership change in a prior year. For the year ended December 31, 2018, there was no impact of such limitations on the income tax provision. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations or financial position of the Company.

The Company is subject to taxation in the U.S., various state tax jurisdictions and various foreign tax jurisdictions. The Company's tax years starting in December 31, 2007 through December 31, 2018 are open and subject to examination by the U.S. and state taxing authorities due to the carryforward of utilized net operating losses and research and development credits.

During 2018 the Company was notified by the Franchise Tax Board that its California income tax return for the 2015 and 2016 calendar year was selected for examination. The Company has responded to information requested.

The Company adopted the provisions of ASC Topic 740 regarding uncertain tax positions on January 1, 2009.  Under ASC Topic 740, the impact of an uncertain income tax position taken on a tax return must be recognized at the largest amount that is cumulatively “more likely than not” to be sustained upon audit by relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Exhibit 99.1

A reconciliation of the beginning and ending amount of unrecognized tax expense (benefits) is as follows (in thousands):

Amount
Unrecognized tax benefits balance at December 31, 2017	$3,883
Increase related to current year tax positions	916
Increase related to prior year tax positions	150
Decrease related to prior year tax positions	(597)
Unrecognized tax benefits balance at December 31, 2018	$4,352

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense.  No interest has been recognized as of and for the period ended December 31, 2018.

The Company believes that no material amount of the liabilities for uncertain tax positions will expire within 12 months of December 31, 2018.

U.S. Tax Reform
On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act’’), which significantly revises the Internal Revenue Code of 1986, as amended. The Tax Act contains, among other things, significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% for tax years beginning after December 31, 2017, limitations on the deduction for net operating losses to 80% of current year taxable income, indefinite carryover period for net operating losses and limitations on the deductibility of interest to 30% of adjusted taxable income.
On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which allowed the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. As of December 22, 2018, the Company’s accounting for the Tax Act was complete and there were no material changes to the provisional amounts previously recorded.
17. Related Party Agreements and Other
During the year ended December 31, 2015, the Company entered into a joint venture called Immunotherapy NANTibody, LLC, with NantCell, a subsidiary of NantWorks. In July 2015, the Company contributed its portion of the initial joint funding of $40.0 million to the NANTibody joint venture. The Company and NantCell have also entered into a license agreement pursuant to which the Company received a $10.0 million upfront license payment and $100.0 million of vested NantCell common stock.
During the year ended December 31, 2015, the Company entered into a joint venture called NantCancerStemCell, LLC, with NantBioScience, a wholly-owned subsidiary of NantWorks. In connection with negotiated changes to the structure of NantStem the Company issued a call option on shares of NantKwest that it owned to Cambridge, a related party to the Company and to NantBioScience. In April 2015, the Company purchased 1.0 million shares of NantBioScience common stock for $10.0 million.
In March 2016, the Company and Yuhan entered into an agreement to form a joint venture company called ImmuneOncia Therapeutics, LLC, to develop and commercialize a number of immune checkpoint antibodies against undisclosed targets for both hematological malignancies and solid tumors. As of December 31, 2018, the carrying value of the Company’s investment in ImmuneOncia Therapeutics, LLC was approximately $2.7 million. During the three months ended June 30, 2016, Yuhan purchased $10.0 million of Common Stock and warrants.
On August 15, 2017, the transactions contemplated by that certain Contribution Agreement, dated June 12, 2017, by and among the Company, TNK and Celularity Inc. (“Celularity”), pursuant to which, among other things, the Company and TNK agreed to contribute certain intellectual property rights related to their proprietary chimeric antigen receptor constructs and related CARs to Celularity in exchange for shares of Celularity’s Series A Preferred Stock equal to 25% of Celularity’s outstanding shares of capital stock, calculated on a fully-diluted basis closed. Dr. Henry Ji, the Company's Chairman of the Board, President and Chief Executive Officer, Jaisim Shah, a member of the Company’s Board of Directors and David Deming, a member of the Company’s Board of Directors, were previously appointed as members of the board of directors of Celularity.

Exhibit 99.1

On November 8, 2016, the Company entered into the Scilex Purchase Agreement, pursuant to which the Company acquired from the Scilex Stockholders approximately 72% of the outstanding capital stock of Scilex. Dr. Henry Ji, the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors, and George K. Ng, the Company’s Vice President, Chief Administrative Officer and Chief Legal Officer, were stockholders of Scilex prior to the acquisition transaction.
The remainder of the outstanding capital stock of Scilex represents a noncontrolling interest of which approximately 19.3% continues to be held by ITOCHU CHEMICAL FRONTIER Corporation following the Scilex acquisition. Scilex has entered into a product development agreement with ITOCHU CHEMICAL FRONTIER Corporation which serves as the sole manufacturer and supplier to Scilex for the ZTlido® product.

18. 401(k) Plan
The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made matching contributions to the 401(k) plan totaling $898 thousand, $658 thousand and $424 thousand, for the years ended December 31, 2018, 2017 and 2016, respectively.

Exhibit 99.1

19. Segment Information
During the quarter ended March 31, 2019, the Company realigned its businesses into two operating and reportable segments, Sorrento Therapeutics and Scilex. The Company reports segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), which is the Company’s Chief Executive Officer, for making decisions and assessing performance as the source of the Company’s reportable segments. The CODM allocates resources and assesses the performance of each operating segment based on licensing, sales and services revenue, operating expenses, and operating income (loss) before interest and taxes. The Company has determined its reportable segments to be Sorrento Therapeutics and Scilex based on the information used by the CODM.

Sorrento Therapeutics. The Sorrento Therapeutics segment is organized around the Company’s Immune-Oncology therapeutic area, leveraging its proprietary G-MAB™ antibody library and targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy (“CAR-T”), dimeric antigen receptor T-cell therapy (“DAR-T”), antibody drug conjugates (“ADCs”) as well as bispecific antibody approaches. Additionally, this segment also includes Sofusa®, a revolutionary drug delivery system that delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy, and resiniferatoxin (“RTX”), which is a non-opioid-based neurotoxin and is currently in clinical trials for late stage cancer pain and osteoarthritis.

Scilex. The Scilex segment is largely organized around the Company’s non-opioid pain management operations and includes the operations of Scilex Pharmaceuticals Inc. (“Scilex”). Revenues from the Scilex segment are exclusively derived from the sale of ZTlido® (lidocaine topical system 1.8%). In October 2018, Scilex commercially launched its ZTlido® (lidocaine topical system 1.8%) product and began recognizing revenue in the fourth quarter of 2018.

The Company’s CODM does not regularly review asset information by reportable segment and, therefore, it does not report asset information by reportable segment. The majority of long-lived assets for both segments are located in the United States.

The following table presents information about the Company’s reportable segments for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	2018
(in thousands)	Sorrento Therapeutics	Scilex	Total
External revenues	$18,587	$2,606	$21,193
Operating expenses	137,166	34,452	171,618
Operating loss before interest and taxes	(118,579)	(31,846)	(150,425)

	2017
(in thousands)	Sorrento Therapeutics	Scilex	Total
External revenues	$151,856	$—	$151,856
Operating expenses	114,879	11,642	126,521
Operating income (loss) before interest and taxes	36,977	(11,642)	25,335

	2016
(in thousands)	Sorrento Therapeutics	Scilex (1)	Total
External revenues	$8,152	$—	$8,152
Operating expenses	103,005	1,924	104,929
Operating loss before interest and taxes	(94,853)	(1,924)	(96,777)

(1) The Company acquired Scilex Pharmaceuticals Inc. in November of 2016.

Exhibit 99.1

20. Quarterly Financial Data (Unaudited)
The following table sets forth selected quarterly data for the years presented, in thousands, except per share data.

	Quarter Ended	Quarter Ended		Quarter Ended	Quarter Ended	Year Ended
2018	December 31,	September 30,		June 30,	March 31,	December 31,
Revenues	$6,929	$4,105		$3,913	$6,246	$21,193
Operating costs and expenses	$48,530	$52,012		$32,284	$38,792	$171,618
Net loss attributable to Sorrento	$(49,774)	$(47,328)		$(73,864)	$(32,574)	$(203,540)
Net loss per share - basic	$(0.41)	$(0.40)		$(0.73)	$(0.38)	$(1.92)
Net loss per share - diluted	$(0.41)	$(0.40)		$(0.73)	$(0.38)	$(1.92)
Weighted-average shares - basic	121,552	117,021		100,563	84,941	106,150
Weighted-average shares - diluted	121,552	117,021		100,563	84,941	106,150
	Quarter Ended	Quarter Ended		Quarter Ended	Quarter Ended	Year Ended
2017	December 31, (1)	September 30,		June 30,	March 31,	December 31,
Revenues	$20,407	$121,910	[1]	$4,665	$4,874	$151,856
Operating costs and expenses	$55,205	$24,993		$18,123	$28,200	$126,521
Net income (loss) attributable to Sorrento	$48,444	$(2,061)		$(14,187)	$(23,064)	$9,132
Net income (loss) per share - basic	$0.60	$(0.03)		$(0.20)	$(0.45)	$0.13
Net income (loss) per share - diluted	$0.58	$(0.03)		$(0.20)	$(0.45)	$0.13
Weighted-average shares - basic	80,486	76,887		70,302	50,886	69,742
Weighted-average shares - diluted	82,996	76,888		70,302	50,886	70,381
(1) Quarter-over-quarter increase primarily due to revenue recognized from the intangibles transferred to Celularity as a result of closing the Contribution Agreement in 2017.
21. Earnings Per Share
For the years ended December 31, 2018, 2017, and 2016, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share of common stock is calculated to give effect to all dilutive securities, using the treasury stock method.
The following table sets forth the reconciliation of basic and diluted earnings per share for the years ended December 31, 2018, 2017 and 2016 (in thousands, except per share):

	Years Ended December 31,
	2018	2017	2016
Net Income (Loss)	$(203,540)	$9,132	$(60,923)
Net Income Adjusted for Tax-Effected Interest on Convertible Notes	—	(71)	—
Adjusted Net Income	(203,540)	9,061	(60,923)

Denominator for Basic Earnings Per Share	106,150	69,742	50,360
Effect of Dilutive Securities:
Stock Options	—	8	—
Convertible Notes	—	604	—
Convertible Notes - Warrants	—	27	—
Denominator for Diluted Earnings per Share – Adjusted for Dilutive Securities	106,150	70,381	50,360

Dilutive Earnings Per Share	$(1.92)	$0.13	$(1.21)
The potentially dilutive stock options that would have been excluded because the effect would have been antidilutive for years ended December 31, 2018, 2017, and 2016 were 10.5 million, 6.3 million, and 4.3 million, respectively. The potentially dilutive warrants that would have been excluded because the effect would have been antidilutive for years ended

Exhibit 99.1

December 31, 2018, 2017, and 2016 were 25.6 million, 4.7 million, and 7.7 million, respectively. Basic and diluted per share amounts are computed independently in the consolidated statements of income. Therefore, the sum of per share components may not equal the per share amounts presented.
22. Subsequent Events

Scilex Non-binding Term Sheet for ZTlido® in Europe
Scilex Pharmaceuticals Inc. (“Scilex”), a subsidiary of Sorrento Therapeutics, Inc., recently executed a non-binding term sheet for the rights to ZTlido® (lidocaine medicated plaster 1.8%) in certain European countries with a major European pharmaceutical company. After discussions with such potential partner, Scilex also intends to withdraw its Marketing Authorization Application (“MAA”) for ZTlido® for the treatment of pain associated with post-herpetic neuralgia (PHN), and notified the Medicines and Healthcare Products Regulatory Agency in the United Kingdom (the application's Reference Member State) on January 23, 2019 of such intent. Scilex submitted its MAA in November 2017 through a hybrid regulatory pathway via the Decentralized Procedure. Scilex plans to resubmit the MAA in collaboration with such partner in the near future.